    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 23, 1997


                                                      REGISTRATION NO. 333-22811
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 3

                                       TO

                                   FORM SB-2
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                        ON'VILLAGE COMMUNICATIONS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                            ------------------------

           CALIFORNIA                      7375/7379                       95-4556314
(STATE OR OTHER JURISDICTION OF   (PRIMARY STANDARD INDUSTRIAL          (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)   CLASSIFICATION CODE NUMBER)         IDENTIFICATION NO.)

                               26135 MUREAU ROAD
                                   SUITE 100
                          CALABASAS, CALIFORNIA 91302
                              TEL. (818) 871-2800
                               FAX (818) 871-2828
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                 JACK B. TRACHT
                            CHIEF EXECUTIVE OFFICER
                        ON'VILLAGE COMMUNICATIONS, INC.
                               26135 MUREAU ROAD
                                   SUITE 100
                          CALABASAS, CALIFORNIA 91302
                              TEL. (818) 871-2800
                               FAX (818) 871-2828
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:

           SANFORD J. HILLSBERG, ESQ.                         SHELDON MISHER, ESQ.
           LAWRENCE P. SCHNAPP, ESQ.                         ALISON S. NEWMAN, ESQ.
     TROY & GOULD PROFESSIONAL CORPORATION            BACHNER, TALLY, POLEVOY & MISHER LLP
       1801 CENTURY PARK EAST, SUITE 1600                      380 MADISON AVENUE
         LOS ANGELES, CALIFORNIA 90067                      NEW YORK, NEW YORK 10017
              TEL. (310) 553-4441                             TEL. (212) 687-7000
              FAX. (310) 201-4746                             FAX. (212) 682-5729

                            ------------------------

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC:
  AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.
                            ------------------------

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended ("Securities Act"), check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                 SUBJECT TO COMPLETION, DATED OCTOBER 23, 1997

PROSPECTUS
[LOGO]
                                1,900,000 UNITS

                                     [LOGO]

           CONSISTING OF 1,900,000 SHARES OF CLASS A COMMON STOCK AND
                     1,900,000 REDEEMABLE CLASS A WARRANTS


     Each unit ("Unit") offered by On'Village Communications, Inc. (the "Company"), a development stage company, consists of one share of Class A Common Stock (the "Class A Common Stock") and one redeemable Class A Warrant (the "Warrants"). The components of the Units will be transferable separately 90 days from the date of this Prospectus or such earlier date (the "Separation Date") as D.H. Blair Investment Banking Corp. may determine in its sole discretion. Each Warrant entitles the holder to purchase one share of Class A Common Stock at an exercise price of $6.50, subject to adjustment from the Separation Date through the fifth anniversary of the date of this Prospectus. The Warrants are subject to redemption commencing one year from the date of this Prospectus, by the Company at $.05 per Warrant on 30 days' written notice if the closing bid price of the Class A Common Stock for 30 consecutive trading days ending within 15 days of the notice of redemption of the Warrants averages in excess of $9.10 per share (subject to adjustment). See "Description of Securities."
     Prior to this offering (the "Offering") there has been no public market for the Units, the Class A Common Stock or the Warrants, and there can be no assurance that such a market will develop after the completion of the Offering. See "Underwriting" for a discussion of factors considered in determining the initial public offering price. The Units, the Class A Common Stock and the Warrants have been approved for quotation on the Nasdaq SmallCap Market under the symbols "ONVCU," "ONVCA" and "ONVCW," respectively, subject to official notice of issuance. FOR INFORMATION CONCERNING A SECURITIES AND EXCHANGE COMMISSION INVESTIGATION RELATING TO THE REPRESENTATIVE (AS DEFINED BELOW), SEE "RISK FACTORS" AND "UNDERWRITING."
     The Company's Class A Common Stock and Class B Common Stock (collectively, the "Common Stock") are essentially identical in all respects except that the Class B Common Stock has five votes per share and the Class A Common Stock has one vote per share. The Class B Common Stock is convertible into Class A Common Stock on a share for share basis. Immediately following the consummation of the Offering, the executive officers and directors of the Company will possess approximately 67% of the combined voting power in respect of matters submitted for the vote of all holders and, therefore, will be able to elect at least a majority of the Company's directors and control the Company. See "Principal Shareholders" and "Description of Securities."
                            ------------------------


  THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK AND SUBSTANTIAL
   IMMEDIATE DILUTION. SEE "RISK FACTORS" BEGINNING ON PAGE 8 AND "DILUTION."

                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR
  ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
     PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

================================================================================================================
                                                                 UNDERWRITING DISCOUNTS        PROCEEDS TO
                                             PRICE TO PUBLIC       AND COMMISSIONS(1)          COMPANY(2)
----------------------------------------------------------------------------------------------------------------
Per Unit................................          $5.00                   $.50                    $4.50
----------------------------------------------------------------------------------------------------------------
Total(3)................................       $9,500,000               $950,000               $8,550,000
================================================================================================================


(1) Does not reflect additional compensation to be received by D.H. Blair Investment Banking Corp., the representative (the "Representative") of the several underwriters (the "Underwriters") in the form of (i) a non-accountable expense allowance of $285,000 or $0.15 per Unit ($327,750 if the over-allotment option is exercised in full); and (ii) an option to purchase up to 190,000 Units at an exercise price of $8.25 per Unit, exercisable over a period of two years commencing three years from the date of this Prospectus (the "Unit Purchase Option"). In addition, the Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "Underwriting."

(2) Before deducting estimated expenses of the Offering of $835,000 ($877,750 if the over-allotment is exercised) payable by the Company, including the Representative's non-accountable expense allowance.
(3) The Company has granted to the Underwriters a 30-day option to purchase up to 285,000 additional Units on the same terms and conditions as set forth above, solely to cover over-allotments, if any, subject to the right of the Representative to elect, in its sole discretion, to exercise such option individually, and not as representative of the several Underwriters. If the over-allotment option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions, and Proceeds to Company will be increased to $10,925,000, $1,092,500 and $9,832,500, respectively. See
    "Underwriting."


     The Units are offered by the Underwriters on a "firm commitment" basis when, as and if delivered to and accepted by the Underwriters, and subject to withdrawal or cancellation of the offer without notice and to their right to reject orders in whole or in part and to certain other conditions. It is expected that delivery of the certificates representing the Units will be made at the offices of D.H. Blair Investment Banking Corp., New York, New York, on or
about           , 1997.

                            ------------------------

                      D.H. BLAIR INVESTMENT BANKING CORP.
                            ------------------------
               THE DATE OF THIS PROSPECTUS IS            , 1997.

                                 [PHOTOGRAPHS]

ON'VILLAGE
YELLOW PAGES+

     OUR WORLD VIEW

National                                                     Local
- Business Listings Nationwide                               - Resale arrangements with Independent Yellow Page
                                                             publishers nationwide

[Photo of page from                                          [Photo of page from On'Village Website]
  On'Village Website]

                         ON'VILLAGE COMMUNICATIONS INC

www.onvillage.com.  -  www.onzine.com.  -  www.ontour.net  -  www.onpages.com info @ onvillage.com

[photo of an On'Village street sign and an American flag]    [Photo of the NY skyline with "On'Village" written
                                                             into sky]

[Photo of several houses with "On'Village" written across]   [Photo of a sailboat with "On'Village" written on the
                                                             sail.]

     CERTAIN PERSONS PARTICIPATING IN THE OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE UNITS, CLASS A COMMON STOCK AND/OR WARRANTS. SUCH TRANSACTIONS MAY INCLUDE THE PURCHASE OF UNITS, CLASS A COMMON STOCK AND/OR WARRANTS FOLLOWING THE PRICING OF THE OFFERING TO COVER A SYNDICATE SHORT POSITION IN THE UNITS, CLASS A COMMON STOCK AND/OR WARRANTS OR FOR THE PURPOSE OF MAINTAINING THE PRICE OF THE UNITS, COMMON STOCK AND/OR WARRANTS AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

     The Company is not currently a reporting company under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Upon completion of the Offering, the Company intends to register as such and to furnish its securityholders with annual reports containing audited financial statements and such interim unaudited reports as it deems appropriate.

                               PROSPECTUS SUMMARY


     The following summary does not purport to be complete and is qualified in its entirety by the more detailed information and financial data (including the financial statements and the notes thereto) appearing elsewhere in this Prospectus. Unless otherwise noted, all information in this Prospectus (a) assumes no exercise of (i) the Underwriters' over-allotment option, (ii) the Warrants, (iii) the Representative's Unit Purchase Option, (iv) the Public Bridge Warrants (defined below), or (v) options granted or available for grant under the Company's 1997 Stock Option Plan (the "Option Plan") and (b) gives effect to the conversion, which will occur upon the closing of the Offering, of
(x) the 1,200,000 bridge warrants (the "Bridge Warrants") issued in connection with the Company's private placement completed in January 1997 (the "Bridge Financing") and (y) the 62,500 bridge warrants (the "Additional Bridge Warrants") issued in connection with the Company's private placement to one institutional investor in September 1997 (the "Additional Bridge Financing"), into an aggregate of 1,262,500 warrants (the "Public Bridge Warrants") with terms substantially identical to the Warrants offered hereby. All share, per share and other information contained in this Prospectus has been adjusted to reflect the recapitalization effected in October 1996 and January 1997. See "-- The Recapitalization," "Capitalization," "Management -- Stock Option Plan" and "Description of Securities."


                                  THE COMPANY


     On'Village Communications, Inc. (the "Company") is a development stage company engaged in the development, publishing and marketing of World Wide Web-based services designed to help users access information on the Internet, while at the same time providing advertisers with an efficient and innovative means of reaching targeted audiences. The Company's primary service offering is "On'Village Yellow Pages," an on-line national yellow page directory service which users can currently access through the Company's Web address, "http://www.onvillage.com." This service, offered free of charge to the user, enables the user to access the Company's licensed database of over 15 million business listings nationwide and to perform a search of desired listings presently by category, business name and business location. At the same time, On'Village Yellow Pages offers businesses the ability to advertise on the Internet in what management believes is a targeted, cost-effective and interactive manner. To better reach their targeted audiences, businesses are given the opportunity by the Company to purchase enhanced advertising services that supplement the basic yellow page listing. These enhanced services include priority listings, listings on the Company's other sites, graphics and logo advertisements, enhanced textual advertisements, including detailed display banners, listings of businesses by additional categories and cities, and additional URL and e-mail links.



     The Company believes that the Internet represents an important new and growing medium for advertisers to reach consumers. The Company's objective is to position itself to take advantage of this growth by serving the needs of its advertising customers. The Company's strategy is to develop a critical mass of advertising customers who purchase enhanced advertisements on the On'Village Yellow Pages as well as the Company's other Internet services. The Company believes that the most effective way to achieve this base of advertisers is through joint marketing and sales arrangements with independent local yellow page publishers ("Independent Publishers"), who contract with the Company to directly market and resell the Company's services to the Individual Publishers' existing base of customers and who may provide referrals to the Company of customers that indicate an interest in an expanded Internet presence. The Company believes there are an estimated 350 Independent Publishers in the United States. As of September 30, 1997, the Company had entered into arrangements with 70 Independent Publishers. Although the Company has experienced only limited sales of its enhanced advertising services to date, the Company plans to continue to offer these services both indirectly through the Independent Publishers and directly to customers.


     To distinguish itself from other on-line yellow page services, the Company provides and is in the process of refining several additional services developed by the Company. These offerings include "My Place," a membership service that offers users various personalized services, products and promotions, and "On'Zine," an interactive service providing users the ability to communicate and immediately access relevant and related content and information on designated third-party Websites. These sites are organized by category and have been selected, reviewed and rated by the Company. The Company also recently introduced "OnTour," a compilation of information regarding select U.S. destinations, currently comprised of information regarding five national parks and several other tourist destinations. The Company believes that these additional services, in addition to attracting users, will enable advertisers to reach a more targeted audience. The Company recently has commenced offering other ancillary services to customers through Independent Publishers and directly to customers referred by Independent Publishers such as the generation of custom and semi-custom Websites. In the future, the Company may also attempt to eventually generate revenue through the hosting of business-to-consumer and business-to-business electronic commerce on the Internet.



     The Company believes that distributing and marketing its services widely is a key to successfully growing its base of users as well as enhancing its marketability to its advertising customers. The Company was able to gain access to a large audience through its agreement with Netscape Communications Corporation ("Netscape"), which provides that the Company's yellow page directory is listed as a yellow page service on Netscape's Web page, accessible via the "Net Search" button, pursuant to the Netscape Distinguished Provider Program. Although the agreement with Netscape provides for the Company's inclusion in the program through April 1998, Netscape has the option, upon 90 days' notice, to terminate the agreement at any time. If Netscape were to choose to terminate the agreement, the Company would likely suffer a significant decrease in the traffic to its sites, thereby decreasing the marketability of the Company's services. Therefore, in order to maintain and/or diversify its channels of distribution, the Company is also currently exploring the creation of alternate arrangements with Website providers, browser providers and other distribution channels, to supplement or replace its arrangement with Netscape.


     As of the date of this Prospectus, the Company has generated extremely limited revenue. The Company has incurred operating losses to date and expects that losses will continue for the foreseeable future. No assurance can be given that the Company's strategy will be successful or will ever lead to the generation of significant revenue or operating income. See "Risk Factors."

     The principal executive offices of the Company are located at 26135 Mureau Road, Suite 100, Calabasas, California 91302. The Company's telephone number is
(818) 871-2800.

                              THE RECAPITALIZATION

     The Company was organized as a California corporation in November 1995 under the name "e.ventures, Inc." In October 1996, the Company amended its Articles of Incorporation to provide for a 6.94975-for-1 split of the then outstanding shares of its common stock. The Company amended its Articles of Incorporation again in January 1997 to change the Company's name from "e.ventures, Inc." to "On'Village Communications, Inc.", to reclassify its common stock into two classes, consisting of 18,800,000 authorized shares of Class A Common Stock and 1,400,000 authorized shares of Class B Common Stock and to convert each then outstanding share of the Company's common stock into one share of Class B Common Stock. The Class A Common Stock and Class B Common Stock are essentially identical in all respects except that the Class B Common Stock has five votes per share and the Class A Common Stock has one vote per share. See "Description of Securities." The foregoing changes are herein collectively referred to as the "Recapitalization." All share, per share and other information contained in this Prospectus has been adjusted to reflect the Recapitalization.

                                  THE OFFERING

Securities Offered...... 1,900,000 Units, each Unit consisting of one share of
                         Class A Common Stock and one Warrant. Each Warrant entitles the holder to purchase one share of Class A Common Stock at an exercise price of $6.50, subject to adjustment, from and after the Separation Date through the fifth anniversary of the date of this Prospectus. The Warrants are subject to redemption in certain circumstances on 30 days' written notice. See "Description of Securities."

Common Stock Outstanding
  Before the
  Offering(1)........... Class A Common Stock........................0 shares(2)

                         Class B Common Stock................1,199,996 shares(3)

Common Stock Outstanding
  After the
  Offering(1)........... Class A Common Stock................1,900,000 shares(4)

                         Class B Common Stock................1,199,996 shares(3)


Use of Proceeds......... The net proceeds of the Offering will be used for the repayment of $2,154,000 principal amount of 10% promissory notes (the "Bridge Notes"), including interest, issued in the Bridge Financing, the repayment of $645,000 principal amount of 10% promissory notes (the "Blair Notes"), including interest, issued to the Representative and a corporation controlled by a family member of the sole stockholder of the Representative, the repayment of $253,000 principal amount of a 10% promissory note (the "Additional Bridge Note"), including interest, issued in the Additional Bridge Financing, selling expenses, advertising, promotion and marketing activities, research and development, license fees and working capital purposes. See "Use of Proceeds."


Risk Factors............ The Offering involves a high degree of risk and immediate substantial dilution. See "Risk Factors" and "Dilution."

Nasdaq Symbols(5):

  Units................. ONVCU

  Class A
  Common Stock.......... ONVCA

  Warrants.............. ONVCW
------------------
(1) For a description of the voting and other rights of the Class A Common Stock and Class B Common Stock, see "Description of Securities -- Common Stock."
(2) Does not include (i) 300,000 shares of Class A Common Stock reserved for issuance under the Option Plan, under which options to purchase 30,000 shares have been granted to date, (ii) an aggregate of 1,262,500 shares of Class A Common Stock issuable upon exercise of the Bridge Warrants and the Additional Bridge Warrants, and (iii) up to 62,500 shares of Class A Common Stock which may be issuable upon exercise of the Additional Bridge Warrants. See "Capitalization" and "Management -- Stock Option Plan."
(3) Includes 800,000 shares of Class B Common Stock (the "Escrow Shares") which have been deposited into escrow by the holders thereof. The Escrow Shares are subject to cancellation and will be contributed to the capital of the Company if the Company does not attain certain earnings levels or the market price of the Company's Class A Common Stock does not achieve certain levels. If such earnings or market price levels are met, the Company will record a substantial non-cash charge to earnings, for financial reporting purposes, as compensation expense relating to the value of the Escrow Shares released to Company officers, directors, employees and consultants. See "Capitalization," "Management's Discus-sion and Analysis of Financial Condition and Results of Operations -- Charge to Income in the Event of Release of Escrow Shares" and "Principal Shareholders -- Escrow Shares."
(4) Does not include (i) 1,900,000 shares of Class A Common Stock issuable upon exercise of the Warrants included in the Units offered hereby; (ii) 570,000 shares of Class A Common Stock issuable upon exercise of the Underwriters' overallotment option, including the shares issuable upon exercise of the Warrants included in the Units subject to such option; (iii) 380,000 shares of Class A Common Stock issuable upon exercise of the Representative's Unit Purchase Option and the Warrants included in the Units issuable upon exercise of the Representative's Unit Purchase Option; (iv) 1,262,500 shares of Class A Common Stock issuable upon exercise of the Public Bridge Warrants and (v) up to 62,500 shares of Class A Common Stock which may be issuable upon exercise of the Public Bridge Warrants. Also does not include 300,000 shares of Class A Common Stock reserved for issuance under the Option Plan, under which options to purchase 30,000 shares have been granted to date.
(5) Notwithstanding quotation on Nasdaq, there can be no assurance that an active trading market for the Company's securities will develop or, if developed, that it will be sustained.

                         SUMMARY FINANCIAL INFORMATION

                                                                                                  NOVEMBER 13, 1995
                          NOVEMBER 13, 1995                             SIX MONTHS ENDED           (INCEPTION) TO
                           (INCEPTION) TO        YEAR ENDED       -----------------------------     JUNE 30, 1997
                          DECEMBER 31, 1995   DECEMBER 31, 1996   JUNE 30, 1996   JUNE 30, 1997     (CUMULATIVE)
                          -----------------   -----------------   -------------   -------------   -----------------
STATEMENT OF OPERATIONS
  DATA:
Revenue.................      $      --          $    65,548       $     40,925    $     23,914      $    89,462
                              ---------          -----------        -----------     -----------      -----------
Costs and expenses
  Cost of revenue.......          6,250              114,052             51,998          63,031          183,333
  Research and
    development.........             --                   --                 --          59,249           59,249
  General and
    administrative......         12,325              357,552            173,716         961,632        1,331,509
  Selling and
    marketing...........             --              152,365             24,187         487,651          640,016
                              ---------          -----------        -----------     -----------      -----------
Total costs and
  expenses..............         18,575              623,969            249,901       1,571,563        2,214,107
                              ---------          -----------        -----------     -----------      -----------
Operating loss..........      $ (18,575)         $  (558,421)      $   (208,976)   $ (1,547,649)     $(2,124,645)
                              ---------          -----------        -----------     -----------      -----------
Net interest expense....             --               19,702                 --         383,348          403,050
Net loss................      $ (18,575)         $  (578,123)      $   (208,976)   $ (1,930,997)     $(2,527,695)
                              =========          ===========        ===========     ===========      ===========
Net loss per common
  share(1)..............      $   (0.02)         $     (0.67)      $      (0.25)   $      (2.13)
                              =========          ===========        ===========     ===========
Weighted average common
  shares
  outstanding(1)........        818,344              858,499            850,777         906,378
                              =========          ===========        ===========     ===========

                                                                     JUNE 30, 1997
                                                   --------------------------------------------------
                                                                                        PRO FORMA
                                                     ACTUAL        PRO FORMA(2)     AS ADJUSTED(2)(3)
                                                   -----------     ------------     -----------------
BALANCE SHEET DATA:
Working capital (deficiency).....................  $(2,419,152)    $ (2,390,402)       $ 5,339,187
Total assets.....................................      836,449        1,276,449          5,773,858
Total liabilities................................    2,735,404        3,146,654            346,104
Deficit accumulated during the development
  stage..........................................   (2,527,695)      (2,527,695)        (2,944,736)
Total shareholders' equity (deficit).............   (1,898,955)      (1,870,205)         5,427,754

---------------

(1) See Note 1 of Notes to Financial Statements for an explanation of the determination of the weighted average number of shares of Common Stock used in computing the net loss per common share. Excludes the Escrow Shares. See "Principal Shareholders -- Escrow Shares" and Note 9 of Notes to Financial Statements.

(2) Gives pro forma effect to the issuance of (i) $190,000 principal amount of Blair Notes and (ii) a $250,000 principal amount Additional Bridge Note, in each case subsequent to June 30, 1997. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."


(3) Adjusted to give effect to the sale of the 1,900,000 Units offered hereby at an offering price of $5.00 per Unit, and the receipt of the net proceeds therefrom and the use of a portion of the net proceeds to repay the Bridge Notes, the Blair Notes and the Additional Bridge Note, together with accrued interest of $180,000 through October 31, 1997, and an estimated charge to operations of $417,000 representing unamortized debt discount and debt issuance costs associated with the Bridge Financing and the Additional Bridge Financing. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                  RISK FACTORS

     The securities offered hereby are highly speculative in nature and involve a high degree of risk. Prospective investors should carefully consider, along with the other information contained in this Prospectus, the following considerations and risks in evaluating an investment in the Company. Certain statements contained in this Prospectus, including statements concerning the Company's future cash and financing requirements; the Company's substantial dependence on Independent Publishers and other strategic arrangements; the Company's dependence on continued growth in use of the Internet; the Company's reliance on advertising revenue and the uncertain adoption of the Internet as an advertising medium; the competitive market for the Company's services; and other statements contained herein regarding matters that are not historical facts, are forward looking statements; actual results may differ materially from those set forth in the forward looking statements, which statements involve risks and uncertainties.

     DEVELOPMENT STAGE COMPANY; LIMITED OPERATING HISTORY. The Company commenced operations in November 1995, is a development stage company, and has a limited operating history. Since it commenced operations, the Company has been engaged principally in the development, design and refinement of its Websites, market-testing activities, and marketing activities directed towards establishing relationships with Independent Publishers, in addition to capital raising activities. Accordingly, the Company has an extremely limited operating history upon which an evaluation of the Company's prospects can be made. The Company and its prospects must be considered in light of the risks, expenses and difficulties frequently encountered in the establishment of a new business in an emerging industry and the development and commercialization of a new service. These risks include, but are not limited to, unanticipated problems relating to product development, product introduction and acceptance, marketing and competition. There can be no assurance that the Company's efforts will result in successful commercialization or further development of the Company's services, that the Company's marketing efforts will be successful or that the Company will ever achieve significant revenue. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business."


     ACCUMULATED DEFICIT; WORKING CAPITAL DEFICIT; HISTORY OF LOSSES; EXPECTATION OF SUBSTANTIAL FUTURE LOSSES. At June 30, 1997, the Company had a deficit accumulated during the development stage of approximately $2,528,000 and a working capital deficit of approximately $2,419,000. During the period November 13, 1995 (inception) to June 30, 1997, the Company recognized limited revenue of approximately $89,000 and incurred a cumulative net loss of approximately $2,528,000, including net losses of approximately $578,000 for the year ended December 31, 1996 and approximately $1,931,000 for the six months ended June 30, 1997. Since June 30, 1997, the Company has continued to incur significant losses. Such losses have resulted principally from limited revenues from operations and costs associated with the design, development and implementation of the Company's services, including general and administrative expenses and marketing activities. The Company plans on significantly increasing its level of operating expenses and will be required to make significant additional expenditures following consummation of the Offering to continue to enhance its services and to attract advertisers to the Company's services. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." In addition, pursuant to the Company's agreement with Netscape, the Company is required to make significant payments to Netscape. Further, the Company is currently exploring the creation of alternative arrangements with Website providers, browser providers and other distribution channels, to supplement or replace its arrangement with Netscape. Any such arrangement may require payments or other consideration for listing the Company's services. Moreover, the Company is obligated to make minimum annual royalty payments to Pro-CD, Inc. ("Pro-CD") in order to continue to license its database. See "-- Dependence on Relationship with Pro CD." The Company anticipates that it will incur significant losses until such time, if ever, that the Company attracts and retains a sufficient number of advertisers who purchase the Company's enhanced services (through relationships with Independent Publishers or otherwise) to fund the Company's continuing operations. There can be no assurance that the Company will be able to attract and retain a sufficient number of such advertising customers to generate significant revenue, that the Company will generate positive cash flow from its operations, or that the Company will attain or thereafter sustain profitability in any future period.

     UNCERTAINTY AS TO ABILITY TO CONTINUE AS A GOING CONCERN. The Company's independent certified public accountants have included an explanatory paragraph in their report stating that the Company's financial statements have been prepared assuming that the Company will continue as a going concern and that the Company's working capital deficiency and shareholders' deficiency raise substantial doubt as to the Company's ability to continue as a going concern. See "Financial Statements -- Report of Independent Certified Public Accountants."


     FUTURE ADDITIONAL CAPITAL REQUIREMENTS; NO ASSURANCE CAPITAL WILL BE AVAILABLE. The Company anticipates, based on currently proposed plans and assumptions relating to its operations (including assumptions relating to the generation of revenue through relationships with Independent Publishers or otherwise), that the net proceeds of the Offering, together with anticipated revenue from sales of enhanced advertisements and other Internet services, should be sufficient to fund the Company's contemplated cash requirements for approximately 12 months following consummation of the Offering. In the event the Company's plans change, its assumptions change or prove to be inaccurate or the Company's funds for operations otherwise prove to be insufficient (including due to anticipated technical or other problems), the Company could be required to seek additional financing prior to the expiration of such 12-month period. In addition, following such 12-month period, if the Company does not generate sufficient revenue from operations, the Company will need to obtain additional financing. The Company's ability to generate such revenue will depend primarily upon the ability of the Company to sell enhanced advertising services to businesses, primarily through the efforts of Independent Publishers as well as directly to customers. The Company has no commitments from any third parties for any future funding and there can be no assurance that the Company will be able to obtain financing in the future on terms acceptable to the Company, if at all. Any additional equity financing may be dilutive to the Company's shareholders and debt financing, if available, may involve restrictive covenants with respect to dividends, raising future capital and other financial and operational matters. If the Company is not able to obtain additional financing as needed, the Company may be required to curtail its growth plans, significantly reduce operating costs or cease operations completely. See "Use of Proceeds."



     SUBSTANTIAL DEPENDENCE ON INDEPENDENT PUBLISHERS. The Company does not currently possess, nor does it believe that it will have the capability in the near future to develop, a sales force capable of effectively marketing the Company's services directly to individual advertisers in order to develop a critical mass of customers who will purchase enhanced advertisements on the On'Village Yellow Pages. Accordingly, the Company believes that the most effective method of building this customer base is to enter into arrangements with Independent Publishers who will market and resell the Company's services to their existing customer base and who may provide referrals to the Company of customers that indicate an interest in an expanded Internet presence. As of September 30, 1997, the Company had entered into 70 such arrangements with Independent Publishers. The Company's ability to enter into a sufficient number of arrangements with Independent Publishers, and the Company's ability to renew any arrangements entered into (which are typically for a term of only one year), will be dependent upon a number of factors, including the Company's ability to effectively market the benefits of its services to Independent Publishers. The Company currently has limited marketing capabilities and needs to hire a significant number of additional sales and marketing personnel. The Company intends to use a portion of the proceeds of the Offering to hire certain of such personnel and outside agents and consultants to market its services, primarily to Independent Publishers as well as directly to customers. Further, the Company believes it will face significant competition from existing and future providers of Internet-related services who attempt to market their services in a similar manner.



     Even if the Company is successful in entering into arrangements with a sufficient number of Independent Publishers, no assurance can be given that such Independent Publishers will market the Company's services effectively or that such arrangements will lead to the generation of a significant amount of revenue. To date, the Company has experienced only limited sales of its enhanced advertising services through Independent Publishers. The inability of the Company to enter into arrangements with a sufficient number of Independent Publishers, or such Independent Publishers' inability to successfully market and resell the Company's services, would have a material adverse effect on the Company's business, results of operations and financial condition. See
"-- Reliance on Advertising Revenue; Uncertain Adoption of the Internet as an Advertising Medium."

     RELIANCE ON ADVERTISING REVENUE; UNCERTAIN ADOPTION OF THE INTERNET AS AN ADVERTISING MEDIUM. The Company has derived a significant amount of its limited revenue to date from the sale of advertisements in a limited geographical area, and expects to continue to derive a substantial portion of its revenue, if any, from the sale of advertisements for the foreseeable future. There can be no assurance that the Company will be able to successfully attract advertisers to its services, either directly or through Independent Publishers. The Company's ability to generate significant advertising revenue will depend, among other things, on advertisers' acceptance of the Internet as an attractive and sustainable commercial medium, the development of a large base of users of the Company's services with demographic characteristics attractive to advertisers, the successful expansion of the Company's advertising capabilities and the Company's ability to enter into a sufficient number of arrangements with Independent Publishers. Furthermore, there is intense competition among sellers of advertising space on the Internet, and a variety of pricing models offered by different vendors for a range of advertising services. The Company intends to rely on independent third party sales representatives affiliated with Independent Publishers for the sale of advertising on the Company's Websites. Failure of these third party agents to achieve successful advertising sales could have a material adverse effect on the Company's ability to generate revenue. See "-- Substantial Dependence on Independent Publishers."



     Because the Company expects to derive a substantial portion of its revenue in the foreseeable future from sales of Web-based advertising, the future success of the Company is highly dependent on the development of the Internet as an advertising medium. Most of the Company's advertising customers and potential advertising customers may have limited or no experience using the Internet as an advertising medium, have not devoted a significant portion of their advertising expenditures to Internet-based advertising and may not find such advertising to be effective for promoting their products and services relative to traditional print and broadcast media. No standards have yet been widely accepted for the measurement of the effectiveness of Internet-based advertising, and there can be no assurance that such standards will develop sufficiently to support Internet-based advertising as a significant advertising medium. The Internet industry is young and has few proven products and services. Moreover, critical issues concerning the commercial use of the Internet (including security, reliability, cost, ease of use and access, quality of service and acceptance of advertising) remain unresolved and may negatively affect the growth of Internet use or the attractiveness of Internet advertising. There can be no assurance that widespread commercial use of the Internet will develop, or that the Internet will develop as an effective and measurable medium for advertising. See "-- Dependence on Continued Growth in Use of the Internet."



     DEPENDENCE ON RELATIONSHIP WITH NETSCAPE; ABILITY OF NETSCAPE TO TERMINATE CONTRACT. The Company is a party to an agreement with Netscape which provides that the Company's services will be listed on Netscape's Web page, accessible via the "Net Search" button, through April 1998 pursuant to the Netscape Distinguished Provider Program. Currently, two competing yellow page services as well as a number of leading navigational services with yellow page directories, are also listed. The agreement with Netscape is not exclusive and gives Netscape the ability to change its services and Web page without the Company's approval. In addition, the agreement provides that either party can terminate the agreement at any time, upon 90 days' prior notice. Further, pursuant to its agreement, the Company is required to make certain payments to Netscape by October 31, 1997. Failure to make such payments could result in a default by the Company under the Netscape agreement. As a consequence, Netscape could terminate the agreement prior to the end of the 90 day notice period. There can be no assurance that Netscape will not terminate the agreement prior to its expiration or that it will renew the agreement following the expiration of its current term, that Netscape will not enter into similar arrangements with other competing companies (thereby resulting in an increase in the number of competitive companies listed on Netscape's Web page), or that Netscape will not develop its own service offerings competitive with those of the Company. If Netscape were to choose to terminate the agreement, or if it were to develop and market its own competitive services or promote competing services from other third parties, the Company would likely suffer a significant decrease in the traffic to its sites, thereby decreasing the marketability of the Company's services. The Company is currently exploring the creation of alternate arrangements with Website providers, browser providers and other distribution channels, to supplement or replace its arrangement with Netscape. No assurance can be given that the Company will enter into any such arrangements on terms acceptable to the Company or at all, or that any such arrangements will generate significant traffic to the Company's on-line sites.

     DEPENDENCE ON THIRD PARTY TECHNOLOGY SUPPLIER. The Company is currently dependent on Network Publishing, Inc. ("Network Publishing") for certain integral components of its current and future technologies. All of the Company's hardware systems and maintenance activities, including server hosting, are managed and maintained by Network Publishing. The Company's agreement with Network Publishing provides that Network Publishing will host and maintain the Company's computer hardware. Given that Network Publishing may terminate the agreement upon 120 days' notice, there is no assurance that the services of Network Publishing will be available in the future, or that if the agreement is terminated another entity satisfactory to the Company can or will provide the requisite services on a timely basis or at all. Failure of Network Publishing or another entity to support and maintain the Company's hardware would have a material adverse effect on the Company's business, results of operations and financial condition. Given the technological changes occurring in the industry, there can be no assurance that the technologies utilized by the Company will remain competitive in the future.


     The Company also relies on Network Publishing to provide the Company with access to its Internet connection. Although the Company believes that Internet access through other providers is currently available, any disruption in the Internet access by Network Publishing or any failure of Network Publishing to handle a higher volume of queries could have a material adverse effect on the Company's business, results of operations and financial condition.

     The executive officers of the Company have experience in the apparel and wholesale industries, but prior to forming the Company, had limited technical experience in the field of computers or the Internet. The Company currently has only four employees with significant technical experience. Although the Company plans on hiring additional technical personnel, until the Company does so it will remain dependent on Network Publishing or other third parties to provide technical support. See "-- Dependence on Key Personnel."

     TECHNOLOGICAL CHANGE AND NEW SERVICES. The market for Internet products and services is characterized by technological change, changing customer needs, frequent new product introductions and evolving industry standards. These market characteristics are exacerbated by the fact that many companies are expected to introduce new Internet products and services in the near future. The Company's future success will depend in significant part on its ability to continually and on a timely basis introduce new services and technologies and to continue to improve the performance, features and reliability of the Company's services in response to both evolving demands of the marketplace and competitive product offerings.

     There can be no assurance that the Company will be successful in developing new services or improving existing services that respond to technological changes or evolving industry standards, that the Company will not experience difficulties that could delay or prevent the successful development, licensing, introduction and marketing of new or improved services, or that its new services will adequately meet the requirements of the marketplace and achieve market acceptance. In addition, new or enhanced services introduced by the Company may contain undetected errors that require significant design modifications. This could result in a loss of customer confidence and user support, thus adversely affecting the use of the Company's services. See "-- Intense Competition; No Substantial Barriers to Entry."

     DEPENDENCE ON RELATIONSHIP WITH PRO-CD. The Company's On'Village Yellow Pages directory consists of a database of business listings licensed from Pro-CD, pursuant to a five-year licensing agreement entered into in December 1995. Pro-CD has the right to terminate the agreement on or after January 1, 1998, upon six months notice, if it is unable, or if it becomes impractical for Pro-CD, to continue to supply the data. In addition, the terms of the license are subject to a number of restrictions, the violation of which may result in the cancellation by Pro-CD of the agreement. Pro-CD's unwillingness to continue to license its database to the Company, whether before or after the expiration of the existing agreement, would force the Company to secure an alternative source of data and could require the Company to delete all directory listings derived from the Pro-CD database. Although the Company believes that there exist at least two alternative sources of data, no assurance can be given that the Company would be able to enter into an agreement to license such data on a timely basis, or at all, or on terms which the Company views as satisfactory. Failure of the Company to enter into an agreement on a timely basis could cause an interruption in the Company's business which would have a material adverse effect on the Company's business, results of operations and financial condition. In addition, the agreement does not prohibit Pro-CD from licensing its database to others, including existing and potential competitors of the Company.

     INTENSE COMPETITION; NO SUBSTANTIAL BARRIERS TO ENTRY. The market for Internet products and services is highly competitive, with no substantial barriers to entry, and the Company expects that competition will continue to intensify. The market for the Company's services has only recently begun to develop, is rapidly evolving and is characterized by an increasing number of market entrants with competing products and services. Although the Company believes that the diverse segments of the Internet market may provide opportunities for more than one supplier of services similar to those of the Company, it is possible that a single or few suppliers may dominate one or more market segments. There can be no assurance that the Company's competitors will not develop Internet services that are superior to those of the Company or that achieve greater market acceptance than the Company's offerings. Any failure of the Company to provide service offerings that achieve success in the short-term could result in an insurmountable loss in market share and brand acceptance, and could, therefore, have a material adverse effect upon the Company's business in the long term.


     A number of companies offer competitive services addressing certain of the Company's target markets. Most of the Company's competitors have significantly greater financial, technical and marketing resources than the Company. These companies include America Online, Inc., Excite, Inc., Lycos, Inc., The McKinley Group, CompuServe Corporation, Prodigy Services Company, Infoseek Corporation and Yahoo! Corporation. Specifically, the Company's On'Village Yellow Page directory service competes with other Internet Yellow Page directory services, including BigYellow, BigBook, YellowNet, GTE SuperPages, Yellow Pages Online, Switchboard, InfoSpace, ZIP2, American Business Information's Lookup USA and a Netscape Guide by Yahoo! Corporation featuring the Yellow Page services of the five regional Bell operating companies (the "Regional Bells"). In addition, the Company competes with metasearch services that allow a user to search the databases of several catalogs and directories simultaneously. The Company also competes indirectly with database vendors that offer information search and retrieval capabilities with their core database products. In the future, the Company may encounter competition from providers of Web browser software, including Netscape and Microsoft Corporation, on-line services and other providers of other Internet services who elect to incorporate their own search and retrieval features into their product and service offerings. A number of the Company's Internet yellow pages competitors as well as many other companies offer custom and semi-custom Website services that compete with the Website services being offered by the Company.



     Netscape and Pro-CD, as well as a number of the Company's current advertising customers, have established relationships with certain of the Company's competitors, and future advertising customers, licensees and licensors may establish similar relationships. For example, the Netscape Guide by Yahoo! Corporation features a yellow page service provided by the Regional Bells, accessible through Netscape's "Destinations" toolbar. In addition, the Company competes with on-line services and other Website operators as well as traditional offline media such as print (including print yellow page directories) and television for a share of advertisers' total advertising budgets. Competition among current and future suppliers of Internet navigational and directory services, as well as competition with other media for advertising placements, could result in significant price competition and reductions in advertising revenue. There can be no assurance that the Company will be able to compete successfully against its current or future competitors.


     MANAGEMENT OF POTENTIAL GROWTH; NEED TO ESTABLISH INFRASTRUCTURE. The Company plans to significantly expand its operations following the Offering, which could place a significant strain on the Company's limited managerial, operational and financial resources. The Company's ability to manage this expansion will require significant expansion of its service development, marketing and sales, and technical and financial capability, and its personnel. In particular, the Company intends to increase its dependence and reliance on computer generated information. This will necessitate continuous reassessment of the appropriateness of the Company's computerized data and systems. In addition, the Company plans to add an additional approximately 30 employees in the approximately 12 months following the consummation of the Offering. See "Business -- Employees."

     There can be no assurance that the Company will be able to effectively manage the expansion of its operations, that the Company's employees will work together effectively, that the Company will be able to attract and retain qualified personnel, that the Company's systems, procedures or controls will be adequate to support the Company's operations or that Company's management will be able to achieve the rapid execution necessary to fully exploit any potential market opportunity for the Company's services. Any inability to effectively manage growth could have a material adverse effect on the Company's business, results of operations and financial condition.

     DEVELOPING MARKET; UNPROVEN ACCEPTANCE OF THE COMPANY'S SERVICES. The markets for the Company's services have only recently begun to develop, are rapidly evolving and are characterized by an increasing number of market entrants who have introduced or developed services similar to the services offered by the Company for use on the Internet. As is typical in the case of a new and rapidly evolving industry, demand and market acceptance for recently introduced services are subject to a high level of uncertainty and risk. Because the market for the Company's services is new and evolving, it is difficult to predict the future growth rate, if any, and size of this market. There can be no assurance that either the market for the Company's services will develop or that demand for the Company's services will emerge or become sustainable.

     In the future, the Company may attempt to develop a Web-based service that is focused on information and resources relating to the purchase of consumer products and services over the Internet. On-line purchasing of goods and services by consumers is in an early stage of development, and has been hindered to date by, among other factors, a lack of widely accepted secure payment mechanisms. In addition, a significant number of well-capitalized and established companies have developed or are currently developing online commerce applications and technologies, many of which may compete with or eliminate or reduce the need for, services that the Company may attempt to introduce. No assurance can be given that the Company will successfully develop such a service, or that if developed, such service will be profitable. See
"Business -- The Company's Services -- Proposed Services."

     DEPENDENCE ON CONTINUED GROWTH IN USE OF THE INTERNET. The Company's future success is substantially dependent upon continued growth in the use of the Internet and the Web for information publication, distribution and commerce. Rapid growth in the use of and interest in the Internet and the Web is a recent phenomenon. There can be no assurance that information publication, advertising, communication or commerce over the Internet will become widespread or that extensive content (such as Web pages) will continue to be provided over the Internet. The Internet may not prove to be a viable medium for information publication, advertising, communication or commerce for a number of reasons, including potentially inadequate development of the necessary infrastructure to support the widespread use of the Internet, including a reliable network backbone, or the timely development of performance improvements such as high speed modems. In addition, to the extent that the Internet continues to experience significant growth in the number of users and level of use, as recently experienced by other on-line services, there can be no assurance that the Internet infrastructure will continue to be able to support the demands placed upon it by such potential growth. Further, the Internet could lose its viability due to delays in the development or adoption of new standards and protocols required to handle increased levels of Internet activity, or due to increased governmental regulation. Changes in or insufficient availability of telecommunications services to support the Internet also could result in slower response times and adversely affect usage of the Internet and therefore, the Company's services.

     CAPACITY CONSTRAINTS AND SYSTEM FAILURE. The performance of the Company's services is critical to the Company's reputation and its ability to attract advertisers to the Company's services and market acceptance of these services. Any system failure that causes interruptions or that increases response time of the Company's services would result in less traffic to the Company's sites and, if sustained or repeated, would reduce the attractiveness of the Company's services to advertisers, users and Independent Publishers. Recent increases in the volume of searches conducted through the Company's services have strained the capacity of the operating system, hardware and telecommunications lines deployed by the Company, and has led to slower response times and operating system failures. To respond to these problems, the Company has recently leased a new hardware system and has commenced identifying new operating systems to replace its existing operating system. Although the Company believes it will be able to identify and purchase such new operating system, no assurance can be given that the Company will be able to integrate such operating system with its hardware system in a timely and cost effective manner. In addition, there can be no assurance that the Company's services and systems will be able to scale appropriately to any further increases in users and services offered. The Company is also dependent upon Web browser companies and Internet and online service providers for access to its services, and users have experienced and may in the future experience difficulties due to system or software failures or incompatibilities not within the Company's control. The Company is also dependent on Network Publishing for prompt delivery, installation and service of servers and other equipment and services used to provide the Company's services. Any disruption in the Internet access and service provided by the Company or Network Publishing could have a material adverse effect upon the Company's business, results of operations and financial condition. See "-- Technological Change and New Services" and "-- Dependence on Third Party Technology Supplier."

     In addition, the Company's operations depend upon the Company's ability to maintain and protect its computer systems located in Provo, Utah. These systems are vulnerable to damage from fire, floods, earthquakes, power loss, telecommunications failures, break-ins and similar events. The Company does not currently have a disaster recovery plan in effect with respect to its computer hardware system. Despite the implementation of network security measures by the Company, its servers are also vulnerable to computer viruses, break-ins and similar disruptive problems. Computer viruses, break-ins or other problems caused by third parties could lead to interruptions, delays in or cessation of service to users of the Company's services.

     LIABILITY FOR INFORMATION RETRIEVED FROM THE INTERNET. The Company's services link users to information which is downloaded, indexed and distributed from Web pages published by third-party Internet Websites and content providers. In addition, although the Company has certain monitoring safeguards in place, certain of the Company's customers have the ability to enter and revise advertising content directly on the Company's sites, and participants in the Company's On'Zine "chat-areas" have the ability to directly enter content. Accordingly, there is potential that claims will be made against the Company on theories such as defamation, negligence, copyright or trademark infringement, distribution of obscene, lascivious or indecent communications or other theories of liability based on the nature and content of such materials. Such claims have been brought, sometimes successfully, against on-line services in the past. Although the Company carries general liability insurance, the Company's insurance may not cover potential claims of this type, or may not be adequate to indemnify the Company for all liability that may be imposed. Any imposition of liability that is not covered by insurance or is in excess of insurance coverage could have a material adverse effect on the Company's business, results of operations and financial condition.

     DEPENDENCE ON KEY PERSONNEL. The Company's future performance depends in significant part upon the continued contributions of its senior management and key technical personnel, including Mr. Jack B. Tracht, the Company's Chief Executive Officer, Mr. Robert D. Tracht, the Company's President and Chief Operating Officer, Mr. Jeff W. Walden, the Company's Senior Vice President of Marketing, Mr. James E. Austin, the Company's Senior Vice President of Sales and Secretary and Mr. Kent Hinkson, the Company's Director of Technology. Although the Company has entered into employment agreements with each of the foregoing, and has obtained key-man life insurance coverage on the lives of each of the foregoing (other than Mr. Hinkson) in the amount of $2,000,000, the loss of services of any of them could have a material adverse effect on the Company's business, operating results and financial condition. Further, although Messrs.
R. Tracht and Walden's employment contracts provide that they will devote substantially all of their time to the Company, they both will remain as principals of Robert Tracht Enterprises, Inc. See "Management."

     The Company's future success also depends on its continuing ability to attract and retain highly qualified technical, sales and management personnel. Competition for such personnel is intense, and there can be no assurance that the Company can retain its key technical, sales and management employees or that it can attract, assimilate or retain other highly qualified technical, sales and management personnel in the future. The Company plans to add an additional approximately 30 employees in the approximately 12 months following the consummation of the Offering in the areas of marketing, product development and administration (including a total of approximately 10 to 15 national and regional sales managers and sales support staff). See "Business -- Employees."

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

     GOVERNMENT REGULATION AND LEGAL UNCERTAINTIES. The Company may be subject to Sections 5 and 12 of the Federal Trade Commission Act (the "FTC Act"), which regulate advertising in all media, including the Internet, and require advertisers to have substantiation for advertising claims before disseminating advertisements. The FTC Act prohibits the dissemination of false, deceptive, misleading and unfair advertising, and grants the Federal Trade Commission ("FTC") enforcement powers to impose and seek civil and criminal penalties, consumer redress, injunctive relief and other remedies upon persons who disseminate prohibited advertisements. The Company could be subject to liability under the FTC Act if it were found to have participated in creating and/or disseminating a prohibited advertisement with knowledge, or reason to know that the advertising was false or deceptive. The FTC has recently brought several actions charging deceptive advertising via the Internet, and is actively seeking new cases involving advertising via the Internet.

     The Company may also be subject to the provisions of the recently enacted Communications Decency Act (the "CDA"), which, among other things, imposes substantial monetary fines and/or criminal penalties on anyone that distributes or displays certain prohibited material over the Internet or knowingly permits a telecommunications device under its control to be used for such purposes. Although the manner in which the CDA will be interpreted and enforced and its effect on the Company's operations cannot yet be fully determined, the CDA could subject the Company to substantial liability. The CDA could also dampen the growth of the Internet generally and decrease the acceptance of the Internet as an advertising medium.

     Other federal, state or local laws, regulations and policies, either now existing or that may be adopted in the future, may apply to the business of the Company and may subject the Company to significant liabilities, significantly dampen growth in Internet usage, prevent the Company from offering certain Internet content or services, or otherwise cause a material adverse effect on the Company's business, results of operations and financial condition. These laws, regulations and policies may apply to matters such as, but not limited to, copyright, trademark, unfair competition, antitrust, property ownership, negligence, defamation, indecency, obscenity, personal privacy, trade secrecy, encryption, taxation and patents.

     RELIANCE ON INTELLECTUAL PROPERTY RIGHTS; NO ASSURANCE OF OBTAINING SERVICE MARK REGISTRATION. The Company relies on a combination of copyright and trademark laws and contractual provisions to protect its intellectual property rights. Despite the Company's efforts to protect its intellectual property rights, unauthorized parties may attempt to copy aspects of the Company's services, such as all or portions of the Company's directory listings. In addition, there are few barriers to entry into the market for the Company's services. There can be no assurance, therefore, that any of the Company's competitors, most of whom have far greater resources than the Company, will not independently develop technologies that are substantially equivalent or superior to the Company's technologies. See "-- Intense Competition; No Substantial Barriers to Entry."

     The Company has applied for a service mark registration for "On'Village." Although this application was initially denied, the Company has responded to the denial, arguing that the registration should be granted. There can be no assurance, however, that the Company's application will be approved. The Company intends to focus its efforts on achieving brand recognition for its products; therefore, failure of the Company to obtain the "On'Village" service mark registration and the use of the name by third parties, could have a material adverse effect on the Company's business, results of operations and financial condition. The Company will continue to evaluate the registration of additional service marks and trademarks, as appropriate.

     There has been substantial litigation in the computer industry regarding intellectual property rights. There can be no assurance that the Company will not commence litigation to protect its position or third parties will not in the future claim infringement by the Company with respect to current or future services, trademarks or other rights (including the use of the "On'Village" name), or that the Company will not counterclaim against any such parties in such actions. Any such claims or counterclaims could be time-consuming, result in costly litigation, or require the Company to redesign its services, any of which could have a material adverse effect on the Company's business, operating results and financial condition. Although the Company will take steps that it considers appropriate to protect its intellectual property rights, the Company believes its future success will depend primarily on its ability to rapidly introduce new services and enhancements to its existing services, rather than upon legal protections afforded existing intellectual property.

     CONTROL BY INSIDERS; OWNERSHIP OF SHARES HAVING DISPROPORTIONATE VOTING RIGHTS. Upon consummation of the Offering, Messrs. J. Tracht, R. Tracht, Walden and Austin, the co-founders and executive officers and directors of the Company, will own, in the aggregate, shares of the Company's capital stock representing approximately 67% of the total voting power of the Company. Accordingly, the foregoing individuals will be able to continue to elect at least a majority of the Company's directors and thereby direct the policies of the Company after consummation of the Offering. Furthermore, the disproportionate vote afforded the shares of Class B Common Stock could also serve to impede or prevent a change of control of the Company. As a result, potential acquirors may be discouraged from seeking to acquire control of the Company through the purchase of Class A Common Stock, which could have a depressive effect on the market price of the Company's securities. See "Principal Shareholders."

     CHARGE TO INCOME IN THE EVENT OF RELEASE OF ESCROW SHARES. In the event any Escrow Shares owned by securityholders of the Company who are officers, directors, employees or consultants of the Company are released from escrow, compensation expense will be recorded for financial reporting purposes. Therefore, in the event the Company attains any of the earnings thresholds or the Company's Class A Common Stock meets certain minimum bid prices required for the release of the Escrow Shares, the Company will recognize during the period in which the earnings thresholds are probable of being met or such stock levels achieved, what could be a substantial non-cash charge to earnings, as compensation expense to the Company. The amount of this charge would be equal to the fair market value of such shares on the date of their release, and would have the effect of increasing the Company's loss or reducing or eliminating earnings, if any, at such time. Although the amount of compensation expense recognized by the Company will not affect the Company's total shareholders' equity (due to a corresponding increase in additional paid-in capital), it may have a depressive effect on the market price of the Company's securities. Such charge will not be deductible for income tax purposes. Notwithstanding the foregoing discussion, there can be no assurance that the Company will attain the targets which would enable the Escrow Shares to be released from escrow. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Charge to Income in the Event of Release of Escrow Shares."


     SUBSTANTIAL PORTION OF NET PROCEEDS TO BE USED TO REPAY BRIDGE NOTES, BLAIR NOTES AND ADDITIONAL BRIDGE NOTE; CHARGES ARISING FROM DEBT ISSUANCE
COSTS. Approximately $3,052,000 of the net proceeds of the Offering will be used to repay in full interest and principal on the Bridge Notes, Blair Notes and Additional Bridge Note. As a result, the proceeds from the Offering available for the Company to meet its ongoing operating needs and expansion plans will be correspondingly reduced. See "Use of Proceeds." Upon completion of the Offering and repayment of the Bridge Notes and the Additional Bridge Note, a non-recurring charge representing the unamortized debt discount and debt issuance costs incurred in connection with the Bridge Financing and the Additional Bridge Financing in the amount of $417,000 will be charged to operations. The aggregate debt discount and debt issuance costs associated with the Bridge Financing and Additional Bridge Financing are approximately $713,000. In addition, the Company incurred a non-recurring charge representing unamortized debt discount and interest relating to the Interim Notes through the date of repayment of approximately $24,200, $14,200 of which was recorded in the fiscal quarter ended December 31, 1996 and $10,000 of which was recorded in the fiscal quarter ended March 31, 1997. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."



     BROAD DISCRETION AS TO USE OF PROCEEDS; CERTAIN PROCEEDS TO BENEFIT INSIDERS. Of the net proceeds of the Offering, approximately $2,317,000 or 30.0% has been allocated to working capital and will be used for such purposes as management may determine in its sole discretion, without the need for shareholder approval with respect to any such allocation. In particular, the Company may use a portion of the proceeds to acquire other businesses or technologies or products which are compatible with the Company's business for the purpose of expanding its business or the Company may enter into strategic alliances with other such companies. The Company does not currently have any agreements, commitments or arrangements with respect to any proposed acquisition, joint venture or strategic alliance, and no assurance can be given that any acquisitions, joint ventures or strategic alliances will be made in the future. See "Use of Proceeds."


     Certain proceeds of the Offering will directly or indirectly benefit the executive officers of the Company. Approximately $548,000 of the proceeds of the Offering will be used to pay compensation to the Company's executive officers during the 12 months following consummation of the Offering (including amounts which will be paid to such officers upon consummation of the Offering with respect to accrued salaries, which amounts aggregated approximately $100,000 at September 30, 1997). In addition, approximately $102,000 of the proceeds of the Bridge Notes (which Bridge Notes will be repaid from the proceeds of the Offering) were used to make payments with respect to accrued salaries to the Company's executive officers.


     SHARES AVAILABLE FOR FUTURE SALE; REGISTRATION RIGHTS. Future sales of Common Stock by existing shareholders pursuant to Rule 144 under the Securities Act or otherwise, could have an adverse effect on the price of the Company's securities. Upon the sale of the 1,900,000 Units offered hereby, the Company will have outstanding 1,900,000 shares of Class A Common Stock, 1,199,996 shares of Class B Common Stock, 1,900,000 Warrants and 1,262,500 Public Bridge Warrants (2,185,000 shares of Class A Common Stock, 1,199,996 shares of Class B Common Stock, 2,185,000 Warrants and 1,262,500 Public Bridge Warrants if the Underwriters' over-allotment option is exercised in full). The shares of Class A Common Stock and the Warrants sold in the Offering will be freely tradeable without restriction under the Securities Act, unless acquired by "affiliates" of the Company as that term is defined in the Securities Act. The 1,199,996 outstanding shares of Class B Common Stock are "restricted securities" within the meaning of Rule 144 under the Securities Act. Pursuant to Rule 144, substantially all of these restricted shares will be eligible for resale commencing 90 days after consummation of the Offering (upon which resale they will automatically convert into shares of Class A Common Stock). However, all the holders of the shares of Class B Common Stock outstanding prior to the Offering have agreed not to sell or otherwise dispose of any securities of the Company for a period of 13 months from the date of this Prospectus without the prior written consent of the Representative. Holders of 1,262,500 Public Bridge Warrants have agreed not to sell any of the Public Bridge Warrants for at least one year from the closing of the Offering. The Company has agreed to register the Public Bridge Warrants and the shares of Common Stock underlying such Public Bridge Warrants for resale upon termination of the lock-up period. In addition, the holders of shares of Class B Common Stock have placed an aggregate of 800,000 of such shares in escrow. See "Principal Shareholders -- Escrow Shares." The holders of the Unit Purchase Option have certain demand and "piggy-back" registration rights covering their securities. The exercise of such rights could involve substantial expense to the Company. Sales of Class A Common Stock, or the possibility of such sales, in the public market may adversely affect the market price of the securities offered hereby. See "Description of Securities," "Shares Eligible for Future Sale" and "Underwriting."


     EFFECT OF OUTSTANDING OPTIONS AND WARRANTS. Upon sale of the 1,900,000 Units offered hereby, the Company will have outstanding 1,900,000 Warrants to purchase 1,900,000 shares of Class A Common Stock (or 2,185,000 Warrants to purchase 2,185,000 shares of Class A Common Stock if the Underwriters' over-allotment option is exercised in full). In addition, the Company will have outstanding 1,262,500 Public Bridge Warrants to purchase 1,262,500 shares of Class A Common Stock, the Unit Purchase Option to purchase an aggregate of 380,000 shares of Class A Common Stock assuming exercise of the underlying Warrants, and 300,000 shares of Class A Common Stock reserved for issuance under the Option Plan, under which options to purchase 30,000 shares are outstanding at an exercise price of $4.00 per share. Holders of such options and warrants may exercise them at a time when the Company would otherwise be able to obtain additional equity capital on terms more favorable to the Company. Moreover, while these warrants and options are outstanding, the Company's ability to obtain financing on favorable terms may be adversely affected. See "Management," "Principal Shareholders -- Escrow Shares" and "Description of Securities."

     IMMEDIATE AND SUBSTANTIAL DILUTION. Purchasers of the Units offered hereby will incur immediate and substantial dilution in the pro forma net tangible book value of the Class A Common Stock included in the Units, estimated to be approximately $3.27 per share or approximately 65% of the public offering price per share (allocating no value to the Warrants). Additional dilution to public investors, if any, may result to the extent that the Warrants, the Unit Purchase Option or outstanding options and warrants are exercised at a time when the net tangible book value per share of Class A Common Stock exceeds the exercise price of any such securities. See "Dilution."

     POSSIBLE ADVERSE EFFECTS OF AUTHORIZATION OF PREFERRED STOCK; POTENTIAL ANTI-TAKEOVER PROVISIONS. The Company's Restated Articles of Incorporation authorizes the issuance of a maximum of 5,000,000 shares of Preferred Stock on terms which may be fixed by the Company's Board of Directors without further shareholder action. The terms of any series of preferred stock, which may include priority claims to assets and dividends and special voting rights, could adversely affect the rights of holders of the Class A Common Stock and thereby reduce the value of the Class A Common Stock. The issuance of preferred stock could make the possible takeover of the Company or the removal of management of the Company more difficult, discourage hostile bids for control of the Company in which shareholders may receive premiums for their shares of Class A Common Stock or otherwise dilute the rights of holders of Class A Common Stock.

     ARBITRARY DETERMINATION OF OFFERING PRICE; ABSENCE OF PUBLIC MARKET AND POSSIBLE VOLATILITY OF STOCK PRICE. The initial public offering price of the Units and the exercise prices and other terms of the Warrants have been arbitrarily determined by negotiation between the Company and the Representative and do not necessarily bear any relationship to the Company's assets, net worth or other established criteria of value. The exercise and redemption prices of the Warrants should not be construed to imply or predict any increase in the market price of the Class A Common Stock. See "Underwriting." No public market for the securities has existed prior to the Offering. No assurance can be given that an active trading market in the Company's securities will develop after completion of the Offering or, if developed, that it will be sustained. No assurance can be given that the market price of the Company's securities will not fall below the initial public offering price. The Company believes factors such as quarterly fluctuations in financial results, announcements of technological innovations or new products and services, product and service enhancements by the Company or its competitors, changes in financial estimates by securities analysts and other events may cause the market price of the Company's securities to fluctuate, perhaps substantially. These fluctuations, as well as general economic conditions, such as recessions or high interest rates, may adversely affect the market price of the securities.


     POSSIBLE DELISTING OF SECURITIES FROM THE NASDAQ SMALLCAP MARKET. Although the Company's Units, Class A Common Stock and Warrants meet the current Nasdaq listing requirements and will be initially included on The Nasdaq SmallCap Market, the Company will have to maintain certain minimum financial and corporate governance requirements for continued inclusion on Nasdaq. Continued inclusion on Nasdaq generally requires that (i) the Company maintain either at least $2,000,000 in net tangible assets ("net tangible assets" equals total assets less total liabilities and goodwill) or a $35,000,000 market capitalization, or the Company has generated net income of at least $500,000 in two of the three prior years; (ii) there be at least 500,000 shares in the public float valued at $1,000,000 or more; (iii) the minimum bid price of the Class A Common Stock be $1.00 per share; (iv) the Class A Common Stock have at least two active market makers; (v) the Class A Common Stock be held by at least 300 holders; and (vi) the Company have at least two independent directors.


     If the Company is unable to satisfy Nasdaq's maintenance requirements, the Company's securities may be delisted from Nasdaq. In such event, trading, if any, in the Units, Class A Common Stock and Warrants would thereafter be conducted in the over-the-counter markets in the so-called "pink sheets" or the NASD's "Electronic Bulletin Board." Consequently, the liquidity of the Company's securities could be impaired, not only in the number of securities which could be bought and sold, but also through delays in the timing of the transactions and lower prices for the Company's securities than might otherwise be attained.

     RISK OF LOW-PRICE STOCKS; PENNY STOCK RESTRICTIONS. If the Company's securities were to be delisted from Nasdaq, they could become subject to Rule 15g-9 under the Exchange Act, which imposes additional sales practice requirements on broker-dealers which sell such securities to persons other than established customers and "accredited investors" (generally, individuals with net worth in excess of $1,000,000 or annual incomes exceeding $200,000, or $300,000 together with their spouses). For transactions covered by this rule, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. Consequently, the rule may adversely affect the ability of broker-dealers to sell the Company's securities and may adversely affect the ability of purchasers in the Offering to sell any of the securities acquired hereby in the secondary market.

     Securities and Exchange Commission (the "Commission") regulations define a "penny stock" to be any non-Nasdaq equity security that has a market price (as therein defined) of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require delivery, prior to any transaction in a penny stock, of a disclosure schedule prepared by the Commission relating to the penny stock market. Disclosure is also required to be made about commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

     The foregoing required penny stock restrictions will not apply to the Company's securities if such securities are listed on Nasdaq and have certain price and volume information provided on a current and continuing basis or meet certain minimum net tangible assets or average revenue criteria. There can be no assurance that the Company's securities will qualify for exemption from these restrictions. In any event, even if the Company's securities were exempt from such restrictions, the Company would remain subject to Section 15(b)(6) of the Exchange Act, which gives the Commission the authority to prohibit any person that is engaged in unlawful conduct while participating in a distribution of a penny stock from associating with a broker-dealer or participating in a distribution of a penny stock, if the Commission finds that such a restriction would be in the public interest. If the Company's securities were subject to the rules on penny stocks, the market liquidity for the Company's securities could be severely adversely affected.

     CURRENT PROSPECTUS AND STATE REGISTRATION REQUIRED TO EXERCISE
WARRANTS. The Warrants included in the Units offered hereby will be detachable and separately tradeable from and after the Separation Date. Although the Units will not knowingly be sold to purchasers in jurisdictions in which the Units are not registered or otherwise qualified for sale, purchasers who reside in or move to jurisdictions in which the securities underlying the Warrants are not so registered or qualified during the period that the Warrants are exercisable may buy Units (or the Warrants included therein) in the aftermarket. In this event, the Company would be unable to issue shares to those persons desiring to exercise their Warrants unless and until the underlying shares could be qualified for sale in the jurisdictions in which such purchasers reside, or unless an exemption from such qualification exists in such jurisdictions. No assurance can be given that the Company will be able to effect any such required registration or qualification.

     Additionally, purchasers of the Units will be able to exercise the Warrants included therein only if a current prospectus relating to the shares underlying the Warrants is then in effect under the Securities Act and such shares are qualified for sale or exempt from qualification under the applicable securities or "blue sky" laws of the states in which the various holders of the Warrants then reside. Although the Company has undertaken to use reasonable efforts to maintain the effectiveness of a current prospectus covering the shares underlying the Warrants, no assurance can be given that the Company will be able to do so. The value of the Warrants may be greatly reduced if a current prospectus covering the shares issuable upon the exercise of the Warrants is not kept effective or if such shares are not qualified or exempt from qualification in the states in which the holders of the Warrants then reside.


     ADVERSE EFFECT OF POSSIBLE REDEMPTION OF WARRANTS. The Warrants are subject to redemption one year from the date of this Prospectus, on at least 30 days' prior written notice, if the average of the closing bid prices of the Class A Common Stock for 30 consecutive trading days ending within 15 days of the date on which the notice of redemption is given exceeds $9.10 per share. If the Warrants are redeemed, holders of Warrants will lose their right to exercise the Warrants, except during such 30-day notice of redemption period. Upon the receipt of a notice of redemption of the Warrants, the holders thereof would be required to: (i) exercise the Warrants and pay the exercise price at a time when it may be disadvantageous for them to do so; (ii) sell the Warrants at the then current market price (if any) when they might otherwise wish to hold the Warrants; or (iii) accept the redemption price, which is likely to be substantially less than the market value of the Warrants at the time of redemption. See "Description of Securities -- Redeemable Warrants."


     NO DIVIDENDS. The Company has paid no dividends to its shareholders since its inception and does not plan to pay dividends in the foreseeable future. The Company intends to reinvest earnings, if any, in the development and expansion of its business. See "Dividend Policy."

     LIMITATION ON OFFICERS' AND DIRECTORS' LIABILITIES UNDER CALIFORNIA
LAW. Pursuant to the Company's Restated Articles of Incorporation, and as authorized under applicable California law, directors of the Company are not liable for monetary damages for breach of fiduciary duty, except (i) in connection with a breach of the duty of loyalty; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for dividend payments or stock repurchases illegal under California law; or (iv) for any transaction in which a director has derived an improper personal benefit. See "Management -- Limitation of Liability and Indemnification Matters."

     POSSIBLE ADVERSE EFFECT ON LIQUIDITY OF THE COMPANY'S SECURITIES DUE TO INVESTIGATION BY THE SECURITIES AND EXCHANGE COMMISSION OF THE REPRESENTATIVE AND BLAIR & CO. AND RECENT SETTLEMENT BY BLAIR & CO. WITH NASD. The Commission is conducting an investigation concerning various business activities of the Representative and D.H. Blair & Co., Inc. ("Blair & Co."), a selling group member that will distribute a substantial portion (not to exceed approximately 52%, including the Underwriters' over-allotment option) of the Units offered hereby. The Company has been advised by the Representative that the investigation has been ongoing since at least 1989 and that it is cooperating with the investigation. The Representative cannot predict whether this investigation will ever result in any type of formal enforcement action against the Representative or Blair & Co.

     In July 1997, Blair & Co., its Chief Executive Officer and its head trader consented, without admitting or denying any violations, to a settlement with the NASDR District Business Conduct Committee for District No. 10 to resolve allegations of NASD rule and securities law violations in connection with mark-up and pricing practices and adequacy of disclosures to customers regarding market-making activities of Blair & Co. in connection with certain securities issues during the period from June 1993 through May 1995 where Blair & Co. was the primary selling group member. NASDR alleged the firm failed to accurately calculate the contemporaneous cost of securities in instances where the firm dominated and controlled after-market trading, thereby causing the firm to charge its customers excessive mark-ups. NASDR also alleged the firm did not make adequate disclosure to customers about its market-making activities in two issues. As part of the settlement, Blair & Co. has consented to a censure and has agreed to pay a $2.0 million fine, make $2.4 million in restitution to retail customers, employ an independent consultant for two years to review and make recommendations to strengthen the firm's compliance procedures, and has undertaken for 12 months not to sell to its retail customers (excluding banks and other institutional investors) more than 60% of the total securities sold in any securities offering in which it participates as an underwriter or selling group member. The Chief Executive Officer of Blair & Co. has agreed to settle failure to supervise charges by consenting to a censure, the imposition of a $225,000 fine and a 60-day suspension from associating with any NASD member firm and to take a requalification examination. The firm's head trader has agreed to settle charges against him by consenting to a censure, the imposition of a $300,000 fine and a 90-day suspension from associating with any member firm and has undertaken to take certain requalification examinations. The settlement with NASDR does not involve or relate to the Representative, its chief executive officer or any of its other officers or directors. See "Underwriting."

     The Company has been advised that Blair & Co. intends to make a market in the Company's securities after the Offering. The Company is unable to predict whether Blair & Co.'s settlement with the NASDR or any unfavorable resolution of the Commission's investigation will have any effect on such firm's ability to make a market in the Company's securities and, if so, whether the liquidity or price of the Company's securities would be adversely affected.

     POSSIBLE RESTRICTIONS ON MARKET MAKING ACTIVITIES IN THE COMPANY'S SECURITIES. The Representative has advised the Company that Blair & Co. intends to make a market in the Company's securities. Regulation M under the Exchange Act may prohibit Blair & Co. from engaging in any market-making activities with regard to the Company's securities for the period from five business days (or such other applicable period as Regulation M may provide) prior to any solicitation by the Representative of the exercise of Warrants until the later of the termination of such solicitation activity or the termination (by waiver or otherwise) of any right that the Representative may have to receive a fee for the exercise of Warrants following such solicitation. As a result, Blair & Co. may be unable to provide a market for the Company's securities during certain periods while the Warrants are exercisable. In addition, the Company has agreed to register for resale the Public Bridge Warrants and the underlying Class A Common Stock one year from the closing of the Offering. Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution in the future of the Public Bridge Warrants may not simultaneously engage in market-making activities with respect to any securities of the Company for the applicable "cooling off" period (which is likely to be five business days) prior to the commencement of such distribution. Accordingly, in the event the Representative or Blair & Co. is engaged in a distribution of the Public Bridge Warrants, neither of such firms will be able to make a market in the Company's securities during the applicable restrictive period. Any temporary cessation of such market-making activities could have an adverse effect on the market prices of the Company's securities. See "Underwriting."

                                USE OF PROCEEDS

     The net proceeds from the sale of 1,900,000 Units offered hereby, after deducting the underwriting discounts and commissions and other estimated expenses of the Offering, are estimated to be approximately $7,715,000 ($8,954,750 if the Underwriters' over-allotment option is exercised in full). The Company expects the net proceeds to be utilized approximately as follows:


                                                                 AMOUNT       PERCENTAGE
                                                               ----------     ----------
        Repayment of Bridge Notes(1).........................  $2,154,000         27.9%
        Repayment of Blair Notes(2)..........................     645,000          8.4
        Repayment of Additional Bridge Note(3)...............     253,000          3.3
        Selling expenses(4)..................................   1,138,000         14.8
        Advertising, promotion and marketing(5)..............     913,000         11.8
        Research and development(6)..........................     163,000          2.1
        License fees(7)......................................     132,000          1.7
        Working capital(8)...................................   2,317,000         30.0
                                                               ----------       ------
                  Total......................................  $7,715,000        100.0%
                                                               ==========       ======


---------------


(1) Represents principal amount of the Bridge Notes issued in the Bridge Financing completed by the Company in January 1997, together with estimated accrued interest through October 31, 1997. The Bridge Notes bear interest at the rate of 10% per annum and mature on the closing of the Offering. In October and November 1996, the Company sold in a private placement the Interim Notes in the aggregate principal amount of $200,000. The proceeds of the Interim Notes were used for working capital purposes. Approximately $204,000 of the proceeds from the issuance of the Bridge Notes were used to repay in full principal and interest on the Interim Notes. The remaining proceeds of the Bridge Notes were used for selling expenses, advertising, promotion and marketing, and for working capital purposes, including general and administrative expenses and payment of compensation to the Company's executive officers (approximately $102,000 of which relates to payments made with respect to accrued salaries).



(2) Represents principal amount of the Blair Notes issued in May, June and July 1997, together with estimated accrued interest through October 31, 1997. The Blair Notes bear interest at the rate of 10% per annum and mature on the closing of the Offering. The proceeds of the Blair Notes were used for working capital purposes, including general and administrative expenses. The Blair Notes were issued to the Representative and a corporation controlled by a family member of the sole stockholder of the Representative.



(3) Represents principal amount of the Additional Bridge Note issued in September 1997, together with estimated accrued interest through October 31, 1997. The Additional Bridge Note bears interest at the rate of 10% per annum and matures on the closing of the Offering. The proceeds of the Additional Bridge Note were used for working capital purposes, including the repayment of past due payables.



(4) Includes expenses associated with developing the Company's sales force, including salaries, commissions and travel expenses for an estimated total of 10 to 15 national and regional sales managers and sales support staff anticipated to be hired following the consummation of the Offering to sell the Company's services and other sales support costs. See
    "Business -- Sales, Marketing and Distribution."


(5) Includes amounts which are expected to be paid to Netscape (approximately $180,000 of which relates to amounts due by October 31, 1997) and amounts which may be paid to other Website providers, browser providers and distribution channels to market the Company's services, expenses associated with print advertising and the development of printed promotional materials, trade show expenses, and the salary of one marketing manager.

(6) Includes payment of compensation to the Company's technical personnel comprised of the Company's Director of Technology, Web Master and staff of an estimated two to three additional employees.

(7) Represents royalties payable to Pro-CD for the Company's licensed database.

(8) Working capital will be used for general corporate purposes, including approximately $548,000 in aggregate annual base compensation to the Company's executive officers (approximately $100,000 of which relates to the payment of accrued salaries), the payment of past due payables (approximately $200,000 past due as of September 30, 1997), payments for insurance, corporate headquarter lease payments, administrative salaries and other business support costs. In addition, an estimated approximately $280,000 will be used for computer hardware system lease payments during the 12 months following the consummation of the Offering and the purchase of a new operating system and related consulting support. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Management."


     The Company anticipates, based on the Company's currently proposed plans and assumptions relating to its operations (including assumptions relating to the generation of revenue through relationships with Independent Publishers or otherwise), that the proceeds of the Offering, together with anticipated revenue from sales of enhanced advertisements and other Internet services, should be sufficient to fund the Company's contemplated cash requirements for approximately 12 months following the consummation of the Offering. In the event the Company's plans change, its assumptions change or prove to be inaccurate or if the Company's funds for operations otherwise prove to be insufficient (including due to unanticipated technical or other problems), the Company could be required to seek additional financing prior to the expiration of such 12-month period. In addition, following such 12-month period, if the Company does not generate significant revenue from operations, the Company will need to obtain additional financing. The Company's ability to generate such revenue will depend primarily upon the ability of the Company to sell enhanced advertising services to businesses, primarily through the efforts of Independent Publishers as well as directly to customers. There can be no assurance that the Company will be successful in selling such advertising services or will ever generate sufficient revenue to fund its operations. The Company has no current arrangements with respect to, or sources of, additional financing. There can be no assurance that any additional financing will be available to the Company on acceptable terms, or at all. The inability to obtain additional financing could have a material adverse effect on the Company, including possibly requiring the Company to curtail its growth plans, significantly reduce operating costs or cease operations completely. See "Risk Factors -- Future Additional Capital Requirements; No Assurance Capital Will be Available."


     The foregoing represents the Company's best estimate of its allocation of the net proceeds of the Offering. This estimate is based upon the current status of the Company's business operations and upon certain assumptions regarding future operations, including assumptions relating to the ability of the Company to generate revenue through relationships with Independent Publishers or otherwise. The amounts actually expended for each purpose set forth in "Use of Proceeds," other than the repayment of the Bridge Notes, the Blair Notes and the Additional Bridge Note, may vary significantly in the event any of these assumptions prove inaccurate. Future events, including changes in economic or competitive conditions or the Company's business and the results of the Company's sales and marketing activities, may make shifts in the allocation of funds necessary or desirable. Specifically, in the event the Company does not generate sufficient revenue within the first six months following the consummation of the Offering, the Company will be required to curtail its growth plan through reductions in the Company's sales force and administrative personnel. The Company reserves the right to change its use of proceeds as unanticipated events or opportunities may cause the Company to redirect its priorities and reallocate the proceeds accordingly. The Company may use a portion of the proceeds to acquire other businesses or technologies or products which are compatible with the Company's business for the purpose of expanding its businesses or the Company may enter into strategic alliances with other such companies. The Company does not currently have any agreements, commitments or arrangements with respect to any proposed acquisition, joint venture or strategic alliance, and no assurance can be given that any acquisitions, joint ventures or strategic alliances will be made in the future.

     Prior to their use, the net proceeds of the Offering will be invested in short-term, high-grade, interest-bearing investments or accounts. The Company anticipates that any proceeds received upon exercise of the Underwriters' over-allotment option, the Warrants or the Public Bridge Warrants, will be added to working capital.

                                DIVIDEND POLICY

     The Company has not, to date, paid any cash dividends on its Common Stock. The Company has no current plans to pay dividends on its Common Stock and intends to retain earnings, if any, for working capital purposes. Any future determination as to the payment of dividends on the Common Stock will depend upon the results of operations, capital requirements and financial condition of the Company and other factors deemed relevant by the Company's Board of Directors.

                                    DILUTION

     The following discussion and tables allocate no value to the Warrants contained in the Units.

     Dilution represents the difference between the initial public offering price per share paid by the purchasers in the Offering and the net tangible book value per share immediately after completion of the Offering. Pro forma net tangible book value per share represents the net tangible assets of the Company (total assets less total liabilities and intangible assets), divided by the number of shares of Common Stock outstanding upon the closing of the Offering. At June 30, 1997, the Company had a pro forma net tangible deficit of approximately $(2,360,000), or approximately $(1.97) per share ($(5.90) per share if the Escrow Shares are excluded). After giving effect to the issuance of the 1,900,000 Units offered hereby at an initial public offering price of $5.00 per Unit, and the Company's receipt of the estimated net proceeds therefrom and the use of a portion of the net proceeds to repay the Bridge Notes, the Blair Notes and the Additional Bridge Note (in each case including interest), the net tangible book value of the Company, as adjusted at June 30, 1997 would have been approximately $5,370,000, or approximately $1.73 per share ($2.25 per share if the Escrow Shares were excluded). This would result in an immediate dilution to investors in the Offering of $3.27, or 65%, per share ($2.75, or 55%, per share if the Escrow Shares were excluded), and the aggregate increase in the pro forma net tangible book value to present shareholders would be $3.70 per share ($8.15 per share if the Escrow Shares were excluded), as illustrated by the following table:

        Initial public offering price per Unit.......................            $5.00
          Pro forma net tangible deficit per share before the
             Offering................................................  (1.97)
          Increase per share attributable to new investors...........   3.70
                                                                       ------    -----
        Pro forma net tangible book value per share after the
          Offering...................................................             1.73
                                                                                 -----
        Dilution per share to new investors(1).......................            $3.27
                                                                                 =====

---------------

(1) If the Underwriters' over-allotment option is exercised in full, the pro forma net tangible book value per share after the Offering would be approximately $1.95, resulting in dilution to new investors in the Offering of $3.05, or 61%, per share.

     The following table sets forth, on a pro forma basis, the differences between existing shareholders and new investors in the Offering with respect to the number of shares of Common Stock purchased from the Company, the total consideration paid to the Company and the average price per share paid by existing shareholders and by new investors at an initial public offering price of $5.00 per Unit:

                                                                                      PERCENTAGE
                                                     PERCENTAGE OF                     OF TOTAL       AVERAGE
                                                      OUTSTANDING    CONSIDERATION   CONSIDERATION   PRICE PER
                                      NUMBER            SHARES          PAID(1)          PAID          SHARE
                                     ---------       -------------   -------------   -------------   ---------
Existing Shareholders..............  1,199,996(2)         38.7%       $   152,940          1.6%        $0.13
New Investors......................  1,900,000            61.3          9,500,000         98.4          5.00
                                     ---------           -----         ----------        -----
Total..............................  3,099,996           100.0%       $ 9,652,940        100.0%
                                     =========           =====         ==========        =====

---------------

(1) Prior to the deduction of costs of issuance.

(2) Includes the 800,000 shares of Class B Common Stock that are Escrow Shares. See "Principal Shareholders -- Escrow Shares."

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company (i) as of June 30, 1997, (ii) pro forma as of June 30, 1997 to reflect the $190,000 portion of the Blair Notes and the Additional Bridge Note issued subsequent to such date and (iii) pro forma as adjusted to give effect to the issuance by the Company of 1,900,000 Units pursuant to the Offering at an initial offering price of $5.00 per Unit and the receipt of the net proceeds thereof and the application of the net proceeds to repay the Bridge Notes, the Blair Notes and the Additional Bridge Note and related interest. See "Use of Proceeds." This table should be read in conjunction with the financial statements of the Company and the notes thereto appearing elsewhere in this Prospectus.

                                                                    AT JUNE 30, 1997
                                                       ------------------------------------------
                                                                                       PRO FORMA
                                                         ACTUAL        PRO FORMA      AS ADJUSTED
                                                       ----------     -----------     -----------
Bridge Notes, Blair Notes and Additional Bridge
  Note payable, net of discount....................    $2,222,300     $ 2,633,550     $         0
                                                       ===========    ===========     ===========
Shareholders' equity (deficit):
  Preferred Stock, 5,000,000 shares authorized; no
     shares issued and outstanding, actual, pro
     forma and pro forma as adjusted...............             0               0               0
  Class A Common Stock, 18,800,000 shares
     authorized; no shares issued and outstanding,
     actual and pro forma, 1,900,000 shares issued
     and outstanding, pro forma as adjusted(1).....             0               0       7,715,000
  Class B Common Stock, 1,400,000 shares
     authorized; 1,199,996 shares issued and
     outstanding(2)................................       152,940         152,940         152,940
  Additional paid in capital.......................       475,800         504,550         504,550
  Deficit accumulated during the development
     stage.........................................    (2,527,695)     (2,527,695)     (2,944,736)(3)
                                                       -----------    -----------     -----------
          Total shareholders' equity (deficit).....    (1,898,955)     (1,870,205)      5,427,754
                                                       -----------    -----------     -----------
Total capitalization...............................    $  323,345     $   763,345     $ 5,427,754
                                                       ===========    ===========     ===========

---------------

(1) Does not include (i) 1,900,000 shares of Class A Common Stock issuable upon exercise of the Warrants included in the Units offered hereby; (ii) 570,000 shares of Class A Common Stock issuable upon exercise of the Underwriters' over-allotment option, including the shares issuable upon exercise of the Warrants included in the Units subject to such option; (iii) 380,000 shares of Class A Common Stock issuable upon exercise of the Unit Purchase Option and the Warrants included in the Units issuable upon exercise of the Unit Purchase Option; (iv) 1,262,500 shares of Class A Common Stock issuable upon exercise of the Public Bridge Warrants; and (v) up to 62,500 shares of Class A Common Stock which may be issuable upon exercise of the Public Bridge Warrants. Also does not give effect to 300,000 shares of Class A Common Stock reserved for issuance under the Option Plan, under which options to purchase 30,000 shares have been granted to date. See "Management -- Stock Option Plan."

(2) Includes 800,000 Escrow Shares. See "Principal Shareholders -- Escrow
    Shares."

(3) As adjusted to give effect to the recognition of approximately $417,000 of expense upon the repayment of the Bridge Notes and the Additional Bridge Note. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

BRIDGE FINANCINGS

     In October and November 1996, the Company issued an aggregate of $200,000 principal amount of Interim Notes and warrants to purchase an aggregate of 200,000 shares of Class B Common Stock ("Interim Warrants") to a total of three individual investors, pursuant to which the Company received net proceeds of $200,000. In January 1997, the Company completed the Bridge Financing of an aggregate of $2,000,000 principal amount of Bridge Notes and 1,000,000 Bridge Warrants to a total of 42 individual and institutional investors, in which the Company received net proceeds of approximately $1,680,000 (after expenses of such offering). A portion of the proceeds of the Bridge Financing were used to repay principal and interest on the

Interim Notes. On the closing of the Bridge Financing, the Interim Warrants automatically converted into 200,000 Bridge Warrants.

     The Representative, which acted as placement agent in connection with the Bridge Financing, has advised the Company that there are no relationships between any of the foregoing investors and the Representative except that virtually all of such investors are existing high net worth clients of Blair & Co. (a corporation that is substantially owned by family members of the sole stockholder of the Representative). See "Underwriting." As used herein, the term "Bridge Warrants" refers to, collectively, the 1,000,000 Bridge Warrants issued in the Bridge Financing and the 200,000 Interim Warrants which were converted into Bridge Warrants.

     The Bridge Notes are payable, together with interest at the rate of 10% per annum, on the earlier of one year from the issuance of the Bridge Notes and the closing of the Offering. See "Use of Proceeds." The Bridge Warrants entitle the holders thereof to purchase one share of Class A Common Stock commencing one year from the date of their issuance but will be exchanged automatically on the closing of the Offering for Public Bridge Warrants, each of which will be identical to the Warrants included in the Units offered hereby. The Bridge Financing investors have agreed not to exercise, sell, transfer, or otherwise dispose of their Public Bridge Warrants for a period of one year from the closing of the Offering. The Company has agreed to use its best efforts to register such Public Bridge Warrants for resale upon expiration of such lockup period.

     In May, June and July 1997, the Company issued an aggregate of $622,000 principal amount of promissory notes (the "Blair Notes") to the Representative and a corporation controlled by a family member of the sole stockholder of the Representative. See "Underwriting." The Blair Notes are payable, together with interest, at the rate of 10% per annum, on the earlier of six months from their issuance, the closing of the Offering and the closing of any private financing providing gross proceeds to the Company of at least $1,000,000.

     In September 1997, the Company issued a $250,000 principal amount Additional Bridge Note and 62,500 Additional Bridge Warrants to one institutional investor. The Additional Bridge Note is payable, together with interest at the rate of 10% per annum, on the earlier of March 15, 1998 and the closing of the Offering. See "Use of Proceeds." In the event the Additional Bridge Note is not repaid in full by October 27, 1997, the holder shall be entitled to receive warrants to purchase an additional 10,000 shares of Class A Common Stock for each seven-day period that the Additional Bridge Note remains unpaid (up to a maximum of 62,500 additional warrants). The Additional Bridge Warrants (including any additional warrants which may be issued) entitle the holder thereof to purchase one share of Class A Common Stock commencing one year from the date of their issuance but will be exchanged automatically on the closing of the Offering for Public Bridge Warrants, each of which will be identical to the Warrants included in the Units offered hereby. The Additional Bridge Financing investor has agreed not to exercise, sell, transfer, or otherwise dispose of its Public Bridge Warrants for a period of one year from the closing of the Offering. The Company has agreed to use its best efforts to register such Public Bridge Warrants for resale upon expiration of such lockup period.

                            SELECTED FINANCIAL DATA

     The following statement of operations data for the period from November 13, 1995 (inception) to December 31, 1995 and for the year ended December 31, 1996, are derived from the audited financial statements of the Company included elsewhere in this Prospectus. The report of BDO Seidman LLP which also appears herein contains an explanatory paragraph relating to uncertainty as to the ability of the Company to continue as a going concern. The statement of operations data for the six months ended June 30, 1996 and 1997 and the period from November 13, 1995 (inception) to June 30, 1997 and the balance sheet data at June 30, 1997 are derived from the unaudited financial statements of the Company included elsewhere in this Prospectus and include, in the opinion of the Company, all adjustments consisting of all normal recurring adjustments necessary for a fair presentation of the Company's results of operations for those periods and financial position at that date. The results of operations for the six months ended June 30, 1997 are not necessarily indicative of the results to be expected for the entire year. The following selected financial data should be read in conjunction with the financial statements and related notes thereto and with "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.

                                                                                                                NOVEMBER 13, 1995
                                        NOVEMBER 13, 1995                             SIX MONTHS ENDED           (INCEPTION) TO
                                         (INCEPTION) TO        YEAR ENDED       -----------------------------     JUNE 30, 1997
                                        DECEMBER 31, 1995   DECEMBER 31, 1996   JUNE 30, 1996   JUNE 30, 1997     (CUMULATIVE)
                                        -----------------   -----------------   -------------   -------------   -----------------
STATEMENT OF OPERATIONS DATA:
Revenue...............................      $      --           $  65,548         $  40,925      $    23,914       $    89,462
                                            ---------           ---------         ---------      -----------       -----------
Costs and expenses
  Cost of revenue.....................          6,250             114,052            51,998           63,031           183,333
  Research and development............             --                  --                --           59,249            59,249
  General and administrative..........         12,325             357,552           173,716          961,632         1,331,509
  Selling and marketing...............             --             152,365            24,187          487,651           640,016
                                            ---------           ---------         ---------      -----------       -----------
Total costs and expenses..............         18,575             623,969           249,901        1,571,563         2,214,107
                                            ---------           ---------         ---------      -----------       -----------
Operating loss........................      $ (18,575)          $(558,421)        $(208,976)     $(1,547,649)      $(2,124,645)
                                            ---------           ---------         ---------      -----------       -----------
Net interest expense..................             --              19,702                --          383,348           403,050
Net loss..............................      $ (18,575)          $(578,123)        $(208,976)     $(1,930,997)      $(2,527,695)
                                            =========           =========         =========      ===========       ===========
Net loss per common share(1)..........      $   (0.02)          $   (0.67)        $   (0.25)     $     (2.13)
                                            =========           =========         =========      ===========
Weighted average common shares
  outstanding(1)......................        818,344             858,499           850,777          906,378
                                            =========           =========         =========      ===========

                                                                                               JUNE 30, 1997
                                                                                        ----------------------------
                                                                                          ACTUAL        PRO FORMA(2)
                                                                                        -----------     ------------
BALANCE SHEET DATA:
Working capital (deficiency)..........................................................  $(2,419,152)    $(2,390,402)
Total assets..........................................................................      836,449       1,276,449
Total liabilities.....................................................................    2,735,404       3,146,654
Deficit accumulated during the development stage......................................   (2,527,695)     (2,527,695)
Total shareholders' equity (deficit)..................................................   (1,898,955)     (1,870,205)

---------------
(1) See Note 1 of Notes to Financial Statements for an explanation of the determination of the weighted average number of shares of Common Stock used in computing the net loss per common share. Excludes the Escrow Shares. See "Principal Shareholders -- Escrow Shares" and Note 9 of Notes to Financial Statements.

(2) Gives pro forma effect to the issuance of (i) $190,000 principal amount of Blair Notes and (ii) a $250,000 principal amount Additional Bridge Note, in each case subsequent to June 30, 1997. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis should be read in conjunction with the financial statements and notes thereto appearing elsewhere in this Prospectus.

OVERVIEW

     The Company is a development stage company which did not commence operations until November 1995. Since it commenced operations, the Company has been engaged principally in the development, design and refinement of its sites, market-testing activities, and marketing activities directed towards establishing relationships with Independent Publishers, in addition to capital raising activities.


     The Company believes that the Internet represents an important new means for advertisers to reach consumers through a targeted, interactive and highly measurable medium. The Company has derived substantially all of its limited revenue to date from the sale of enhanced advertisements on its On'Village Yellow Pages and intends to continue to derive a substantial portion of its revenue, if any, from sales of such advertisements for the foreseeable future. As of September 30, 1997, the Company had entered into 70 arrangements with Independent Publishers. The Company's initial arrangements with Independent Publishers provided that the Company receive limited cash payments up-front from the Independent Publishers and a commitment by the Independent Publisher to market and resell a specified number of the Company's "QuickStart" advertisements (the "QuickStart Ad"). The Company's more recent agreements with Independent Publishers entered into since early 1997, which represent the Company's current business strategy and cover approximately 60 of the Company's agreements, provide that, for a period of one year, the Independent Publisher will offer its advertising customers the opportunity to advertise on the Company's yellow page directory for one year through the Company's "QuickStart Ads," at no charge to the Independent Publisher. In exchange for affording the Independent Publishers' advertising customers the opportunity to advertise on the Company's yellow page site, the Independent Publisher is required to print the Company's name and Internet address in its print yellow page directories (including at least one full page display advertisement in each published directory) and to use its best efforts to resell the Company's enhanced advertising services. Revenue, if any, under these agreements will initially be derived only to the extent the Company's enhanced advertising services are sold and revenue, if any, derived under the agreements will be recognized by the Company ratably over the term of the advertisement. Any cash received prior to the completion of the earning process is recorded as deferred revenue. To date, the Company has experienced only limited sales of its enhanced advertising services. Advertising revenue is also anticipated to be derived to a lesser extent from direct sales by the Company to advertising customers (including customers obtained through referrals from Independent Publishers). See
"Business -- Strategy."


     The Company's operating results may fluctuate significantly in the future as a result of a variety of factors, many of which are outside the Company's control. These factors include the level of usage of the Internet, demand for Internet advertising, seasonal trends in Internet usage, the advertising budgeting cycles of individual advertisers, the amount and timing of capital expenditures and other costs relating to the expansion of the Company's operations, the introduction of new services by the Company or its competitors, pricing changes in the industry, general economic conditions and economic conditions specific to the Internet and on-line media. As a strategic response to changes in the competitive environment, the Company may from time to time make certain pricing, service or marketing decisions that could have a material adverse effect on the Company's business, results of operations and financial condition.

RESULTS OF OPERATIONS

     To date, the Company has generated extremely limited revenue. During the period November 13, 1995 (inception) to June 30, 1997 (cumulative) (the "Initial Period"), the Company incurred a cumulative net loss of approximately $2,528,000, including net losses of approximately $578,000 and $1,931,000 for the year ended December 31, 1996 and for the six months ended June 30, 1997, respectively. Since June 30, 1997, the Company has continued to incur significant losses. These losses have resulted primarily from limited revenue from operations and costs associated with the design and development of the Company's services, including royalty and licensing payments, general and administrative expenses and marketing activities.

  REVENUE

     During the Initial Period, the Company generated revenue of approximately $89,000, a substantial portion of which was derived from the direct sale of advertisements to businesses located in Southern Utah in connection with the Company's test marketing activities. The Company also recorded approximately $66,000 of deferred revenue as of June 30, 1997 under agreements with Independent Publishers. The Company's business strategy is to generate advertising revenue through arrangements with Independent Publishers who will market and attempt to resell the Company's enhanced advertising services to their existing customers. As of September 30, 1997, the Company had entered into 70 of such arrangements and has generated extremely limited revenue from such arrangements.

  COST AND EXPENSES

     Costs and expenses are comprised of cost of revenue, research and development, general and administrative expenses and selling and marketing expenses. For the Initial Period, the Company's cost of revenue was approximately $183,000, and was comprised primarily of royalty payments made to Pro-CD for use of Pro-CD's nationwide database. Subsequent to the Initial Period, cost of revenue may also include royalty payments to Network Publishing and payments to Mr. Kent Hinkson, the Company's Director of Technology, equal to a total of 2% of the Company's annual net revenue, if any. See "-- Liquidity and Capital Resources."

     During the periods from November 13, 1995 (inception) to December 31, 1995 and for the year ended December 31, 1996, all of the Company's research and development activities were conducted by Network Publishing and accordingly, the Company did not have any research and development expenditures during such periods. During the six months ended June 30, 1997, the Company incurred approximately $59,000 of research and development expenses relating to salaries for technical personnel, and expects to incur significant further increases in research and development expenses throughout 1997. These increases are expected to include significant increases in spending on salaries and benefits (including salaries for a director of technology, a systems engineer, an operations manager and a programmer).

     General and administrative expenses during the Initial Period totalled approximately $1,331,000, and were comprised primarily of salaries for administrative personnel and executive officers, legal and professional fees, and other business support costs. Upon consummation of the Bridge Financing, the Company began to incur increased general and administrative expenses, and expects to incur significant further increases throughout 1997. These increases are expected to include significant increases in spending on salaries and benefits (including salaries for a chief financial officer, a customer service staff, an editorial creative staff and other administrative personnel), rent relating to a new corporate headquarters and other business support costs.


     Selling and marketing expenses during the Initial Period were approximately $640,000, and were comprised of costs incurred to support the Company's test marketing activities, the commencement of the establishment of a sales force and relationships with Independent Publishers and expenses relating to the amortization of the agreement with Netscape of approximately $257,000. Upon consummation of the Bridge Financing, the Company began to incur increased selling and marketing expenses relating to the foregoing activities and expects to incur significant further increases throughout 1997. The Company believes that a significant component of these expenses will include increased salaries and benefits for sales and marketing personnel, including an estimated 10 to 15 national and regional sales managers and sales support staff. The Company believes that the addition of the foregoing personnel is a necessary component of the Company's business strategy. No assurance can be given, however, that the Company will be able to attract, retain or assimilate such personnel in a timely manner, or at all. Further increases in selling and marketing expenses are expected to include additional payments to Netscape, as well as payments to other Website providers, browser providers and distribution channels that the Company may in the future enter into arrangements with to supplement or replace its arrangement with Netscape.


     Net interest expense during the Initial Period was approximately $403,000, consisting primarily of the amortization of debt discount and debt issuance costs and interest associated with the Bridge Financing.

  NET LOSS

     The Company incurred a net loss during the Initial Period of approximately $2,528,000. Inasmuch as the Company plans on significantly increasing its level of operating expenses and will be required to make significant additional expenditures upon consummation of the Offering to continue to enhance its services and to attract advertisers to the Company's services, the Company anticipates that it will incur significant losses until such time, if ever, that the Company attracts and retains a sufficient number of advertisers (through relationships with Independent Publishers or otherwise) to generate enough revenue to support the Company's operating costs. There can be no assurance that the Company will be able to attract and retain a sufficient number of advertising customers to generate significant revenue, that the Company will generate positive cash flow from its operations, or that the Company will attain or thereafter sustain profitability in any future period.

LIQUIDITY AND CAPITAL RESOURCES

     At June 30, 1997, the Company had a deficit accumulated during the development stage of approximately $2,528,000 and a working capital deficit of approximately $2,419,000. Since inception, the Company has had continuing negative cash flow from operations and has funded its operations primarily through the private sales of equity securities and borrowings from investors.

     To date, the activities of the Company have been financed primarily by (i) equity contributions from Messrs. J. Tracht, R. Tracht, Walden and Austin (collectively, the "Founders"), officers, directors and the principal shareholders of the Company, in the aggregate amount of $32,000, (ii) loans in the aggregate amount of $80,000 from the Founders (which loans, together with accrued interest of $5,800, were contributed to the capital of the Company in December 1996), (iii) an equity contribution from an unaffiliated third party in the amount of $100,000, (iv) the issuance in October and November 1996 of the Interim Notes and the Interim Warrants, (v) the issuance in January 1997 of the Bridge Notes and Bridge Warrants, (vi) the issuance in May, June and July 1997 of the Blair Notes and (vii) the issuance in September 1997 of the Additional Bridge Note. See "Certain Transactions."

     In October and November 1996, the Company received a total of $200,000 from the issuance of the Interim Notes and the Interim Warrants. These proceeds were used for working capital purposes. In January 1997, the Company received approximately $1,686,000 from the issuance of the Bridge Notes and Bridge Warrants, net of issuance costs. A portion of these proceeds were used to repay principal and interest on the Interim Notes, and were used for selling expenses, advertising, promotion and marketing expenses and working capital purposes, including general and administrative expenses and payment of compensation to the Company's executive officers (approximately $102,000 of which relates to payments made with respect to accrued salaries). The Company recognized a non-recurring charge to operations relating to the Interim Notes through the date of repayment of approximately $24,000, $14,000 of which was recorded in the fiscal quarter ended December 31, 1996 and $10,000 of which was recorded in the fiscal quarter ended March 31, 1997. On the closing of the Bridge Financing, the Interim Warrants automatically converted into 200,000 Bridge Warrants. In May, June and July 1997, the Company received a total of $622,000 from the issuance of the Blair Notes. These proceeds were used for working capital purposes. In September 1997, the Company received $250,000 from the issuance of the Additional Bridge Note. These proceeds will be used for working capital purposes, including the repayment of past due payables. The Company has allocated a portion of the proceeds of the Offering to repay principal and accrued interest on the Bridge Notes, the Blair Notes and the Additional Bridge Note. The Company will recognize a charge to operations of approximately $417,000 in connection with the repayment of the Bridge Notes and the Additional Bridge Note. See "Use of Proceeds" and "Capitalization -- Bridge Financing."


     Pursuant to the Company's original agreement with Netscape, the Company was required to make an initial payment of $21,666, followed by monthly payments of $25,000, for total payments to Netscape of $196,666 through March 1997. Pursuant to the Company's current agreement with Netscape, the Company is obligated to pay Netscape $180,000 by October 31, 1997, and thereafter, make monthly payments of $30,000. In the event the required payments are not made by October 31, 1997, the Company could be in default under its agreement. The Company is also currently exploring the creation of alternate arrangements with other Website providers, browser providers or distribution channels to supplement or replace its arrangement with Netscape, which may require payments or other consideration for listing the Company's services. In addition, the Company is a party to an agreement with Pro-CD pursuant to which the Company licenses its database of business listings. Pursuant to this agreement, the Company is obligated to pay an annual royalty based on net advertising revenue, subject to minimum annual royalty payments to Pro-CD in order to continue to license its database. Further, the Company is obligated to pay Network Publishing 1% of the Company's net advertising revenue derived from the On'Village Yellow Pages and a service fee of $2,000 per month. In addition, the Company is obligated to pay Kent Hinkson, the Company's Director of Technology (and a former consultant to Network Publishing), 1% of the Company's net revenue generated during the term of Mr. Hinkson's employment agreement (and, in certain instances, for a period of up to three years following the termination of such agreement). See "Business," "Management-Employment Agreements" and Notes 1, 6 and 7 of Notes to Financial Statements.


     Pursuant to an equipment lease dated April 21, 1997, the Company has financed the acquisition of approximately $300,000 of equipment, consisting primarily of a computer hardware system. The Company plans to finance an additional $100,000 of equipment pursuant to this lease during the remainder of 1997. In addition, the Company plans to purchase an estimated $150,000 of operating system software and related consulting support during the remainder of 1997. As of the date of the Prospectus, the Company had no other material commitments for capital expenditures. Following the Offering, the Company intends to hire a number of additional employees, which will require substantial capital resources. The Company plans to add an additional approximately 30 employees (including a total of approximately 10 to 15 national and regional sales managers and sales support staff located nationwide) in the approximately 12 months following the consummation of the Offering in the areas of marketing, product development and administration. In addition, the Company has entered into employment agreements with each of the Founders, effective on the closing of the Offering, providing for aggregate salaries of $370,000 in the first year of each agreement. The Company began accruing salaries to the Founders based on the salaries in their employment agreements in October 1996. See
"Management -- Employment Agreements." During the second quarter of 1997, the Company relocated its headquarters, which will result in monthly rent expense of approximately $8,800 during the first 12 months of the lease (which lease term commenced in June 1997), increasing to $11,000 per month during the remaining 48 months of the lease term. See "Business -- Facilities."


     The Company's independent certified public accountants have included an explanatory paragraph in their report stating that the Company's financial statements have been prepared assuming that the Company will continue as a going concern and that the Company's working capital deficiency and shareholders' deficit raises substantial doubt as to the Company's ability to continue as a going concern. The Company is dependent upon the proceeds of the Offering or other financing in order to continue in business.

     The Company expects its cash requirements to increase in the future due to higher expenses associated with the hiring of additional personnel, advertising, promotion and marketing activities and other anticipated operating activities. The Company also anticipates that it will incur significant losses until such time, if ever, that the Company attracts and retains a sufficient number of advertisers (through relationships with Independent Publishers or otherwise) to generate enough revenue to support the Company's operating costs. There can be no assurance that the Company will be able to attract and retain a sufficient number of advertising customers to generate significant revenue, that the Company will generate positive cash flow from its operations, or that the Company will attain or thereafter sustain profitability in any future period.


     The Company anticipates, based on the Company's currently proposed plans and assumptions relating to its operations (including assumptions relating to the generation of revenue through relationships with Independent Publishers), that the proceeds of the Offering, together with anticipated revenue from sales of enhanced advertisements, should be sufficient to fund the Company's contemplated cash requirements for approximately 12 months following the consummation of the Offering. In the event the Company's plans change, its assumptions change or prove to be inaccurate or if the Company's funds for operations otherwise prove to be insufficient (including due to unanticipated technical or other problems), the Company could be required to seek additional financing prior to the expiration of such 12-month period. In addition, following such 12-month period, if the Company does not generate significant revenue from operations, the Company will need to obtain additional financing. The Company's ability to generate such revenue will depend primarily upon the ability of the Company to sell enhanced advertising services to businesses, primarily through the efforts of Independent Publishers as well as directly to customers. There can be no assurance that the Company will be successful in selling such advertising services or will ever generate sufficient revenue to fund its operations. The Company has no current arrangements with respect to, or sources of, additional financing. There can be no assurance that any additional financing will be available to the Company on acceptable terms, or at all. The inability to obtain additional financing could have a material adverse effect on the Company, including possibly requiring the Company to curtail its growth plans, significantly reduce operating costs or cease operations completely. See "Risk Factors -- Future Additional Capital Requirements; No Assurance Capital Will Be Available."

CHARGE TO INCOME IN THE EVENT OF RELEASE OF ESCROW SHARES

     In the event the Company attains any of the earnings or stock price thresholds required for the release of all or a portion of the Escrow Shares, the release of the Escrow Shares to Company officers, directors, employees or consultants will be treated, for financial reporting purposes, as compensation expense of the Company. Accordingly, the Company will, in the event of the release of any or all of the Escrow Shares, recognize during the period that the earnings or stock price thresholds are met a substantial non-cash charge to earnings that would increase the Company's loss or reduce or eliminate the Company's net income, if any, for financial reporting purposes for the period or periods during which such securities are, or become probable of being, released from escrow. The amount of this charge will be equal to the fair market value of such securities on the date of release from escrow. Although the amount of compensation expense recognized by the Company will not affect the Company's total shareholders' equity (due to a corresponding increase in additional paid-in capital), it may have a depressive effect on the market price of the Company's securities.

NEW ACCOUNTING PRONOUNCEMENTS

     Statements of Financial Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities" (SFAS No. 125) issued by the Financial Accounting Standards Board ("FASB") is effective for transfers and servicing of financial assets and extinguishment of liabilities occurring after December 31, 1996, and is to be applied prospectively. Earlier or retroactive application is not permitted. The new standard provides accounting and reporting standards for transfers and servicing of financial assets and extinguishment of liabilities. Because the Company is not currently engaging in any transactions within the scope of this pronouncement, the Company does not expect adoption of SFAS No. 125 to have a material effect on its financial position or results of operations.

     Statements of Financial Accounting Standards No. 128, "Earnings Per Share" (SFAS No. 128) issued by the FASB is effective for financial statements for both interim and annual periods ending after December 15, 1997. Earlier application is not permitted. SFAS 128 requires dual presentation of basic and diluted earnings per share ("EPS") on the face of the income statement. It also requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. This statement also requires restatement of all prior period EPS data presented. The Company does not expect adoption of SFAS No. 128 to have a material effect on its results of operations.

     Statements of Financial Accounting Standards No. 129, "Disclosure of Information about Capital Structure" (SFAS No. 129) issued by the FASB is effective for financial statements ending after December 15, 1997. The new standard reinstates various securities disclosure requirements previously in effect under Accounting Principles Board Opinion No. 15, which has been superseded by SFAS No. 128. The Company does not expect adoption of SFAS No. 129 to have a material effect on its financial position or results of operations.

     Statements of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" (SFAS No. 130) issued by the FASB is effective for financial statements with fiscal years beginning after December 15, 1997. Earlier application is permitted. SFAS 130 establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. The Company has not determined the effect on its financial position or results of operations from the adoption of this statement.

     Statements of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" (SFAS No. 131) issued by the FASB is effective for financial statements beginning after December 15, 1997. The new standard requires that public business enterprises report certain information about operating segments in complete sets of financial statements of the enterprise and in condensed financial statements of interim periods issued to shareholders. It also requires that public business enterprises report certain information about their products and services, the geographic areas in which they operate and their major customers. The Company has not determined the effect on its financial position or results of operations from the adoption of this statement.

                                    BUSINESS
OVERVIEW


     The Company is a development stage company engaged in the development, publishing and marketing of World Wide Web-based services designed to help users access information on the Internet, while at the same time providing advertisers with an efficient and innovative means of reaching targeted audiences. The Company's primary service offering is "On'Village Yellow Pages," an on-line national yellow page directory service which users can currently access through the Company's Web address, "http://www.onvillage.com." This service, offered free of charge to the user, enables the user to access the Company's licensed database of over 15 million business listings nationwide and to perform a search of desired listings presently by category, business name and business location. At the same time, On'Village Yellow Pages offers businesses the ability to advertise on the Internet in what management believes is a targeted, cost-effective and interactive manner. To better reach their targeted audiences, businesses are given the opportunity by the Company to purchase enhanced advertising services that supplement the basic yellow page listing. These enhanced services include priority listings, listings on the Company's other sites, graphics and logo advertisements, enhanced textual advertisements, including detailed display banners, listings of businesses by additional categories and cities, and additional URL and e-mail links.



     The Company believes that the Internet represents an important new and growing medium for advertisers to reach consumers. The Company's objective is to position itself to take advantage of this growth by serving the needs of its advertising customers. The Company's strategy is to develop a critical mass of advertising customers who purchase enhanced advertisements on the On'Village Yellow Pages as well as the Company's other Internet services. The Company believes that the most effective way to achieve this base of advertisers is through joint marketing and sales arrangements with independent local yellow page publishers ("Independent Publishers"), who contract with the Company to directly market and resell the Company's services to the Individual Publisher's existing base of customers and who may provide referrals to the Company of customers that indicate an interest in an expanded Internet presence. The Company believes there are an estimated 350 Independent Publishers in the United States. As of September 30, 1997, the Company had entered into arrangements with 70 Independent Publishers. Although the Company has experienced only limited sales of its enhanced advertising services to date, the Company plans to continue to offer these services, both indirectly through the Independent Publishers and directly to customers.



     To distinguish itself from other on-line yellow page services, the Company provides and is in the process of refining several additional services developed by the Company. These offerings include "My Place," a membership service that offers users various personalized services, products and promotions, and "On'Zine," an interactive service providing users the ability to communicate and immediately access relevant and related content and information on designated third-party Websites. These sites are organized by category and have been selected, reviewed and rated by the Company. The Company also recently introduced "OnTour," a compilation of information regarding select U.S. destinations, currently comprised of information regarding five national parks and several other tourist destinations. The Company believes that these additional services, in addition to attracting users, will enable advertisers to reach a more targeted audience. The Company recently has commenced offering other ancillary services to customers through Independent Publishers and directly to customers referred by Independent Publishers. In the future, the Company may also attempt to generate revenue through the sale of customized Websites and, eventually, the hosting of business-to-consumer and business-to-business electronic commerce on the Internet.


INDUSTRY BACKGROUND

  GENERAL

     The Internet was originally created by the United States government to facilitate the exchange of information and electronic mail ("e-mail") between a limited number of academic institutions, defense contractors and government agencies. The Internet was commercialized in the late 1980s and 1990s and technological enhancements have since extended the Internet's reach to consumers and businesses. The most important technological enhancement to the Internet was the creation of the World Wide Web in the early

1990s. The Web is a client/server system of hyperlinked, multimedia databases. The Web enables non-technical users to easily access information on the Internet and enables individuals or organizations to offer textual, graphical and other information directly to end-users. The Web is an interactive environment which facilitates the exchange of multimedia-rich information and entertainment resources among users worldwide. In addition, recent technological developments have enabled consumers and businesses to use the Web for buying and selling products and services. As a result, the Web has changed, and will continue to change the way in which people exchange information, communicate with each other and distribute products worldwide.

     A number of factors have contributed to the recent growth in popularity of the Web. The open nature of the Web enables any individual or organization to publish a Website. New software-based authoring tools have lowered the cost of publishing content on the Web relative to conventional publishing methods and enabled new, exciting forms of multimedia content. The Company believes that the cost of delivering content to a large audience can often be lower than that of conventional media, consisting primarily of the cost of maintaining and operating computer equipment and inputting data. In addition, the interactive nature of the Internet provides an environment in which content providers can track the appeal of their content by measuring the number of visits to a Website and can respond quickly to consumers' changing tastes and needs.

     The dramatic increase in Web-based information and entertainment has increased the appeal of the Web to consumers and has driven the high growth in traffic on the Web. Continued enhancement to the Internet, such as support for secured transactions, multimedia offering technology and new compression technologies, is expected to continue to attract new content providers and users to this medium.

  ADVERTISING ON THE WEB

     With the growth in the number of Internet users and content providers, the Internet has begun to develop the attributes of a conventional mass medium, where advertising subsidizes content delivered to users. The 1995
CommerceNet/Nielsen Internet Demographics Survey indicates that on average, Web users are upscale, professional and educated, providing an attractive demographic profile for advertisers.

     The Company believes that advertisers have begun to recognize that the interactive nature of the Internet can provide an environment where advertising may become more effective than it is in traditional broadcast and print media. The interactive and global nature of the Internet has the potential to enable advertisers to target specific audiences, measure the popularity of advertising content and make timely changes in response, reach worldwide audiences cost-effectively, and create innovative and interactive advertisements. The Company believes that increases in transmission bandwidth through higher speed Internet connections, and wider multimedia enabling technologies for the Web could also increase the appeal and effectiveness of advertisements and make the Web an even more attractive platform for advertising.

     Advertisers currently face difficulties, however, in placing their advertisements strategically on the Web. There are few companies that provide inexpensive convenient turnkey packages that allow advertisers to make their introduction onto the Web. In addition, it is difficult for advertisers to understand the volume and demographics of traffic patterns on Websites. As a result, advertisers can find it difficult to make the existence and location of their advertisements widely known and target their audiences effectively. The Company believes that, in the near term, advertisers will migrate to sites which can offer a high number of impressions per day. The Company also believes that, over time, advertisers will be attracted to those services that experience a high volume of traffic, track consumers carefully and deliver advertisers audiences that fit specific buying profiles. In order to provide such audiences to advertisers, services and sites must develop technologies to enable them to conduct complex demographic and psychographic profiling of their consumers. By understanding their audiences, services and sites will be able to match advertisements with buyers, resulting in targeted, high-impact advertising, referred to as "narrowcasting." In addition, the ability to interact with such targeted groups of consumers by providing enhanced benefits such as savings, coupons, incentives and contests is expected to enable advertisers to customize the consumers' needs and eventually, to build a long-term relationship with customers. The Company believes that those sites and services which both garner a high volume of traffic and offer advertisers the ability to target specific audiences effectively will be in the best position to take advantage of the advertising and commercial opportunities on the Web.

  THE YELLOW PAGE ADVERTISING MARKET

     Yellow page directories have been published in the United States since at least the 1890s and, traditionally, have been published almost exclusively by telephone utilities. In the early 1980s, due in part to telephone deregulation, independent companies began publishing an increasing number of directories. There are currently an estimated 350 Independent Publishers. The Company believes that yellow page directories have proved to be a successful advertising medium.

THE COMPANY'S SERVICES

     The Company's primary service offering is "On'Village Yellow Pages," a national yellow page directory service targeted towards individuals and businesses. To complement its yellow page directory, the Company also offers (i) "My Place," a membership service designed to enable registered users to take advantage of various personalized services, products and promotions, including savings, coupons and other incentives offered by the Company's advertisers and other listed businesses, (ii) "On'Zine," an interactive service designed to enable users to communicate and access relevant and related content and information on outside Websites, and (iii) "OnTour," a compilation of information regarding select U.S. destinations, currently comprised of information regarding five national parks and several other tourist destinations. All of these services are offered to users free of charge.


     Users can access the Company's sites through the Company's Web address, "http://www.onvillage.com." In addition, the Company's sites can currently be accessed directly through Netscape's Web page via the "Net Search" button, as well as through numerous other links throughout the Web. The Company's agreement with Netscape, pursuant to which the Company participates in the Netscape Distinguished Provider Program, expires on April 30, 1998. The agreement provides, however, that either party can terminate the agreement at any time upon 90 days' prior notice. If Netscape were to terminate the agreement, the Company would likely suffer a significant decrease in the traffic to its sites, thereby decreasing the marketability of the Company's services. Therefore, the Company is currently exploring the creation of alternate arrangements with Website providers, browser providers and other distribution channels, to supplement or replace its arrangement with Netscape. See "-- Sales, Marketing and Distribution."


  ON'VILLAGE YELLOW PAGES

     The Company's primary service offering is "On'Village Yellow Pages," an on-line yellow page directory service containing a licensed database of over 15 million business listings nationwide. The Company believes that its yellow page directory offers users many advantages over print yellow page directories, including (i) enabling users to obtain more timely content; (ii) enabling regional users to search neighboring cities or counties not otherwise available in their local print yellow page directory; (iii) enabling travelers to obtain information from other parts of the country; and (iv) enabling businesses to locate other businesses locally, regionally or nationally.

     The directory is formatted and categorized in a manner similar to that of most print yellow page directories. Users have the option of performing searches by either business listings or by categories. To perform a search, the user enters the name of the desired business listing or category, together with the state and, if desired, the city in which the search is to be conducted. If the user is performing a category search, the user will be presented with a series of sub-categories from which to choose. For example, if the category entered is "Restaurants," the user will be presented with a list of types of restaurants from which to choose, in order to narrow the scope of the search. Shortly after entering the search, the user is presented with a list of each business in the database which fits within the specified search criteria. The listings include businesses which have chosen to use the Company's services (including businesses which have paid for the use of the Company's services), as well as those that have not. Businesses that have purchased the Company's priority listing service are listed first, followed by an alphabetical listing of the remaining entries. By clicking on the desired business listing, the user will access the "page behind" the listing, which provides the phone number, and, in most cases, the address, of the business. In addition, each business with a yellow page listing may add to the page-behind, free of charge, a brief (ten words or less) textual advertisement, as well as a reference to an outside Website and e-mail address. Users can link to these Websites by clicking on them. The page behind most business listings are linked to a zoomable map prepared by a third party and currently available free of charge to the Company, which provides users with a convenient method of viewing the location of desired business listings. Expanded listings, including enhanced textual enhancements and graphics customized by the Company, as well as other related services, are available to businesses for a fee. See "-- Advertising Services and Pricing."

     The Company's On'Village Yellow Pages directory consists of a database of business listings licensed from Pro-CD, Inc. ("Pro-CD"), a leading CD-ROM electronic directory publisher, pursuant to a five-year licensing agreement entered into in December 1995. The database is comprised of telephone directory information derived from print yellow page listings and includes the business name, address (when available), and phone number of at least 15 million businesses nationwide. Pro-CD is required to provide the Company with quarterly updates of the database during the term of the agreement. Pursuant to the agreement, the Company is obligated to pay annual royalty amounts based on net advertising revenue, make certain minimum annual royalty payments to Pro-CD, provide Pro-CD with 50 electronic advertising bill boards free of charge, and include a reference to Pro-CD on each of the Company's search screens. In addition, the agreement specifies certain limits regarding the number of business listings which can be displayed by the Company per screen. So long as Pro-CD is in compliance with its obligations regarding updating the database, the Company is prohibited from utilizing any other yellow page database. The agreement does not prohibit Pro-CD from licensing its database to others, including existing and potential competitors of the Company. Pro-CD has the right to terminate the agreement on or after January 1, 1998, upon six months' notice, if it is unable, or if it becomes impractical for Pro-CD to continue to supply the data. If the agreement is terminated for any reason, the Company could be required to delete all directory listings derived from the Pro-CD database. The Company believes that its national database gives it a competitive advantage over publishers of most print yellow pages, which contain only local listings and generally are published annually.

     In the future, the Company plans to introduce enhanced search tools which will enable a user to narrow his search of the Company's yellow page database, based on such categories as area code, zip code, key words, brand names, available discounts and other sub-categories. These refinements are expected to be designed to enable businesses to narrowcast advertisements to specific audiences by placing advertisements only where the user's query contains a specific word that has been designated as a key word for that particular advertiser. The Company believes that this type of advertising provides advertisers the opportunity to engage in high-response, product-specific advertising. Although the Company plans to introduce searches by area code by the end of the first quarter of 1998, no assurance can be given as to when, if ever, additional enhancements will be introduced, or if such enhancements will lead to increased traffic on the Company's sites.

     The Company's On'Village Yellow Pages currently generates only a very limited amount of traffic per day. Additionally, a substantial portion of the Company's revenue generated to date (which has been extremely limited) has been derived from sales of enhanced advertisements to businesses in Southern Utah, the location of the Company's test-market site, and from contracts entered into with a limited number of Independent Publishers. No assurance can be given that the Company's yellow page directory will ever generate a significant amount of traffic or that the Company will be able to generate a significant amount of advertising revenue. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  MY PLACE

     The Company's "My Place" service is an interactive, on-line service designed to provide personalized services to registered users, referred to as "residents." By providing certain personal or demographic information, such as name, area code and, at the user's option, interests, an end user is assigned a personal password through which he can access My Place. My Place offers end users services such as: (i) access to discounts and promotions offered by advertisers in their geographic area or areas of interest; (ii) an e-mail forwarding service; (iii) a reminder service consisting of an automatic e-mail message sent on a specified date; (iv) a personal notebook, consisting of telephonic numbers selected by the end-user; and (v) links to other

Internet services such as a weather forecasting service. In addition, each resident is given his own personalized e-mail address: "@onvillage.net."

     Membership in My Place is currently available, free of charge, to any user who accesses the Company's site. First time users can register as a resident by inputting their name, address and telephone number, a secret password, and optional information regarding their personal interests. Each time a resident enters My Place, he is greeted with the following personalized message:
"ON'VILLAGE SAYS WELCOME BACK [NAME OF RESIDENT] OF [CITY OF RESIDENCE]." Residents are then presented with notices, discounts, coupons and special offers made available by businesses within the resident's area code. Residents also have the ability to search for offerings made by businesses with different area codes. Although businesses can currently post offerings on My Place free of charge, in the future, the Company intends to limit participation to advertisers who have purchased enhanced listings on the Company's On'Village Yellow Pages directory or who otherwise pay a specified fee. See "-- Advertising Services and Pricing."

     The Company believes that My Place provides advertisers with an efficient method of reaching a targeted audience. Advertisers can currently narrowcast their promotional campaigns to users within a specified area code. Within the 12 months following consummation of the Offering, the Company expects to be able to furnish further refinements to its My Place service based on a user's city, state and zip code. Ultimately, the Company's goal is to utilize the information it gathers regarding its users to provide advertisers with the ability to narrowcast their advertisements based on such "psychographic" information as hobbies and areas of interest. No assurance can be given that the Company will ever implement such refinements, that My Place will ever attract a significant number of users, will be an effective platform for advertisers, or that My Place will ever generate significant revenue.

  ON'ZINE

     The Company's "On'Zine" service provides an interactive service for users to communicate and immediately access relevant and related content and information on designated third-party Websites. These Websites are organized by category, and have been selected, reviewed and rated by the Company. On'Zine currently lists over 400 Websites in a total of 22 different categories (or "Zines"), including On'Travel, On'Computers, On'Cars and On'Gossip. Users receive a direct and immediate link to outside Websites by simply clicking on the desired Website within a Zine. On'Zine also offers a "chat area" within each Zine where users can interactively discuss topics of common interest. These "chat areas" are not currently monitored by the Company, although the Company anticipates it will do so in the future.

     The Company believes that On'Zine will provide advertisers with an efficient method of reaching targeted audiences. The Company also views On'Zine as an effective pathway for users to access third-party Websites. Accordingly, the Company plans to offer advertisers (in particular, businesses purchasing enhanced advertisements on the On'Village Yellow Pages, either through Independent Publishers or directly) and third-party Website hosts the opportunity to purchase advertising banners and other forms of advertising within the various 'Zines. See "-- Advertising Services and Pricing."

     The Company may, in the future, expand On'Zine, and may offer users a limited amount of Company-prepared content. To date, On'Zine has generated a limited amount of traffic, and, due to, among other things, the Company's limited marketing resources, the Company has not sold any advertising on its On'Zine service. No assurance can be given that On'Zine will ever attract a significant number of users, will be an effective platform for advertisers or that On'Zine will ever generate significant revenue.


  ONTOUR


     The Company's recently introduced "OnTour" service provides users with a compilation of information regarding select U.S. destinations. Currently, users can access information regarding five national parks (Zion, Bryce Canyon, Canyon Lands, Arches and the Grand Canyon), and several other tourist destinations including Sonoma, California, Daytona Beach, Florida and Sun Valley, Idaho. By clicking on the desired destination, users can locate listings of restaurants, retail shops, hotels and other information regarding surrounding areas at such destination. The Company plans to offer advertisers (in particular, businesses purchasing enhanced advertisement on the On'Village Yellow Pages, either directly or through Independent Publishers) and third-party Website hosts the opportunity to purchase advertising banners and other forms of advertising on the Company's OnTour site.

     To date, sales of advertisements on OnTour have been limited to businesses located in Utah in conjunction with the Company's test-marketing activities and OnTour has generated a limited amount of traffic. No assurance can be given that OnTour will ever generate a significant number of users, will be an effective platform for advertisers or that OnTour will ever generate significant revenue.


  OTHER ANCILLARY SERVICES



     The Company recently began offering for sale semi-custom and custom Websites. Semi-custom Websites are multi-page, pre-formatted Internet Websites that provide businesses with an opportunity to advertise products and services in a more comprehensive manner than is available through a single Yellow Pages Webpage. Full custom Websites may include custom designed graphics, forms, navigational aids and databases. The Company expects to derive revenue from businesses seeking these services through referrals provided by the Independent Publishers and, to a lesser extent, through sales generated by the Independent Publishers' sales forces.


  PROPOSED SERVICES


     The Company may also develop and market services that enable customers to engage in business-to-consumer and business-to-business electronic commerce on the Internet. These services would include hosting of transactions and could include order taking, authorization, payment processing, security and customer service. The Company anticipates that it would receive a fee for hosting these services as well as a transaction fee based on the dollar amount of each sale. Online purchasing of goods and services by consumers is in an early stage of development, and has been hindered to date by, among other factors, a lack of widely accepted secure payment mechanisms. See "Risk Factors -- Developing Market; Unproven Acceptance of the Company's Services." No assurance can be given that the Company will successfully develop such services, or that if developed, such services will ever generate significant revenue.


STRATEGY


     The Company believes that the Internet represents an important new growing medium for advertisers to reach consumers. The Company's objective is to position itself to take advantage of this growth by serving the needs of its advertising customers. The Company designed its initial service offering, the On'Village Yellow Pages, to provide businesses with the ability to undertake measurable, targeted, cost-effective and interactive advertising on the Internet. In an effort to differentiate its yellow page directory service from other Internet-based yellow page directories, the Company introduced My Place, On'Zine and OnTour. The Company has continued to address the requirements of its advertising customers, and will seek to provide other ancillary services to such customers, such as its custom and semi-custom Website services. The Company also plans in the future to invest resources in the enhancement of its existing offerings and the possible development of additional services (such as the hosting of electronic commerce).



     The Company's strategy for revenue generation is to develop a critical mass of advertising customers who purchase enhanced advertisements on the On'Village Yellow Pages as well as the Company's other Internet services. The Company believes that the most effective way to achieve this base of advertisers is through joint marketing and sales arrangements with Independent Publishers. The Company's strategy is to initially seek to enter into as many arrangements with Independent Publishers as possible by providing the Independent Publishers with the opportunity, free of charge, to offer their advertising customers with a means of advertising on the Internet through the Company's basic "QuickStart Ad." In exchange for access to the Company's Internet services, the Independent Publishers agree to directly market and attempt to resell the Company's enhanced advertising services to the Independent Publishers' existing base of customers. The Company believes that this strategy will enable the Company to potentially leverage the Independent Publishers' existing base of advertising customers and sales and marketing personnel, to expand the Company's base of advertising customers. The Company anticipates that once established, this base of advertising customers may not only purchase enhanced advertising services from the Company, but may also be willing to pay for basic advertising services in the future. The Company believes that the Independent Publishers could provide an efficient means of promoting and marketing the Company's services. In addition, the Independent Publishers may be a source of referrals to the Company for customers that indicate an interest in an expanded Internet presence. To support this effort, the Company plans to develop a nationwide sales management force dedicated to establishing relationships with Independent Publishers. The Company also contemplates seeking advertising customers through the use of a telemarketing program. See "-- Sales, Marketing and Distribution."



     The Company anticipates that its principal source of revenue, if any, in the future will be fees paid to the Company by advertising customers, both indirectly through Independent Publishers and, to a lesser extent, directly, to obtain enhanced advertisements on the On'Village Yellow Pages, to advertise on On'Zine and OnTour, and to provide promotions and other offerings on My Place. Additional revenue may also be obtained through the sale of ancillary services such as custom and semi-custom Website services. To date, the Company's extremely limited revenue has been derived primarily from sales of enhanced advertisements to businesses located in Southern Utah, the location of the Company's test-market site, and from the contracts entered into with a limited number of Independent Publishers.


     The Company believes that distributing and marketing its services widely is a key to successfully growing its base of users as well as enhancing its marketability to its advertising customers. Accordingly, the Company is party to an agreement with Netscape which provides that the Company's yellow page directory is listed as a yellow page service on Netscape's Web page, accessible via the "Net Search" button, through April 1998 (subject to either party's ability to terminate the agreement at any time upon 90 days' prior notice) pursuant to the Netscape Distinguished Provider Program. The Company is currently exploring the creation of alternate arrangements with Websites providers, browser providers and other distribution channels, to replace and/or supplement its arrangement with Netscape. See "-- Sales, Marketing and Distribution."

     The Company believes that cultivating a distinct brand image will be critical to differentiating the Company's services. The Company plans to maximize brand potential by providing consistent higher quality and innovative services, and by conducting marketing activities that reinforce the Company's image. The Company also believes that its relationships with Independent Publishers (who are expected to include the "On'Village" name and address in participating business listings in the print yellow pages they publish) will be an important means of generating name recognition. See "Risk Factors -- Reliance on Intellectual Property Rights; No Assurance of Obtaining Service Mark Registration."

SALES, MARKETING AND DISTRIBUTION


     The Company's sales and marketing efforts, which to date have been extremely limited, were initially focused on sales by the Company of enhanced advertisements in the On'Village Yellow Pages directly to businesses located in Southern Utah, the location of the Company's test-market site. As a result of these activities, the Company gained valuable information which was applied in refining the Company's sales techniques, service offerings and technical systems. As a result, the Company changed its focus to the establishment of relationships with Independent Publishers as the primary means of selling and marketing the Company's services. More recently, the Company has begun to market its services to customers referred to it through Independent Publishers in those areas supported by the Company's regional sales managers and is contemplating seeking advertising customers through the use of a telemarketing program.


  RELATIONSHIPS WITH INDEPENDENT PUBLISHERS

     The Company's current standard agreement with Independent Publishers provides that, for a period of one year, the Independent Publisher will offer its advertising customers the opportunity to advertise on the Company's yellow page directory through the Company's QuickStart Ad, at no charge to the Independent Publisher. In exchange for affording the Independent Publishers' advertising customers the opportunity to advertise on the Company's yellow page site, the Independent Publisher is required to print the Company's name and Internet address in its print yellow page directories (including at least one full page display advertisement in each published directory) and to use its best efforts to resell the Company's enhanced advertising services. These enhanced services include priority listings, listings of the Company's other sites, graphics and logo advertisements, enhanced textual advertisements, including detailed display banners, listings of businesses by additional categories and cities, and additional URL and e-mail links. During the term of the agreement, the Independent Publisher is prohibited from representing or selling the products of any other on-line or Internet-based yellow page service. The Company will provide training and consulting services to the Independent Publishers and will, in some cases, provide the Independent Publishers with the software necessary to enable the Independent Publishers to directly input certain enhanced advertisements on the On'Village Yellow Pages. The Company also plans to sell advertisements on On'Zine, My Place and OnTour through the Independent Publishers. As of September 30, 1997, the Company had entered into 70 arrangements with Independent Publishers.


     The Company recently has entered into informal arrangements with a limited number of Independent Publishers to pay such Independent Publishers compensation based on the sale by the Company of its Internet services to customers referred to the Company by such Independent Publishers. Based on the preliminary results of these arrangements, the Company is considering formalizing these arrangements and expanding them to include additional Independent Publishers.


     In the approximately 12 months following the consummation of the Offering, the Company plans to add a total of an additional approximately 10 to 15 national and regional sales managers and sales support staff to develop contacts with Independent Publishers. No assurance can be given that the Company will be able to add such personnel, or that any such personnel will lead to increased sales of the Company's services. See "-- Employees."

  ARRANGEMENT WITH NETSCAPE


     In order to provide users with simple and instantaneous access to the Company's services, the Company entered into an agreement with Netscape which provides that the Company's services will be listed on Netscape's Web page, accessible via the "Net Search" button, through April 1998 (subject to each party's ability to terminate the agreement at any time upon 90 days' prior notice) pursuant to the Netscape Distinguished Provider Program. Currently, two competing yellow page services, as well as a number of leading navigational services with yellow page directories, are also listed. The Company believes that a significant percentage of the limited traffic to the Company's site is generated through its Netscape listing. No assurance can be given that Netscape will not terminate the agreement prior to its expiration date, that Netscape will not enter into similar arrangements with other competing companies (thereby resulting in an increase in the number of competitive companies listed on Netscape's Web page), or that Netscape will not develop its own service offerings competitive with those of the Company. If Netscape were to choose to terminate the agreement, or if Netscape were to develop and market its own competitive services or promote competing services from other third parties, the Company would likely suffer a significant decrease in the traffic to its sites, thereby decreasing the marketability of the Company's services. The Company is currently exploring the creation of alternate arrangements with Website providers, browser providers and other distribution channels, to supplement or replace its arrangement with Netscape. No assurance can be given that the Company will enter into any such arrangements on terms acceptable to the Company or at all, or that any such arrangements will generate significant traffic to the Company's on-line sites.


     The Company also plans to pursue other means of marketing its services, including on-line and trade advertising, attendance at Internet trade shows and advertisements in various print media. The Company may also enter into cross-marketing strategic arrangements with Internet service providers and others.

ADVERTISING SERVICES AND PRICING

     The Company's services are designed to provide businesses with the ability to undertake measurable, targeted, cost-effective and interactive advertising on the Internet. Businesses are afforded the opportunity to target the users of the Company's yellow page directory in a general fashion, or to narrowcast advertisements based on the geographic location of the user and by advertising on the Company's other service offerings, thereby offering the advertiser the opportunity to engage in high-response, product-specific advertising. For example, the Company offers registered users of My Place the opportunity to take advantage of special offers, discounts, and other benefits provided by the Company's advertising customers and other listed businesses. Additionally, the Company believes that, because users initiate the search for information regarding a particular business, users are particularly receptive to the advertising information they receive, thereby establishing the Company's services as an attractive and effective platform for delivering information in an unobtrusive manner.

     The Company offers businesses a number of different advertising options, ranging from simple text to more complicated graphical images. The Company has bundled a number of its basic options into the QuickStart Ad. The QuickStart Ad includes an enhanced textual advertisement appearing on the "page behind" of an advertiser's yellow page listing, as well as a listing of business hours and credit cards accepted. The QuickStart Ad also sets forth the URL link to an advertisers' outside web site and e-mail address (if available). Businesses which advertise through the QuickStart Ad can list their businesses under three different categories on the Company's yellow page directory, and receive an expanded listing icon next to their yellow page listing. Advertisers can change the text of their advertisement at any time. Initially, the Company intends to provide each advertising client of participating Independent Publishers with a QuickStart Ad at no charge to the Independent Publisher, in exchange for, among other things, a commitment by the Independent Publisher to market and resell the Company's other product offerings. See "-- Sales, Marketing and Distribution; Relationships with Independent Publishers."

     The Company also offers several enhanced advertising services designed to increase the visibility and effectiveness of an advertisement, including priority listings, listings on the Company's My Place and OnTour sites, graphics and logo advertisements, enhanced textual advertisements, including detailed display banners, listings of businesses by additional categories and cities, and additional URL and e-mail links. The suggested retail price of these products currently range from $20 to $499. In addition, the Company offers advertisers access to the Company's database of end-users, for the purpose of targeting advertisements and offering promotional materials. In the future, the Company also plans to offer businesses the opportunity to purchase advertising space on the Company's On'Zine sites. These advertisements will be priced on a case-by-case basis.

TECHNOLOGY

     Pursuant to the Company's agreement with Network Publishing, which is terminable by the Company upon 30 days' notice and by Network Publishing upon 120 days' notice, Network Publishing has agreed to host and maintain the Company's computer hardware systems. The Company's operating system is developed and maintained in-house by Mr. Kent Hinkson, the Company's Director of Technology, a former consultant to Network Publishing. The Company's systems are currently powered by the Oracle Database software as well as other server software, and employ multiple T-1 lines from several telephone utilities, with hardware traffic routing that provides consistent throughput. These T-1 lines connect the Company's servers to telephone company providers, which employ more powerful routers and dedicated high speed connection lines. All systems and maintenance activities, including server hosting, are managed and maintained by Network Publishing. The Company believes that Network Publishing is capable of supporting the Company's technological needs for the foreseeable future. Network Publishing has built and maintained Websites for such major corporations as Novell, Volkswagen USA, Verifone, The Smithsonian and The Utah Travel Council. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

     Recent increases in the volume of searches conducted through the Company's services have strained the capacity of the operating system, hardware and telecommunications lines deployed by the Company, and has led to slower response times and operating system failures. To respond to these problems, the Company has recently leased a new hardware system and has commenced identifying new operating systems to replace its existing operating system. Although the Company believes it will be able to identify and purchase such new operating system, no assurance can be given that the Company will be able to integrate such operating system with its hardware system in a timely and cost effective manner. In addition, there can be no assurance that the Company's services and systems will be able to scale appropriately to any further increases in users and services offered. The Company is also dependent upon Web browser companies and Internet and online service providers for access to its services, and users have experienced and may in the future experience difficulties due to system or software failures or incompatibilities not within the Company's control. The Company is also dependent on Network Publishing for prompt delivery, installation and service of servers and other equipment and services used to provide the Company's services. Any disruption in the Internet access and service provided by the Company or Network Publishing could have a material adverse effect upon the Company's business, results of operations and financial condition.

COMPETITION

     The market for Internet products and services is highly competitive, with no substantial barriers to entry, and the Company expects that competition will continue to intensify. The market for the Company's services has only recently begun to develop, is rapidly evolving and is characterized by an increasing number of market entrants with competing products and services. The Company believes that the principal competitive factors in its market are brand recognition, ease of use, comprehensiveness, enhancements and value added benefits, entertainment value, and quality and responsiveness of search results (i.e., narrowcasting). Although the Company believes that the diverse segments of the Internet market may provide opportunities for more than one supplier of services similar to those of the Company, it is possible that a single or few suppliers may dominate one or more market segments. There can be no assurance that the Company's competitors will not develop Internet services that are superior to those of the Company or that achieve greater market acceptance than the Company's offerings. Any failure of the Company to provide service offerings that achieve success in the short-term could result in an insurmountable loss in marketshare and brand acceptance, and could, therefore, have a material adverse effect upon the Company's business in the long term.


     A number of companies offer competitive services addressing certain of the Company's target markets. Most of the Company's existing and potential competitors have significantly greater financial, technical and marketing resources than the Company. These companies include America Online, Inc., Excite, Inc., Lycos, Inc., The McKinley Group, CompuServe Corporation, Prodigy Services Company, Infoseek Corporation and Yahoo! Corporation. Specifically, the Company's On'Village Yellow Pages product competes with other Internet Yellow Page directory services, including BigYellow, BigBook, YellowNet, GTE SuperPages, Yellow Pages Online, Switchboard, InfoSpace, ZIP2, American Business Information's Lookup USA and a Netscape Guide by Yahoo! Corporation featuring the Yellow Page services of the five Regional Bells. In addition, the Company competes with metasearch services that allow a user to search the databases of several catalogs and directories simultaneously. The Company also competes indirectly with database vendors that offer information search and retrieval capabilities with their core database products. In the future, the Company may encounter competition from providers of Web browser software, including Netscape and Microsoft Corporation, online services and other providers of other Internet products and services who elect to incorporate their own search and retrieval features into their product and service offerings. A number of the Company's Internet yellow pages competitors as well as many other companies offer custom and semi-custom Website services that compete with the Website services being offered by the Company.



     Netscape and Pro-CD, as well as a number of the Company's current advertising customers, have established relationships with certain of the Company's competitors and future advertising customers, licensees and licensors may establish similar relationships. For example, the Netscape Guide by Yahoo! Corporation features a yellow page service provided by the Regional Bells, accessable through Netscape's "Destinations" toolbar. In addition, the Company competes with online services and other Website operators as well as traditional offline media such as print (including print yellow page directories) and television for a share of advertisers' total advertising budgets. Competition among current and future suppliers of Internet navigational and directory services, as well as competition with other media for advertising placements, could result in significant price competition and reductions in advertising revenue. There can be no assurance that the Company will be able to compete successfully against its current or future competitors.

INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS


     The Company relies on a combination of copyright and trademark laws and contractual provisions to protect its proprietary rights. Litigation may be necessary to protect the Company's proprietary rights. Any such litigation may be time-consuming and costly. Despite the Company's efforts to protect its proprietary rights, unauthorized parties may attempt to copy aspects of the Company's services or to obtain and use information that the Company regards as proprietary. In addition, there are few barriers to entry into the market for the Company's services. There can be no assurance, therefore, that any of the Company's competitors, most of whom have far greater resources than the Company, will not independently develop technologies that are substantially equivalent or superior to the technologies utilized by the Company. See "-- Competition."


     The Company has applied for a service mark registration for "On'Village." Although this application was initially denied, the Company has responded to the denial, arguing that the registration should be granted. There can be no assurance, however, that the Company's application will be approved. The Company intends to focus its efforts on achieving brand recognition for its products; therefore, failure of the Company to obtain the "On'Village" service mark registration and the use of the name by third parties, could have a material adverse effect on the Company's business, results of operations and financial condition. The Company will continue to evaluate the registration of additional service marks and trademarks, as appropriate.

     In addition, the Company relies on certain technology and data licensed from third parties, and may be required to license additional technology and data in the future, for use in providing services to users and advertising customers. The Company's ability to generate fees from advertising and, eventually, Internet commerce, may also depend on data encryption and authentication technologies that the Company may be required to license from third parties. There can be no assurance that these third party technology licenses will be available or will continue to be available to the Company on acceptable commercial terms, or at all.

     There has been substantial litigation in the computer industry regarding intellectual property rights. There can be no assurance that the Company will not commence litigation to protect its position or third parties will not in the future claim infringement by the Company with respect to current or future services, trademarks or other rights (including the use of the "On'Village" name), or that the Company will not counterclaim against any such parties in such actions. Any such claims or counterclaims could be time-consuming, result in costly litigation, or require the Company to redesign its services, any of which could have a material adverse effect on the Company's business, operating results and financial condition. Although the Company will take steps that it considers appropriate to protect its intellectual property rights, the Company believes its future success will depend primarily on its ability to rapidly introduce new services and enhancements to its existing services, rather than upon legal protections afforded existing intellectual property.

GOVERNMENT REGULATION

     The Company may be subject to Sections 5 and 12 of the Federal Trade Commission Act (the "FTC Act"), which regulate advertising in all media, including the Internet, and require advertisers to have substantiation for advertising claims before disseminating advertisements. The FTC Act prohibits the dissemination of false, deceptive, misleading and unfair advertising, and grants the Federal Trade Commission ("FTC") enforcement powers to impose and seek civil and criminal penalties, consumer redress, injunctive relief and other remedies upon persons who disseminate prohibited advertisements. The Company could be subject to liability under the FTC Act if it were found to have participated in creating and/or disseminating a prohibited advertisement with knowledge, or reason to know that the advertising was false or deceptive. The FTC has recently brought several actions charging deceptive advertising via the Internet, and is actively seeking new cases involving advertising via the Internet.

     The Company may also be subject to the provisions of the recently enacted Communications Decency Act (the "CDA"), which, among other things, imposes substantial monetary fines and/or criminal penalties on anyone that distributes or displays certain prohibited material over the Internet or knowingly permits a telecommunications device under its control to be used for such purposes. Although the manner in which the CDA will be interpreted and enforced and its effect on the Company's operations cannot yet be fully determined, the CDA could subject the Company to substantial liability. The CDA could also dampen the growth of the Internet generally and decrease the acceptance of the Internet as an advertising medium.

     Other federal, state or local laws, regulations and policies, either now existing or that may be adopted in the future, may apply to the business of the Company and may subject the Company to significant liabilities, significantly dampen growth in Internet usage, prevent the Company from offering certain Internet content or services, or otherwise cause a material adverse effect on the Company's business, results of operations and financial condition. These laws, regulations, and policies may apply to matters such as, but not limited to, copyright, trademark, unfair competition, antitrust, property ownership, negligence, defamation, indecency, obscenity, personal privacy, trade secrecy, encryption, taxation and patents.

EMPLOYEES

     As of September 1, 1997, the Company had 22 full-time and three part-time employees, including five in research and technology, eight in sales and marketing and 12 in finance and administration. The Company believes that its relations with its employees are satisfactory. The Company is not a party to any collective bargaining agreements. The Company's future success depends on its continuing ability to attract and retain highly qualified technical and management personnel. To enable the Company to pursue its business strategy, the Company plans to add an additional approximately 30 employees in the approximately 12 months following the Offering in the areas of marketing, product development and administration (including a total of approximately 10 to 15 national and regional sales managers and sales support staff). Competition for employees in the Company's industry is intense, and there can be no assurance that the Company will be able to attract or retain highly qualified personnel in the future.

FACILITIES

     The Company's principal administrative, sales, and marketing facility is located in an approximately 6,300 square foot facility in Calabasas, California. The five-year lease, which commenced in June 1997, provides for monthly payments of approximately $8,800 during the first 12 months of the lease term, with monthly payments of approximately $11,000 for the remaining 48 months and an option to extend the lease for an additional three years. The Company believes that its existing facility will be adequate for the Company's requirements for the foreseeable future.

LEGAL PROCEEDINGS

     The Company is not currently engaged in any material legal proceedings.

                                   MANAGEMENT
DIRECTORS AND EXECUTIVE OFFICERS

     The following are the directors, director nominees and executive officers of the Company:

         NAME              AGE                       POSITION
----------------------     ---     --------------------------------------------
Jack B. Tracht+            48      Chief Executive Officer and Director
Robert D. Tracht           43      President, Chief Operating Officer and
                                   Director
Jeff W. Walden             43      Senior Vice President of Marketing and
                                   Director
James E. Austin            58      Senior Vice President of Sales, Secretary
                                   and Director
William A. Rossi           39      Vice President and Chief Financial Officer
Nicholas M. Mitsakos*+     37      Director Nominee
David A. Searls*+          49      Director Nominee

---------------

+ Proposed member of the Compensation Committee.

* Proposed member of the Audit Committee.

     JACK B. TRACHT is a co-founder of the Company and has served as a Director since the Company's inception in November 1995 and as the Company's Chief Executive Officer since May 1996. From November 1995 to May 1996, Mr. Tracht served as a Vice President of the Company. From 1987 to 1995, Mr. Tracht was President and a principal of Inland Pacific Edge Inc., a distributor of apparel and footwear to mass marketers in the U.S. and abroad. Mr. Tracht has over 20 years of experience in marketing, designing and merchandising various product lines. Mr. Tracht has served in various positions in retail and wholesale management at Allied Department Store Group, Great American Clothing Company and Point Sportswear, a division of Alpha Pacific Corporation. Mr. Tracht is the brother of Robert D. Tracht.

     ROBERT D. TRACHT is a co-founder of the Company and has served as its President and a Director since the Company's inception in November 1995, and has served as the Company's Chief Operating Office since May 1996. From March 1995 to January 1997 Mr. Tracht served as the Company's Chief Financial Officer. Mr. Tracht is the founder and a principal of Robert Tracht Enterprises, Inc. ("RTE"), a domestic and international wholesaler and distributor of apparel and athletic footwear with a European giftware merchandising division, and has served as that company's President since 1987. Mr. Tracht has over 20 years of experience in the apparel, merchandising and accessory wholesale industry. Prior to 1987, Mr. Tracht served as Regional Sales Manager for a division of Jordache Jeans and Englishtown Sportswear. Mr. Tracht is the brother of Jack B. Tracht.

     JEFF W. WALDEN is a co-founder of the Company and has served as a Director since the Company's inception in November 1995 and as the Company's Senior Vice President of Marketing since May 1996. From November 1995 to May 1996, Mr. Walden served as a Vice President of the Company. Mr. Walden's career spans 20 years across the apparel and giftware industries, where he developed, marketed and merchandised numerous product lines. Mr. Walden is a principal in RTE where, since 1990, he has managed its wholesale trading division. From 1986 to 1990, Mr. Walden served as Vice President of American Marketing Works Incorporated's branded division, which included the Body Glove brand. From 1981 to 1986, Mr. Walden served as Vice President of PLSA, Inc., a manufacturer of men's and women's outerwear apparel. Prior thereto, Mr. Walden served as Vice President of Marketing and Sales of Alpha Pacific Corporation and as Vice President of Marketing of American Characters International, Inc.

     JAMES E. AUSTIN is a co-founder of the Company and has served as a Director since the Company's inception in November 1995 and as the Company's Senior Vice President of Sales since May 1996. From November 1995 to May 1996, Mr. Austin served as a Vice President of the Company. For over 30 years Mr. Austin has been involved in the selling and merchandising of sportswear lines. For almost 20 years, Mr. Austin headed his own independent sales representative organization, representing sportswear manufacturers such as Body Glove, Bugle Boy and B.U.M. Equipment. From 1994 to 1995, Mr. Austin was employed by Authentic Image Marketing as National Sales Manager for its surf and sportswear product line. From 1993 to 1994, he was employed by Inland Pacific Edge, Inc. as a National Marketing Representative, and from 1991 to 1992 was a sales representative for Yes Clothing Co. Mr. Austin previously served as Regional Vice President at Point Sportswear, a division of the Alpha Pacific Corporation and held various sales and other positions at Sprenger's Men's Wear, Manhattan Shirt Company and Europa Sport. Mr. Austin was also a partner in Retail Trends, a developer of retail franchises.

     WILLIAM A. ROSSI joined the Company in February 1997 and has served as Vice President and Chief Financial Officer since March 1997. Previously, Mr. Rossi was Vice President and General Manager for the SunMed Service division of Sunrise Medical, Inc., a publicly held manufacturer and distributor of home medical equipment, from January 1995 to February 1997. From July 1991 to December 1994, he served as Controller and then Vice President and Controller for Sunrise Medical, Inc. Mr. Rossi is a certified public accountant in the State of California.

     NICHOLAS M. MITSAKOS will commence service as a member of the Company's Board of Directors upon consummation of the Offering. Since April 1984, Mr. Mitsakos has been the Chief Executive Officer of Mitsakos & Co., a private investment company which focuses on providing venture capital to technology, media, telecommunications and entertainment companies. Mr. Mitsakos has also served as Chief Executive Officer of Mitsakos Holdings, LLC, a global investment fund which focuses on publicly traded equities, since April 1989. Since November 1995, Mr. Mitsakos has been the Chairman of the Board of Capri Entertainment, Inc., a music and new media venture. He also serves as a Director to InterVU, an Internet-based services company, as an advisor to Berkeley Networks, Inc., an Internet software and hardware networking company, and as an advisor to Morgan Interactive, Inc., a computer animation company. Mr. Mitsakos serves on the Boards of the UCLA Medical School Center for Cerebral Palsy and the Young Musician's Foundation. Since 1993, Mr. Mitsakos has also been a part-time instructor at the UCLA Anderson School of Business. Mr. Mitsakos graduated summa cum laude from the University of Southern California and earned a Masters in Business Administration from Harvard University.

     DAVID A. SEARLS will commence service as a member of the Company's Board of Directors upon consummation of the Offering. From 1992 to the present, Mr. Searls has served as President of Searls, Inc., a computer consulting firm. Since 1978, Mr. Searls has served as creative director and, most recently, head of the public relations division and a director of Hodskins Simone & Searls, a private advertising agency Mr. Searls co-founded in 1978.

     Directors serve until the next annual meeting or until their successors are elected or appointed. Officers are elected by and serve at the discretion of the Board of Directors. Other than as described above, there are no family relationships among the officers or directors of the Company.

KEY EMPLOYEES

     The following individuals are additional key employees of the Company:

     HOWARD M. FITES has served as the Company's Web Master and Senior Editor since the Company's inception in November 1995. Mr. Fites' responsibilities at the Company include working with the Company's Director of Technology in maintaining the Company's computer assisted design program, which includes Hypertext Markup Language ("HTML") scripting, graphic design, and data optimization. He also is in charge of implementing the production of the Company's advertising, marketing and promotional efforts. For the five years prior to joining the Company, Mr. Fites developed computer generated advertising programs and Websites for commercial clients through Pinstripe Design, a company he founded in 1982.

     KENT HINKSON has served as the Company's Director of Technology since April 1997. For the seven years prior to joining the Company, Mr. Hinkson acted as an independent consultant and software engineer, pursuant to which he defined hardware and support requirements, designed systems, and programmed, tested and implemented final hardware/software solutions for various corporations. Mr. Hinkson was a consultant for Network Publishing and, together with the Company, designed all of the Company's existing systems.

BOARD COMMITTEES AND DESIGNATED DIRECTORS

     The Board of Directors intends to establish an Audit Committee and a Compensation Committee. The functions of the Audit Committee will be to recommend annually to the Board of Directors the appointment of the independent public accountants of the Company, discuss and review the scope and the fees of the prospective annual audit and review the results thereof with the independent public accountants, review and approve non-audit services of the independent public accountants, review compliance with existing major accounting and financial policies of the Company, review the adequacy of the financial organization of the Company and review management's procedures and policies relative to the adequacy of the Company's internal accounting controls.

     The functions of the Compensation Committee will be to review and approve annual salaries and bonuses for all executive officers and review, approve and recommend to the Board of Directors the terms and conditions of all employee benefit plans or changes thereto. Messrs. Mitsakos and Searls will serve as members of the Audit Committee and Messrs. J. Tracht, Mitsakos and Searls will serve as members of the Compensation Committee.

     The Company has agreed for a period of five years from the date of this Prospectus if requested by the Representative, to nominate a designee of the Representative who is reasonably acceptable to the Company to the Company's Board of Directors. The Representative has informed the Company that it does not intend to make such a request in the near future.

DIRECTOR COMPENSATION

     Directors who are employees of the Company receive no compensation for serving on the Board of Directors. Non-employee directors receive $500 per meeting plus out-of-pocket expenses for attending such meetings. In addition, each non-employee director of the Company will be granted options to purchase 2,000 shares of Class A Common Stock, at fair market value on the date of commencement of service on the Company's Board of Directors, provided that unvested options shall terminate upon the termination of the non-employee director's service on the Board of Directors. All options granted to non-employee directors vest in full 12 months after grant. Non-employee directors are not precluded from serving the Company in any other capacity and receiving compensation therefor.

EXECUTIVE COMPENSATION

     The following table sets forth the cash compensation paid by the Company for its fiscal year ended December 31, 1996 to Jack B. Tracht, the Chief Executive Officer of the Company. No executive officer of the Company received salary and bonus in excess of $100,000 in such fiscal year.

                                                                ANNUAL COMPENSATION(1)
                                                           ---------------------------------
                                                           FISCAL YEAR ENDED
                                                             DECEMBER 31,      ANNUAL SALARY
                                                           -----------------   -------------
        Jack B. Tracht, Chief Executive Officer..........         1996            $17,697

---------------

(1) Mr. Tracht began accruing a salary in October 1996 at an annual rate of $92,500. No cash payments were made to Mr. Tracht in 1996.

EMPLOYMENT AGREEMENTS

     The Company entered into an employment agreement (the "Employment Agreement") with each of Jack B. Tracht, the Company's Chief Executive Officer; Robert D. Tracht, the Company's President and Chief Operating Officer; Jeff W. Walden, the Company's Senior Vice President of Marketing; and James E. Austin, the Company's Senior Vice President of Sales, in January 1997. The term of each Employment Agreement commences on the closing of the Offering and expires at the end of the 37th month after such date; provided, however, that the term may be extended by mutual agreement between the Company and the employee. Each Employment Agreement provides that in consideration for the respective employee's services, he is to be paid a salary of $92,500 during the first 13 month period of the Employment Agreement. In addition, each employee will receive increases in salary and bonuses as deemed appropriate by the Board of Directors after such 13 month period. Each Employment Agreement also provides that in the event the employee is terminated for "good cause," he shall not be entitled to any severance, and in the event the employee is terminated for any reason other than "good cause", he shall be entitled to severance pay equal to the lesser of (x) a lump sum amount equal to one year's salary based on his then-current annual salary (excluding any bonuses or fringe benefits) or (y) the remaining salary due under the term of the Employment Agreement plus a continuation of the disability and health insurance policies provided for in the Employment Agreement. Each Employment Agreement contains standard non-compete, non-solicitation and confidentiality provisions.

     Pursuant to a letter agreement entered into in February 1997, the Company agreed to provide Mr. William A. Rossi a base annual salary of $78,000 for serving as the Company Vice President and Chief Financial Officer and agreed to grant to Mr. Rossi options to purchase an aggregate of 20,000 shares of Class A Common Stock at an exercise price equal to their fair market value on the date of grant, under the Company's Option Plan. Options to purchase 7,000 shares of Class A Common Stock at an exercise price of $4.00 per share were granted to Mr. Rossi in August 1997 and the letter agreement provides for the grant of options to purchase 6,000 and 7,000 shares of Class A Common Stock in February 1998 and 1999, respectively. In addition, in August 1997, Mr. Rossi received options to purchase 500 shares of Class A Common Stock at an exercise price of $4.00 per share.

     The Company entered into an employment agreement with Mr. Kent Hinkson, the Company's Director of Technology, in April 1997. The agreement provides for a base annual salary of $70,000, plus bonuses and annual salary increases as deemed appropriate by the Board of Directors. In addition, Mr. Hinkson is entitled to additional compensation equal to 1% of the Company's net revenue (the "Incentive Compensation"). The agreement may be terminated at any time by the Company for "good cause", and upon 30 days' notice, at any time without cause. Mr. Hinkson may terminate the agreement at any time upon 120 days' notice. The agreement provides that in the event Mr. Hinkson is terminated for "good cause" he shall not be entitled to any severance, and in the event he is terminated for any reason other than "good cause," he shall be entitled to severance pay equal to the Incentive Compensation for a period of three years from the date of termination. In the event Mr. Hinkson terminates the agreement, he shall be entitled to the Incentive Compensation for a period of (x) one year following the date of termination, if the termination occurs during the first year of the agreement, (y) two years following the date of termination, if the termination occurs during the second year of the agreement, and (z) three years following the date of termination, if the termination occurs after the second year of the agreement. Mr. Hinkson's agreement contains standard non-compete, non-solicitation and confidentiality agreements.

STOCK OPTION PLAN

     In January and September 1997, respectively, the Board of Directors and the Company's shareholders approved the Company's 1997 Stock Option Plan and an amendment thereto (as amended, the "Option Plan"). The Option Plan provides for the grant of options to officers, directors and other key employees of the Company to purchase up to an aggregate of 300,000 shares of Class A Common Stock. The Option Plan is administered by the Board of Directors or a committee of the Board of Directors and is currently administered by the entire Board of Directors, which has complete discretion to select the optionee and to establish the terms and conditions of each option, subject to the provisions of the Option Plan. Options granted under the Option Plan may be "incentive stock options" as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or nonqualified options, and will be designated as such.

     The exercise price of incentive stock options may not be less than 100% of the fair market value of the Company's Class A Common Stock as of the date of grant (110% of the fair market value if the grant is to an employee who owns more than 10% of the total combined voting power of all classes of capital stock of the Company). The Code currently limits to $100,000 the aggregate value of Class A Common Stock that may be acquired in any one year pursuant to incentive stock options under the Option Plan or any other option plan adopted by the Company. Nonqualified options may be granted under the Option Plan at an exercise price less than the fair market value of the Class A Common Stock on the date of grant. Nonqualified options also may be granted without regard to any restriction on the amount of Class A Common Stock that may be acquired pursuant to such options in any one year.

     In general, upon termination of employment of an optionee, all options granted to such person which were not exercisable on the date of such termination would immediately terminate, and any options that are exercisable would terminate 90 days (one year in the case of termination by reason of death or disability) following termination of employment except in the event of termination for cause. In the event of termination for cause, all unexercised options would terminate 30 days after termination.

     Options may not be exercised more than ten years after the grant (five years after the grant if the grant is an incentive stock option to an employee who owns more than 10% of the total combined voting power of all classes of capital stock of the Company). Options granted under the Option Plan may be transferable under certain limited circumstances. Under the Option Plan, shares subject to cancelled or terminated options are reserved for subsequently granted options. The number of options outstanding and the exercise price thereof are subject to adjustment in the case of certain transactions such as mergers, recapitalizations, stock splits or stock dividends. The Option Plan is effective for ten years, unless sooner terminated or suspended.

     As of the date of this Prospectus, options to purchase 30,000 shares were outstanding at an exercise price of $4.00 per share, and options to purchase 270,000 shares were available for grant under the Option Plan.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

     As allowed by the California Corporations Code, the Company's Restated Articles of Incorporation provide that the liability of the directors of the Company for monetary damages shall be eliminated to the fullest extent permissible under California law. This is intended to eliminate the personal liability of a director for monetary damages in an action brought by or in the right of the Company for breach of a director's duties to the Company or its shareholders except for liabilities: (i) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law; (ii) for acts or omissions that a director believes to be contrary to the best interest of the Company or its shareholders or that involve the absence of good faith on the part of the director; (iii) for any transaction from which a director derived an improper personal benefit; (iv) for acts or omissions that show a reckless disregard for the director's duty to the Company or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to the Company or its shareholders; (v) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the Company or its shareholders; (vi) with respect to certain transactions or the approval of transactions in which a director has a material financial interest; and (vii) expressly imposed by statute for approval of certain improper distributions to shareholders or certain loans or guarantees. This provision does not limit or eliminate the rights of the Company or any shareholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director's duty of care. The Company's Amended and Restated Bylaws require the Company to indemnify its officers and directors to the full extent permitted by law, including circumstances in which indemnification would otherwise be discretionary. Among other things, the Amended and Restated Bylaws require the Company to indemnify directors and officers against certain liabilities that may arise by reason of their status or service as directors and officers and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

     The Company believes that it is the position of the Securities and Exchange Commission that insofar as the foregoing provision may be invoked to disclaim liability for damages arising under the Securities Act, the provision is against public policy as expressed in the Securities Act and is therefore unenforceable. Such limitation of liability also does not affect the availability of equitable remedies such as injunctive relief or rescission.

     The Company has entered into indemnification agreements ("Indemnification Agreement(s)") with each of its directors and officers. Each such Indemnification Agreement provides that the Company will indemnify the indemnitee against expenses, including reasonable attorneys' fees, judgements, penalties, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any civil or criminal action or administrative proceeding arising out of his performance of his duties as a director or officer, other than an action instituted by the director or officer. Such indemnification is available if the indemnitee acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the

Company, and, with respect to any criminal action, had no reasonable cause to believe his conduct was unlawful. The Indemnification Agreements also require that the Company indemnify the director or other party thereto in all cases to the fullest extent permitted by applicable law. Each Indemnification Agreement permits the director or officer that is party thereto to bring suit to seek recovery of amounts due under the Indemnification Agreement and to recover the expenses of such a suit if he is successful.

     The Company has obtained directors' and officers' liability insurance.

                              CERTAIN TRANSACTIONS

     During the year ended December 31, 1996, the Company incurred approximately $10,400 of expenses relating to certain bookkeeping services provided to the Company by RTE. Robert D. Tracht, the Company's President and a director, and Jeff W. Walden, the Company's Senior Vice President of Marketing and a director, are each principals of RTE. As of January 31, 1997, RTE ceased providing these services to the Company.

     From the Company's inception in November 1995 through May 1997, the Company's principal administrative, sales, and marketing facility was leased from RTE. During the year ended December 31, 1996 and the six months ended June 30, 1997, the Company made total payments with respect to the lease of approximately $10,700 and $7,400, respectively.

     In March 1996, Robert D. Tracht advanced the Company approximately $5,480 to fund the purchase by the Company of two computers. A portion of the proceeds of the Bridge Financing were used to repay this amount.

     From November 1995 through October 1996, Messrs. J. Tracht, R. Tracht, Walden, and Austin made loans to the Company each in the aggregate principal amount of $20,000. Such loans bore interest at a rate of 10% per annum and the principal and accrued interest on each loan was due in January 1999. In December 1996, the principal amount and accrued interest on such loans ($85,800 in the aggregate) were contributed to the capital of the Company.

     The Company believes that each of the foregoing transactions was on terms at least as favorable to the Company as those that could have been obtained from nonaffiliated third parties.

     All material transactions between the Company and its officers, directors or principal shareholders or other affiliates are now subject to ratification or approval in accordance with applicable state corporation law. Under California law as currently in effect, each contract or transaction between the Company and a director or officer or an entity in which he or she has a financial interest generally must be approved or ratified by a majority of the Company's shareholders who do not have an interest in such transaction; or a majority of the Board of Directors (or a committee of the Board of Directors) who do not have a financial interest in such contract or transaction, if such contract or transaction is just and reasonable as to the Company at the time it is authorized; or such contract or transaction must be just and reasonable to the Company at the time it is authorized, approved or ratified.

                             PRINCIPAL SHAREHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of the date of this Prospectus, by
(i) each person who is known by the Company to own beneficially more than 5% of the Company's outstanding Common Stock; (ii) each of the Company's directors, director nominees and executive officers; and (iii) all officers, directors and director nominees of the Company as a group (a) prior to the Offering, and (b) as adjusted to give effect to the sale of the 1,900,000 Units offered hereby.


                                                                PERCENT OF
                                                               OWNERSHIP AND    PERCENT
                                               AMOUNT AND          TOTAL          OF         PERCENT OF
                                               NATURE OF       VOTING POWER    OWNERSHIP    TOTAL VOTING
                                               BENEFICIAL       BEFORE THE     AFTER THE   POWER AFTER THE
            NAME AND ADDRESS(1)               OWNERSHIP(2)       OFFERING      OFFERING       OFFERING
--------------------------------------------  ------------     -------------   ---------   ---------------
Jack B. Tracht..............................      264,091(4)        22.0%          8.5%          16.7%
Robert D. Tracht(3).........................      264,091(4)        22.0           8.5           16.7
James E. Austin.............................      264,091(4)        22.0           8.5           16.7
Jeff W. Walden..............................      264,091(4)        22.0           8.5           16.7
William A. Rossi............................        7,500(5)           *             *              *
Nicholas M. Mitsakos(6).....................           --             --            --             --
David A. Searls(6)..........................           --             --            --             --
All executive officers, directors and
  director nominees as a group (7
  persons)..................................    1,063,364           88.1          34.2           66.9


---------------

 *  Less than 1%.

(1) The address of each individual is c/o the Company at 26135 Mureau Road, Suite 100, Calabasas, California 91302.


(2) Except as set forth in footnote (3), the nature of beneficial ownership of securities is direct and arises from sole voting power and sole investment power, subject to community property laws where applicable.



(3) Mr. Tracht has entered into an agreement to transfer 30,811 of his shares on the date which is 13 months from the date of this Prospectus and to transfer an additional 61,621 of his Escrow Shares if and when such shares are released from escrow. Pursuant to the foregoing agreement, Mr. Tracht will receive a proxy to vote all of the transferred shares.



(4) Includes 176,061 Escrow Shares owned by each individual, or a total of 704,244 Escrow Shares for all executive officers, directors and director nominees, as a group. See "-- Escrow Shares." All shares owned are shares of Class B Common Stock. Each share of Class B Common Stock entitles the holder thereof to five votes per share. See "Description of Securities."



(5) Consists of 7,500 shares of Class A Common Stock issuable upon the exercise of options currently exercisable.



(6) Excludes options to purchase 2,000 shares of Class A Common Stock to be granted to such individual upon consummation of the Offering, none of which will be exercisable within 60 days of the date of this Prospectus.

ESCROW SHARES

     In connection with the Offering, the holders of the Company's Class B Common Stock have placed 800,000 of such shares into escrow pursuant to an escrow agreement ("Escrow Agreement") with American Stock Transfer and Trust, as escrow agent. The Escrow Shares are not assignable or transferable; however, the Escrow Shares may be voted.

          (a) Of the Escrow Shares, one-half (representing 400,000 shares of Class B Common Stock) will be released from escrow, on a pro rata basis, if, and only if, one or more of the following conditions are met:

             (i) the Company's net income before provision for income taxes and exclusive of any extraordinary earnings or charges as audited and determined by the Company's independent certified public accountants (the "Minimum Pretax Income") amounts to at least $3.0 million for the fiscal year ending December 31, 1998;

             (ii) the Minimum Pretax Income amounts to at least $4.5 million for the fiscal year ending December 31, 1999;

             (iii) the Minimum Pretax Income amounts to at least $6.0 million for the fiscal year ending December 31, 2000;

             (iv) the Minimum Pretax Income amounts to at least $7.5 million for the fiscal year ending December 31, 2001;

             (v) commencing on the date of this Prospectus and ending 18 months after the date of this Prospectus, the bid price of the Company's Class A Common Stock averages in excess of $11.00 per share (subject to adjustment in the event of any reverse stock splits or other similar events) for 30 consecutive business days;

             (vi) commencing 18 months after the date of this Prospectus and ending 36 months after the date of this Prospectus, the bid price of the Company's Class A Common Stock averages in excess of $15.00 per share (subject to adjustment in the event of any reverse stock splits or other similar events) for 30 consecutive business days; or

             (vii) during the periods specified in (v) or (vi) above, the Company is acquired by or merged into another entity in a transaction in which the value of the per share consideration received by the shareholders of the Company on the date of such transaction or at any time during the applicable period set forth in (v) or (vi), respectively, equals or exceeds the applicable levels set forth in (v) or (vi), respectively.

          (b) The remaining Escrow Shares (representing 400,000 shares of Class B Common Stock) will be released from escrow, on a pro rata basis, if, and only if, one or more of the following conditions is met:

             (i) the Minimum Pretax Income amounts to at least $3.4 million for the fiscal year ending on December 31, 1998;

             (ii) the Minimum Pretax Income amounts to at least $5.2 million for the fiscal year ending on December 31, 1999;

             (iii) the Minimum Pretax Income amounts to at least $6.9 million for the fiscal year ending on December 31, 2000;

             (iv) the Minimum Pretax Income amounts to at least $8.6 million for the fiscal year ending on December 31, 2001;

             (v) commencing on the date of this Prospectus and ending 18 months after the date of this Prospectus, the bid price of the Company's Class A Common Stock averages in excess of $12.50 per share (subject to adjustment in the event of any reverse stock splits or other similar events) for 30 consecutive business days;

             (vi) commencing 18 months after the date of this Prospectus and ending 36 months after the date of this Prospectus, the bid price of the Company's Class A Common Stock averages in excess of $16.50 per share (subject to adjustment in the event of any reverse stock splits or other similar events) for 30 consecutive business days; or

             (vii) during the periods specified in (v) or (vi) above, the Company is acquired by or merged into another entity in a transaction in which the value of the per share consideration received by the shareholders of the Company on the date of such transaction or at any time during the applicable period set forth in (v) or (vi), respectively, equals or exceeds the applicable levels set forth in (v) or (vi), respectively.

     The Minimum Pretax Income amounts set forth above (i) shall be calculated exclusively of any extraordinary earnings, including, but not limited to, any charge to income resulting from release of the Escrow Shares and (ii) shall be increased proportionately, with certain limitations, in the event additional shares of Common Stock or securities convertible into, exchangeable for or exercisable into Common Stock are issued after completion of the Offering. The bid price amounts set forth above are subject to adjustment in the event of any stock splits, reverse stock splits or other similar events.

     Any money, securities, rights or property distributed in respect of the Escrow Shares, including any property distributed as dividends or pursuant to any stock split, merger, recapitalization, dissolution, or total or partial liquidation of the Company, shall be held in escrow until release of the Escrow Shares. If none of the applicable Minimum Pretax Income or bid price levels set forth above have been met by April 15, 2002, the Escrow Shares, as well as any dividends or other distributions made with respect thereto, will be cancelled and contributed to the capital of the Company. The Company expects that the release of the Escrow Shares to officers, directors, employees and consultants of the Company will be deemed compensatory and, accordingly, will result in a substantial charge to reportable earnings, which would equal the fair market value of such shares on the date of release. Such charge could substantially increase the loss or reduce or eliminate the Company's net income for financial reporting purposes for the period or periods during which such shares are, or become probable of being, released from escrow. Although the amount of compensation expense recognized by the Company will not affect the Company's total shareholders' equity (due to a corresponding increase in additional paid-in capital) it may have a negative effect on the market price of the Company's securities. The Escrow Agreement cannot be terminated or amended in any material respect without the prior consent of the holders of all of the Company's Common Stock.

     The Minimum Pretax Income and bid price levels set forth above were determined by negotiation between the Company and the Representative and should not be construed to imply or predict any future earnings by the Company or any increase in the market price of its securities.

                           DESCRIPTION OF SECURITIES

     The following description of the capital stock of the Company and certain provisions of the Company's Restated Articles of Incorporation and Amended and Restated Bylaws is a summary and is qualified in its entirety by the provisions of the Restated Articles of Incorporation and Amended and Restated Bylaws, which have been filed as exhibits to the Company's Registration Statement, of which this Prospectus is a part.

     The authorized capital stock of the Company currently consists of 20,200,000 shares of Common Stock, which consists of 18,800,000 shares of Class A Common Stock and 1,400,000 shares of Class B Common Stock, and 5,000,000 shares of Preferred Stock. As of the date of this Prospectus, there were 1,199,996 shares of Class B Common Stock outstanding, held of record by eight shareholders, and no shares of Class A Common Stock or Preferred Stock outstanding.

UNITS

     Each Unit consists of one share of Class A Common Stock and one Warrant. Each Warrant entitles the holder thereof to purchase one share of Class A Common Stock. The Class A Common Stock and Warrants included in the Units are transferable separately from and after the Separation Date.

COMMON STOCK

     The holders of Class A Common Stock and Class B Common Stock vote as a single class on all matters submitted to a vote of the shareholders, with each share of Class A Common Stock entitled to one vote and each share of Class B Common Stock entitled to five votes, except as otherwise provided by law. The holders of Common Stock are entitled to cumulative voting rights with respect to the election of directors upon giving notice as required by law. Subject to preferences that may be applicable to any shares of Preferred Stock issued in the future, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefore. See "Dividend Policy." In the event of a liquidation, dissolution or winding up of the Company, holders of the Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding Preferred Stock. Each share of Class B Common Stock converts automatically into one share of Class A Common Stock upon its sale or transfer if, after such sale or transfer, such share is not beneficially owned by (i) the holder of such share of Class B Common Stock immediately prior to such sale or transfer or (ii) another holder of Class B Common Stock. Holders of Common Stock have no preemptive rights and, other than with respect to conversions of shares of Class B Common Stock into Class A Common Stock as aforementioned, no right to convert their Common Stock into any other securities. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are, and all shares of Common Stock to be outstanding upon completion of the Offering will be, fully paid and nonassessable.

REDEEMABLE WARRANTS

     The following is a brief summary of certain provisions of the Warrants, but such summary does not purport to be complete and is qualified in all respects by reference to the actual text of the Warrant Agreement between the Company, the Representative, and American Stock Transfer and Trust Company (the "Transfer and Warrant Agent"). A copy of the Warrant Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus is a part.

     The holder of each Warrant is entitled, upon payment of the exercise price of $6.50, to purchase one share of Class A Common Stock. Unless previously redeemed, the Warrants are exercisable from and after the Separation Date through the fifth anniversary of the effective date of this Prospectus, provided that at such time a current prospectus relating to the underlying Class A Common Stock is in effect and the underlying Class A Common Stock is qualified for sale or exempt from qualification under applicable state securities laws. The Warrants included in the Units offered hereby are transferable separately from the Class A Common Stock issued with such Warrants as part of the Units from and after the Separation Date. The Warrants are subject to redemption, as described below.

  REDEMPTION

     The Warrants are subject to redemption by the Company commencing one year from the date of this Prospectus, upon 30 days' written notice, at a price of $.05 per Warrant, if the average closing bid price of the Class A Common Stock for any 30 consecutive trading days ending within 15 days of the date on which the notice of redemption is given shall have exceeded $9.10 per share. Holders of Warrants will automatically forfeit their rights to purchase the shares of Class A Common Stock issuable upon exercise of such Warrants unless the Warrants are exercised before the close of business on the business day immediately prior to the date set for redemption. All of the outstanding Warrants, except for those underlying the Unit Purchase Option, must be redeemed if any Warrants are redeemed. A notice of redemption shall be mailed to each of the registered holders of the Warrants by first class mail, postage prepaid, upon 30 days' notice before the date fixed for redemption. The notice of redemption shall specify the redemption price, the date fixed for redemption, the place where the Warrant certificates shall be delivered and the redemption price to be paid, and that the right to exercise the Warrants shall terminate at 5:00 p.m. (New York City time) on the business day immediately preceding the date fixed for redemption.

  GENERAL


     The Warrants may be exercised upon surrender of the certificate or certificates therefor on or prior to the expiration or the redemption date (as explained above) at the offices of the Warrant Agent with the form of "Election to Purchase" on the reverse side of the certificate or certificates completed and executed as indicated, accompanied by payment (in the form of a certified or cashier's check payable to the order of the Company) of the full exercise price for the number of Warrants being exercised.


     The Warrants contain provisions that protect the holders thereof against dilution by adjustment of the exercise price per share and the number of shares issuable upon exercise thereof upon the occurrence of certain events, including issuances of Common Stock (or securities convertible, exchangeable or exercisable into Common Stock) at less than market value, stock dividends, stock splits, mergers, sale of substantially all of the Company's assets, and for other extraordinary events; provided, however, that no such adjustment shall be made upon, among other things, (i) the issuance or exercise of options or other securities under the Company's Stock Option Plan or other employee benefit plans or (ii) the sale or exercise of outstanding options or warrants or the Warrants offered hereby.

     The Company is not required to issue fractional shares of Class A Common Stock, and in lieu thereof will make a cash payment based upon the current market value of such fractional shares. The holder of the Warrants will not possess any rights as a shareholder of the Company unless and until he exercises the Warrants.

     The Warrants do not confer upon holders any voting or any other rights as shareholders of the Company.

PREFERRED STOCK

     Shares of Preferred Stock may be issued without shareholder approval. The Board of Directors is authorized to issue such shares in one or more series and to fix the rights, preferences, privileges, qualifications, limitations and restrictions thereof, including dividend rights and rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without any vote or action by the shareholders. No shares of Preferred Stock will be outstanding upon the closing of the Offering and the Company has no present intention to issue any shares of Preferred Stock. Any Preferred Stock to be issued could rank prior to the Common Stock with respect to dividend rights and rights on liquidation. The Board of Directors, without shareholder approval, may issue Preferred Stock with voting and conversion rights which could adversely affect the voting power of holders of Common Stock and discourage, delay or prevent a change in control of the Company.

UNIT PURCHASE OPTION

     Upon the closing of the Offering, the Company has agreed to grant to the Representative and its designees, the Unit Purchase Option to purchase up to 190,000 Units. The Units issuable upon exercise of the Unit Purchase Option will, when so issued, be identical to the Units offered hereby except that the Warrants included in the Unit Purchase Option will not be subject to redemption by the Company until the Unit Purchase Option has been exercised and the underlying Warrants are outstanding. The Unit Purchase Option cannot be transferred, sold, assigned or hypothecated for three years, except to any officer of the Representative or members of the selling group or their officers. The Unit Purchase Option is exercisable during the two-year period commencing three years from the date of this Prospectus at an exercise price of $7.50 per Unit (150% of the initial public offering price) subject to adjustment in certain events. The holders of the Unit Purchase Option have certain demand and piggyback registration rights relating to their options and the underlying securities. See "Underwriting."

TRANSFER AND WARRANT AGENT

     American Stock Transfer & Trust Company, New York, New York, serves as Transfer Agent for the shares of Common Stock and Warrant Agent for the Warrants.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of the Offering, assuming the Underwriters' over-allotment option is not exercised, the Company will have 3,099,996 shares of Common Stock outstanding. Of these shares, the 1,900,000 shares of Class A Common Stock sold hereunder will be freely transferable without restriction or registration under the Securities Act, unless held by persons deemed to be "affiliates" of the Company (as that term is defined in Rule 144 under the Securities Act ("Rule 144")). The 1,199,996 shares of Class B Common Stock currently outstanding are "restricted securities" within the meaning of Rule 144 (the "Restricted Shares") and may not be sold unless they are registered under the Securities Act or sold pursuant to Rule 144 or another exemption from registration. Pursuant to Rule 144, all of the Restricted Shares will be eligible for resale commencing 90 days after consummation of the Offering (upon which resale they will automatically convert into shares of Class A Common Stock). However, all of the existing shareholders, executive officers, directors and director nominees of the Company have agreed that they will not sell any of the Company's securities owned by them for a period of 13 months from the date of this Prospectus without the consent of the Representative. In addition, the holders of shares of Class B Common Stock have agreed to place an aggregate of 800,000 of such shares in escrow.

     Holders of Restricted Shares must comply with the requirements of Rule 144 in order to sell their shares in the open market without violating the Securities Act. In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including an affiliate of the Company, who has beneficially owned shares for at least one year is entitled to sell in the open market within any three-month period a number of shares that does not exceed the greater of (i) 1% of the then-outstanding shares of the Company's Common Stock or (ii) the average weekly public trading volume during the four calendar weeks preceding such sale. The holding period of shares of a non-affiliate for this purpose includes the holding period of all prior non-affiliate holders, provided that if an affiliate has held such shares at any time, the holding period shall commence upon the sale to a non-affiliate by the last affiliate to hold the shares. Sales under Rule 144 are also subject to certain limitations on the manner of sale, notice requirements, and availability of current public information about the Company. A non-affiliate who holds restricted securities and who has not been affiliated with the Company during the three-month period preceding the proposed sale thereof may sell such securities without regard to the conditions imposed by Rule 144 if at least two years have elapsed from the sale of such securities by the Company or any affiliate. As defined in Rule 144, an "affiliate" of an issuer is a person that directly or indirectly controls, or is controlled by, or is under common control with the issuer of the securities. The foregoing is a summary of the provisions of Rule 144 and is not intended to be complete.

     The Bridge Financing investors and the Additional Bridge Financing investor have agreed with the Company not to exercise, sell, transfer, assign, hypothecate or otherwise dispose of their Public Bridge Warrants for a period of one year following the closing of the Offering. The Company has agreed to register for resale on behalf of such investors the 1,262,500 Public Bridge Warrants and the shares of Common Stock underlying such Public Bridge Warrants upon expiration of such one-year period.

     The Representative has demand and "piggy-back" registration rights with respect to the securities underlying the Unit Purchase Option. See "Underwriting."

     Prior to the Offering, there has been no market for any securities of the Company, and no predictions can be made of the effect, if any, that sales of Common Stock or the availability of Common Stock for sale will have on the market price of such securities prevailing from time to time. Nevertheless, sales of substantial amounts of Common Stock in the public market could adversely affect prevailing market prices.

                                  UNDERWRITING

     Subject to the terms and conditions of the Underwriting Agreement, the Underwriters named below, for whom D.H. Blair Investment Banking Corp. is acting as Representative, have severally agreed to purchase, and the Company has agreed to sell to them, severally, the respective number of Units set forth opposite the name of such Underwriter:

                                     NAME                               NUMBER OF UNITS
        --------------------------------------------------------------  ---------------
        D. H. Blair Investment Banking Corp. .........................

                                                                        ---------------
        Total.........................................................     1,900,000
                                                                        ============

     It is expected that Blair & Co. will distribute as a selling group member a substantial portion (up to approximately 52%, including the Underwriters' over-allotment option) of the Units offered hereby. Blair & Co. is substantially owned by family members of J. Morton Davis. Mr. Davis is the sole stockholder of the Representative.

     The Underwriters have advised the Company that they propose to offer the Units to the public at the public offering price set forth on the cover page of this Prospectus. The Underwriters may allow to selected dealers who are members of the National Association of Securities Dealers, Inc. (the "NASD") concessions
not in excess of $.     per Unit, of which not in excess of $.     per Unit may
be reallowed to other dealers who are members of the NASD. After the initial offering, the public offering price, concession and the reallowance may be changed by the Representative.

     The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act. The Company has also agreed to pay to the Representative a non-accountable expense allowance of 3% of the gross proceeds derived from the sale of the Units offered hereby, including any Units purchased pursuant to the Underwriters' over-allotment option, $20,000 of which has been paid as of the date of this Prospectus.

     The Representative has informed the Company that it does not expect sales to any discretionary accounts to exceed 5% of the total number of shares of Class A Common Stock offered hereby.

     The Company has granted to the Underwriters an option, exercisable during the 30-day period commencing on the date of this Prospectus, to purchase from the Company at the public offering price, less underwriting discounts and commissions, up to 285,000 additional Units for the purpose of covering over-allotments, if any, subject to the right of the Representative to elect, in its sole discretion, to exercise such option individually, and not as Representative of the several Underwriters.


     The Company has agreed to sell to the Representative and its designees, for nominal consideration, the Unit Purchase Option to purchase up to 190,000 Units substantially identical to the Units being offered hereby, except that the Warrants included therein are subject to redemption by the Company at any time after the Unit Purchase Option has been exercised and the underlying Warrants are outstanding. The Unit Purchase Option will be exercisable during the two-year period commencing three years from the date of this Prospectus at an exercise price of $8.25 per Unit (165% of the initial public offering price), subject to adjustment in certain events to protect against dilution, and are not transferable for a period of three years from the date of this Prospectus except to officers of the Representative or to members of the Representative's selling group or officers thereof. The Company has agreed to register the securities issuable upon exercise thereof under the Securities Act on two separate occasions (the first at the Company's expense and the second at the expense of the holders of the Unit Purchase Option) during the four-year period commencing one year from the date of this Prospectus. The Unit Purchase Option includes a provision permitting the holder to elect a cashless exercise of the Unit Purchase Option pursuant to which the holder may exercise a portion of the Unit Purchase Option in exchange for a decrease in the total number of Units underlying the Unit Purchase Option. The Company has also granted certain piggy-back rights to holders of the Unit Purchase Options.

     The Representative has the right to designate one director to the Company's Board of Directors for a period of five years from the completion of the Offering, although it has not yet selected any such designee. Such designee may be a director, officer, partner, employee or affiliate of the Representative.

     During the five-year period from the date of this Prospectus, in the event the Representative originates financing or a merger, acquisition, joint venture, product or technology licensing arrangement, research and development sponsorship or similar transaction to which the Company is a party, the Representative will be entitled to receive a finder's fee in consideration for origination of such transaction. The fee is based on a percentage of the consideration paid in the transaction, ranging from 7% of the first $5,000,000 to 2% of any consideration in excess of $14,000,000.

     The Representative acted as placement agent in connection with the Bridge Financing in January 1997 and, in connection therewith, received a placement agent fee of $200,000 and a non-accountable expense allowance of $60,000. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

     In May, June and July 1997, the Representative loaned the Company an aggregate of $432,000 principal amount and a corporation controlled by a family member of the sole stockholder of the Representative, loaned the Company $190,000 principal amount, all of which loans were utilized for working capital purposes, including general and administrative expenses. All of such loans bear interest at the rate of 10% per annum and will be paid, along with accrued interest thereon, from the proceeds of the Offering. See "Use of Proceeds."

     The directors, director nominees, executive officers and holders of the shares of the Company's Common Stock have agreed not to sell or otherwise dispose of any of their shares of Common Stock for a period of 13 months from the date of this Prospectus without the prior written consent of the Representative.

     The Company has agreed not to solicit Warrant exercises other than through the Representative, unless the Representative declines to make such solicitation. Upon any exercise of the Warrants after one year from the date of this Prospectus, the Company will pay the Representative a fee of 5% of the aggregate exercise price for Warrant exercises solicited in writing by the Representative or its representatives or agents, if (i) the market price of the Company's Class A Common Stock on the date the Warrant is exercised is greater than the then exercise price of the Warrants; (ii) the exercise of the Warrant was solicited in writing by a member of the NASD; (iii) the Warrant is not held in a discretionary account; (iv) disclosure of compensation arrangements was made both at the time of the offering and at the time of exercise of the Warrants; and (v) the solicitation of exercise of the Warrant was not in violation of Regulation M, which was recently adopted to replace Rule 10b-6 and certain other rules promulgated under the Exchange Act. The Warrant Agreement requires that such holder of the Warrant designates in writing that the exercise of the Warrant was solicited by a member of the NASD.

     Regulation M may prohibit Blair & Co. or any other soliciting broker-dealer from engaging in any market making activities with regard to the Company's securities for the period from five business days (or such other applicable period as Regulation M may provide) prior to any solicitation by the Representative of the exercise of Warrants until the later of the termination of such solicitation activity or the termination (by waiver or otherwise) of any right that the Representative may have to receive a fee for the exercise of Warrants following such solicitation. As a result, Blair & Co. may be unable to provide a market for the Company's securities during certain periods while the Warrants are exercisable.

     The Commission is conducting an investigation concerning various business activities of the Representative and Blair & Co., a selling group member which will distribute a substantial portion of the Units. The Company has been advised by the Representative that the investigation has been ongoing since at least 1989 and that it is cooperating with the investigation. The Representative cannot predict whether this investigation will ever result in any type of formal enforcement action against the Representative or Blair & Co.

     In July 1997, Blair & Co., its Chief Executive Officer and its head trader consented, without admitting or denying any violations, to a settlement with the NASDR District Business Conduct Committee for District No. 10 to resolve allegations of NASD rule and securities law violations in connection with mark-up and pricing practices and adequacy of disclosures to customers regarding market-making activities of Blair & Co. in connection with certain securities issues during the period from June 1993 through May 1995 where Blair & Co. was the primary selling group member. NASDR alleged the firm failed to accurately calculate the contemporaneous cost of securities in instances where the firm dominated and controlled after-market trading, thereby causing the firm to charge its customers excessive mark-ups. NASDR also alleged the firm did not make adequate disclosure to customers about its market-making activities in two issues. As part of the settlement, Blair & Co. has consented to a censure and has agreed to pay a $2.0 million fine, make $2.4 million in restitution to retail customers, employ an independent consultant for two years to review and make recommendations to strengthen the firm's compliance procedures, and has undertaken for 12 months not to sell to its retail customers (excluding banks and other institutional investors) more than 60% of the total securities sold in any securities offering in which it participates as an underwriter or selling group member. The Chief Executive Officer of Blair & Co. has agreed to settle failure to supervise charges by consenting to a censure, the imposition of a $225,000 fine and a 60-day suspension from associating with any NASD member firm and to take a requalification examination. The firm's head trader has agreed to settle charges against him by consenting to a censure, the imposition of a $300,000 fine and a 90-day suspension from associating with any member firm and has undertaken to take certain requalification examinations. The settlement with NASDR does not involve or relate to the Representative, its chief executive officer or any of its other officers or directors.

     The Company has been advised that Blair & Co. intends to make a market in the Company's securities after the Offering. The Company is unable to predict whether Blair & Co.'s settlement with the NASDR or any unfavorable resolution of the Commission's investigation will have any effect on such firm's ability to make a market in the Company's securities and, if so, whether the liquidity or price of the Company's securities would be adversely affected.

     In connection with the Offering, the Underwriters and certain selling group members may engage in certain transactions that stabilize, maintain or otherwise affect the market price of the Units, the Class A Common Stock and the Warrants. Such transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M, pursuant to which such person may bid for or purchase the Units, the Class A Common Stock and the Warrants for the purpose of pegging, fixing or maintaining the market price of such securities. The Underwriters may also create a short position in the Units by selling more Units in connection with the Offering than they are committed to purchase from the Company, and in such case the Representative may reduce all or a portion of that short position by purchasing the Units, the Class A Common Stock and the Warrants in the open market. The Representative may also elect to reduce any short position by exercising all or any portion of the over-allotment option described herein. In addition, the Representative may impose "penalty bids" on certain Underwriters and selling group members. This means that if the Representative purchases Class A Common Stock or Warrants in the open market to reduce the Underwriters' short position or to stabilize the price of the Class A Common Stock or the Warrants, it may reclaim the amount of the selling concession from the Underwriters and selling group members who sold those shares of Class A Common Stock and Warrants as part of the Offering. Any of the transactions described in this paragraph may stabilize or maintain the market price of the Units, the Class A Common Stock and the Warrants at a level above that which might otherwise prevail in the open market.

     Neither the Company nor the Underwriters may make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Units, the Class A Common Stock and the Warrants. In addition, neither the Company nor the Underwriters make any representation that the Underwriters or any selling group members will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

     Prior to the Offering, there has been no market for any of the securities offered hereby. Accordingly, the initial public offering price of the Units and the exercise prices and other terms of the Warrants have been determined by negotiations between the Company and the Representative and are not necessarily related to the Company's assets, net worth or other established criteria of value. Factors considered in determining such prices and terms, in addition to prevailing market conditions, include the history of, and prospects for, the industry in which the Company competes, the Company's management, the Company's financial condition, the Company's capital structure and such other factors as were deemed relevant.

                                 LEGAL MATTERS

     The validity of the securities offered hereby will be passed upon for the Company by Troy & Gould Professional Corporation, Los Angeles, California. Certain legal matters will be passed upon for the Underwriters by Bachner, Tally, Polevoy & Misher LLP, New York, New York.

                                    EXPERTS

     The financial statements included in this Prospectus and in the Registration Statement have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods as set forth in their report (which contains an explanatory paragraph regarding uncertainties as to the Company's ability to continue as a going concern) appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION


     The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form SB-2 under the Securities Act, with respect to the securities offered by this Prospectus. This Prospectus omits certain information contained in the Registration Statement, as permitted by the Rules and Regulations of the Commission. For further information, reference is made to the Registration Statement and to the other schedules filed therewith, which may be examined without charge at the Washington, D.C. office of the Commission and copies of all or any part thereof may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of the fees prescribed by the Commission. The Company is an electronic filer, and the Commission maintains a Website that will contain reports, proxy and information statements and other information regarding the Company at www.sec.gov/edgarhp.htm. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance such statement is qualified by reference to each such contract or document.



FOR NEW JERSEY INVESTORS: In order to purchase securities pursuant to this Prospectus, you must either have (1) an individual net worth (or joint net worth with your spouse) of not less than $1,000,000; or (2) an individual income in excess of $200,000 in each of the two most recent years and the expectation of individual income in excess of $200,000 in the current year, or (3) qualify as an accredited investor within the meaning of Rule 501(a) of Regulation D under the Securities Act of 1933, as amended.

                        ON'VILLAGE COMMUNICATIONS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                         INDEX TO FINANCIAL STATEMENTS

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS..............................           F-2
FINANCIAL STATEMENTS
  Balance sheets................................................................           F-3
  Statements of operations......................................................           F-4
  Statements of shareholders' equity (deficit)..................................           F-5
  Statements of cash flows......................................................           F-6
NOTES TO FINANCIAL STATEMENTS...................................................      F-7-F-15

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Shareholders of
On'Village Communications, Inc.

     We have audited the accompanying balance sheets of On'Village Communications, Inc. (a development stage company), as of December 31, 1995 and 1996, and the statements of operations, shareholders' equity (deficit) and cash flows for the period November 13, 1995 (Inception) to December 31, 1995 and for the year ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of On'Village Communications, Inc., as of December 31, 1995 and 1996 and the results of its operations and its cash flows for the period November 13, 1995 (Inception) to December 31, 1995 and for the year ended December 31, 1996.

     The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2, the Company had a working capital deficiency of $522,303 and a shareholders' deficit of $337,958 as of December 31, 1996. These matters raise substantial doubt as to the Company's ability to continue as a going concern. The Company's future operations are dependent upon generating funds to finance the marketing and expansion of its operations and the repayment of notes payable. Management plans to generate these funds through an initial public offering of common stock and warrants as more fully discussed in Note 2. There is no assurance that the initial public offering will be successful. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                          BDO SEIDMAN, LLP

Los Angeles, California
February 26, 1997

                        ON'VILLAGE COMMUNICATIONS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                                 BALANCE SHEETS

                                     ASSETS

                                                       DECEMBER 31,     DECEMBER 31,      JUNE 30,
                                                           1995             1996            1997
                                                       ------------     ------------     -----------
                                                                                         (UNAUDITED)
Current assets
  Cash and cash equivalents..........................    $ 27,526        $   25,518      $   207,921
  Restricted cash....................................          --                --           78,000
  Accounts receivable, net of allowance for doubtful
     accounts of $0, $3,671 and $7,671...............          --            20,335           30,331
  Prepaid expenses and other assets..................       5,000            10,588               --
                                                         --------        ----------      -----------
Total current assets.................................    $ 32,526        $   56,441      $   316,252
                                                         --------        ----------      -----------
Property and equipment, net (Note 3).................          --            11,340           13,906
Other assets
  License agreements, net of accumulated amortization
     of $6,250, $190,061, and $42,000 (Note 7).......      93,750            81,605           58,000
  Deposit............................................          --                --           16,661
  Deferred loan fees, net of accumulated amortization
     of $0, $0 and $135,178..........................          --            30,554          178,591
  Deferred offering costs............................          --            60,846          253,039
                                                         --------        ----------      -----------
  Total assets.......................................    $126,276        $  240,786      $   836,449
                                                         ========        ==========      ===========

                           LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current liabilities
  Accounts payable...................................    $    915        $   58,771      $    24,857
  Accrued expenses...................................       2,252           180,701          359,688
  Royalties and production costs payable.............          --            17,861            2,653
  Deferred revenues..................................          --            29,744           65,906
  Accrued license cost (Note 7)......................      60,000           100,000           60,000
  Notes payable (Note 4).............................          --           191,667        2,222,300
                                                         --------        ----------      -----------
Total current liabilities............................      63,167           578,744        2,735,404
Long-term liabilities
  Notes payable-related parties (Note 5).............      48,000                --               --
                                                         --------        ----------      -----------
Total liabilities....................................     111,167           578,744        2,735,404
Commitments (Note 6)
Shareholders' equity (deficit) (Notes 2, 10 and 11)
     Preferred Stock, 5,000,000 shares authorized;
       none issued and outstanding...................          --                --
     Class A Common Stock, 18,800,000 shares
       authorized; none issued and outstanding.......          --                --
     Class B Common Stock, 1,400,000 shares
       authorized; 1,111,962, 1,199,996 and 1,199,996
       shares issued and outstanding.................      33,684           152,940          152,940
  Additional paid-in capital.........................          --           105,800          475,800
  Deficit accumulated during the development stage...     (18,575)         (596,698)      (2,527,695)
                                                         --------        ----------      -----------
Total shareholders' equity (deficit).................      15,109          (337,958)      (1,898,955)
                                                         --------        ----------      -----------
Total liabilities and shareholders' equity
  (deficit)..........................................    $126,276        $  240,786      $   836,449
                                                         ========        ==========      ===========

                See accompanying notes to financial statements.

                        ON'VILLAGE COMMUNICATIONS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF OPERATIONS

                                                                                                                NOVEMBER 13, 1995
                                                                                     SIX MONTHS ENDED            (INCEPTION) TO
                                      NOVEMBER 13, 1995                       -------------------------------     JUNE 30, 1997
                                       (INCEPTION) TO        YEAR ENDED       JUNE 30, 1996    JUNE 30, 1997      (CUMULATIVE)
                                      DECEMBER 31, 1995   DECEMBER 31, 1996   --------------   --------------   -----------------
                                      -----------------   -----------------    (UNAUDITED)      (UNAUDITED)        (UNAUDITED)
STATEMENT OF OPERATIONS DATA
Revenue.............................      $      --           $  65,548         $   40,925      $     23,914       $    89,462
                                          ---------           ---------         ----------      ------------       -----------
Costs and expenses
  Cost of revenue...................          6,250             114,052             51,998            63,031           183,333
  Research and development..........             --                  --                 --            59,249            59,249
  General and administrative........         12,325             357,552            173,716           961,632         1,331,509
  Selling and marketing.............             --             152,365             24,187           487,651           640,016
                                          ---------           ---------         ----------      ------------       -----------
Total costs and expenses............         18,575             623,969            249,901         1,571,563         2,214,107
                                          ---------           ---------         ----------      ------------       -----------
Operating loss......................      $ (18,575)          $(558,421)        $ (208,976)     $ (1,547,649)      $(2,124,645)
                                          ---------           ---------         ----------      ------------       -----------
Net interest expense................             --              19,702                 --           383,348           403,050
Net loss............................      $ (18,575)          $(578,123)        $ (208,976)     $ (1,930,997)      $(2,527,695)
                                          =========           =========         ==========      ============       ===========
Net loss per common share...........      $   (0.02)          $   (0.67)        $    (0.25)     $      (2.13)
                                          =========           =========         ==========      ============
Weighted average common shares
  outstanding.......................        818,344             858,499            850,777           906,378
                                          =========           =========         ==========      ============

                See accompanying notes to financial statements.

                        ON'VILLAGE COMMUNICATIONS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                  STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)

                FOR THE PERIOD NOVEMBER 13, 1995 (INCEPTION) TO
                        DECEMBER 31, 1995, FOR THE YEAR
                            ENDED DECEMBER 31, 1996
                                  AND FOR THE
                   SIX MONTHS ENDED JUNE 30, 1997 (UNAUDITED)

                                                                               DEFICIT
                                                                             ACCUMULATED
                                            COMMON SHARES       ADDITIONAL   DURING THE
                                         --------------------    PAID-IN     DEVELOPMENT
                                          SHARES      AMOUNT     CAPITAL        STAGE        TOTALS
                                         ---------   --------   ----------   -----------   -----------
Issuance of common stock for cash from
  initial contribution ($.03 per
  share), November 1995................  1,056,364   $ 32,000           --            --   $    32,000
Issuance of common stock in exchange
  for services ($.03 per share),
  November 1995........................     55,598      1,684           --            --         1,684
Net loss...............................         --         --           --       (18,575)      (18,575)
                                         ---------   --------     --------     ---------     ---------
Balance, December 31, 1995.............  1,111,962     33,684           --       (18,575)       15,109
Issuance of common stock in exchange
  for services ($.03 per share),
  January 1996.........................     27,799        842           --            --           842
Issuance of common stock in exchange
  for services ($.03 per share),
  February 1996........................     13,900        421           --            --           421
Issuance of common stock for cash
  ($3.52 per share), June 1996.........     28,342    100,000           --            --       100,000
Issuance of common stock in exchange
  for services ($1.00 per share),
  October 1996.........................     17,993     17,993           --            --        17,993
Issuance of warrants in conjunction
  with notes payable (Note 4)..........         --         --       20,000            --        20,000
Contribution of notes payable and
  accrued interest to capital (Note
  5)...................................         --         --       85,800            --        85,800
Net loss...............................         --         --           --      (578,123)     (578,123)
                                         ---------   --------     --------     ---------     ---------
Balance, December 31, 1996.............  1,199,996   $152,940    $ 105,800   $  (596,698)  $  (337,958)
Issuance of warrants in conjunction
  with notes payable (unaudited) (Note
  4)...................................                            370,000                     370,000
Net loss (unaudited)...................                                       (1,930,997)   (1,930,997)
                                         ---------   --------     --------     ---------     ---------
Balance, June 30, 1997 (unaudited).....  1,199,996   $152,940    $ 475,800   $(2,527,695)  $(1,898,955)
                                         =========   ========     ========     =========     =========

                See accompanying notes to financial statements.

                        ON'VILLAGE COMMUNICATIONS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF CASH FLOWS

                                                                                                                NOVEMBER 13, 1995
                                        NOVEMBER 13, 1995                             SIX MONTHS ENDED           (INCEPTION) TO
                                         (INCEPTION) TO        YEAR ENDED       -----------------------------     JUNE 30, 1997
                                        DECEMBER 31, 1995   DECEMBER 31, 1996   JUNE 30, 1996   JUNE 30, 1997     (CUMULATIVE)
                                        -----------------   -----------------   -------------   -------------   -----------------
                                                                                 (UNAUDITED)     (UNAUDITED)       (UNAUDITED)
Cash flows from operating activities
  Net loss............................      $ (18,575)          $(578,123)        $(208,976)     $(1,930,997)      $(2,527,695)
  Adjustments to reconcile net loss to
    net cash used for operating
    activities:
      Provision for doubtful
         accounts.....................             --               3,671                --            4,000             7,671
      Depreciation and amortization...          6,250             185,216            35,416          125,005           316,471
      Amortization of financing costs
         and original issue
         discount.....................             --              11,667                --          303,812           315,479
      Issuance of common stock for
         services.....................          1,684              19,256             1,263               --            20,940
  Increase (decrease) in cash from
    changes in:
    Restricted cash...................             --                  --                --          (78,000)          (78,000)
    Accounts receivable...............             --             (24,006)          (28,356)         (13,996)          (38,002)
    Prepaid expenses and other
      assets..........................         (5,000)             (5,588)          (95,248)          10,588                --
    License agreement.................       (100,000)           (171,666)               --         (100,000)         (371,666)
    Deposits..........................             --                  --                --          (16,661)          (16,661)
    Accounts payable..................            915              57,856            12,706          (33,914)           24,857
    Accrued expenses..................          2,252             184,249           126,007          178,987           365,488
    Accrued license costs.............         60,000              40,000                --          (40,000)           60,000
    Royalties and production costs
      payable.........................             --              17,861             9,417          (15,208)            2,653
    Deferred revenues.................             --              29,744                --           36,162            65,906
                                            ---------           ---------         ---------      -----------       -----------
Net cash used for operating
  activities..........................        (52,474)           (229,863)         (147,771)      (1,570,222)       (1,852,559)
                                            ---------           ---------         ---------      -----------       -----------
Cash flows from investing activities
  Purchase of property and
    equipment.........................             --             (12,745)           (5,480)          (3,966)          (16,711)
                                            ---------           ---------         ---------      -----------       -----------
Net cash used for investing
  activities..........................             --             (12,745)           (5,480)          (3,966)          (16,711)
                                            ---------           ---------         ---------      -----------       -----------
Cash flows from financing activities
  Net proceeds from issuance of common
    stock.............................         32,000             100,000                --               --           132,000
  Net proceeds from private
    placements........................         48,000             232,000           128,000        2,148,785         2,428,785
  Repayment of notes payable..........             --                  --                --         (200,000)         (200,000)
  Registration costs..................             --             (91,400)               --         (192,194)         (283,594)
                                            ---------           ---------         ---------      -----------       -----------
Net cash provided by financing
  activities..........................         80,000             240,600           128,000        1,756,591         2,077,191
                                            ---------           ---------         ---------      -----------       -----------
Increase (decrease) in cash and cash
  equivalents.........................         27,526              (2,008)          (25,251)         182,403           207,921
Cash and cash equivalents, at
  beginning of period.................             --              27,526            27,526           25,518                --
                                            ---------           ---------         ---------      -----------       -----------
Cash and cash equivalents, at end of
  period..............................      $  27,526           $  25,518         $   2,275      $   207,921       $   207,921
                                            =========           =========         =========      ===========       ===========
Supplemental disclosure of cash flow
  information
  Cash paid during the period for:
    Interest..........................      $     148           $      --         $      --      $    10,469       $    10,617
    Income taxes......................            800                  --                --            1,600             2,400
                                            =========           =========         =========      ===========       ===========
Supplemental disclosure of non-cash
  activity
  Issuance of common stock in exchange
    for services......................          1,684              19,256             1,263               --            20,940
                                            =========           =========         =========      ===========       ===========
  Contribution of notes payable and
    accrued interest to capital (Note
    5)................................             --              85,800                --               --            85,800
                                            =========           =========         =========      ===========       ===========

                See accompanying notes to financial statements.

                        ON'VILLAGE COMMUNICATIONS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                         NOTES TO FINANCIAL STATEMENTS
             (INFORMATION FOR JUNE 30, 1996 AND 1997 IS UNAUDITED)

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Business

     On'Village Communications, Inc. (the "Company") is engaged in the development, publishing and marketing of Web-based services designed to help users access information on the Internet, while at the same time providing advertisers with an efficient and innovative means of reaching targeted audiences. The Company's primary service offering is "On'Village Yellow Pages," an on-line national yellow page directory service.

     The Company is still considered to be in the development stage as revenues derived from operations have not been significant and the Company is still primarily involved in raising capital and negotiating agreements with independent local yellow page publishers.

  Basis of Presentation

     The unaudited interim financial statements for the six month periods ended June 30, 1996 and 1997 and for the period November 13, 1995 (Inception) to June 30, 1997 included herein have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission and, in the opinion of the Company, reflect all adjustments (consisting only of normal recurring adjustments) and disclosures which are necessary for a fair presentation. The results of operations for the six month period ended June 30, 1997 are not necessarily indicative of the results for the full year.

  Accounting Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Cash Equivalents

     For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with an initial maturity of three months or less to be cash equivalents.

  Accounts Receivable

     Accounts receivable are recorded net of allowances for returns and doubtful accounts of $3,671 at December 31, 1996 and $7,671 at June 30, 1997.

  Property and Equipment

     Property and equipment are stated at cost less accumulated depreciation.

     Depreciation on property and equipment is computed using the straight-line method over the estimated useful lives of the assets, which is generally five years.

  License Agreements

     The Company has entered into a licensing agreement pursuant to which the Company licenses a database of business listings and agrees to market, sell and promote an Internet-based yellow page directory comprised

                        ON'VILLAGE COMMUNICATIONS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
             (INFORMATION FOR JUNE 30, 1996 AND 1997 IS UNAUDITED)

of the information derived from the database. The minimum annual royalty has been capitalized and is being amortized over one year, which is the minimum term of the agreement (Note 7).

  Deferred Offering Costs

     Deferred offering costs represent costs incurred in connection with the Company's proposed public offering. The costs of the public offering will be offset against the proceeds therefrom if the offering is successfully completed or will be expensed if the offering is abandoned.

  Income Taxes

     The Company had elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code. Under those provisions, the Company does not pay federal corporate income taxes on its taxable income unless the shareholders revoke the S Corporation election. Instead, the Company's shareholders are liable for individual federal income taxes. Accordingly, no provision for income taxes has been made.

     In January 1997, the Company filed an election to revoke its S Corporation status and to become taxed under the provisions of Subchapter C of the Internal Revenue Code.

  Revenue Recognition

     The Company enters into advertising agreements with its customers and recognizes revenue ratably over the term of the advertisements. Any cash received prior to the completion of the earnings process is classified as deferred revenue.

  Net Loss per Share

     Net loss per common share is computed by dividing the net loss for each period by the weighted average number of common shares plus the weighted average of dilutive common share equivalents outstanding during the period as adjusted for the effect of Securities and Exchange Commission Staff Accounting Bulletin
(SAB) No. 83. Pursuant to SAB No. 83, common stock issued by the Company at a price less than the anticipated initial public offering price during the twelve months immediately preceding the initial filing of the offering together with common stock equivalents issued during such period with an exercise price less than the anticipated initial public offering price, are treated as outstanding for all periods presented. Net loss per share is computed using the treasury stock method. Common share equivalents consist of stock options and warrants. Common stock equivalents are considered dilutive for earnings per share if the average stock price exceeds the exercise price during the period. The common stock equivalents are weighted from the beginning of the earliest quarter in which they become dilutive. The weighted average number of common shares used in the net loss per share calculation was reduced by the 800,000 shares of Class B Common Stock placed in escrow in connection with the proposed initial public offering.

  Stock Split

     In October 1996, the Company effected a stock split of its common stock on a 6.94975 shares for 1 share basis. All share and per share data included herein have been retroactively adjusted to reflect this event.

  New Accounting Pronouncements

     Statements of Financial Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" (SFAS No. 125) issued by the Financial Accounting

                        ON'VILLAGE COMMUNICATIONS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
             (INFORMATION FOR JUNE 30, 1996 AND 1997 IS UNAUDITED)

Standards Board (FASB) is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996, and is to be applied prospectively. Earlier or retroactive applications is not permitted. The new standard provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. The Company does not expect adoption of SFAS No. 125 to have a material effect on its financial position or results of operations.

     Statements of Financial Accounting Standards No. 128, "Earnings Per Share" (SFAS No. 128) issued by the FASB is effective for financial statements for both interim and annual periods ending after December 15, 1997. Earlier application is not permitted. SFAS 128 requires dual presentation of basic and diluted earnings per share (EPS) on the face of the income statement. It also requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. This statement also requires restatement of all prior period EPS data presented. The Company does not expect adoption of SFAS No. 128 to have a material effect on its Results of Operations.

     Statements of Financial Accounting Standards No. 129, "Disclosure of Information about Capital Structure" (SFAS No. 129) issued by the FASB is effective for financial statements ending after December 15, 1997. The new standard reinstates various securities disclosure requirements previously in effect under Accounting Principles Board Opinion No. 15, which has been superseded by SFAS No. 128. The Company does not expect adoption of SFAS No. 129 to have a material effect on its financial position or results of operations.

     Statements of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" (SFAS No. 130) issued by the FASB is effective for financial statements with fiscal years beginning after December 15, 1997. Earlier application is permitted. SFAS 130 establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. The Company has not determined the effect on its financial position or results of operations from the adoption of this statement.

     Statements of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" (SFAS No. 131) issued by the FASB is effective for financial statements beginning after December 15, 1997 (although the FASB is encouraging earlier application). The new standard requires that public business enterprises report certain information about operating segments in complete sets of financial statements of the enterprise and in condensed financial statements of interim periods issued to shareholders. It also requires that public business enterprises report certain information about their products and services, the geographic areas in which they operate and their major customers. The Company has not determined the effect on its financial position or results of operations from the adoption of this statement.

  Fair Value of Financial Instruments

     The carrying amounts of financial instruments including cash and cash equivalents, accounts receivable, accounts payable, accrued expenses, royalties and production costs payable, and notes payable approximate fair value because of the short maturity of these instruments. It is not practicable to estimate the fair value of the related party notes payable due to their related party nature.

NOTE 2 -- GOING CONCERN

     The accompanying financial statements have been prepared on a going concern basis which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As of December 31, 1996, the Company had a working capital deficiency of $522,303 and a shareholders' deficiency of $337,958. These factors raise substantial doubt about the Company's ability to continue as a going concern. In

                        ON'VILLAGE COMMUNICATIONS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
             (INFORMATION FOR JUNE 30, 1996 AND 1997 IS UNAUDITED)

January 1997, the Company raised approximately $1,680,000, after deduction of all offering related expenses and commissions, in a private placement of notes and warrants. Management plans to generate additional funds necessary to continue to operate the Company through an initial public offering of common stock and warrants. Management currently estimates that the initial public offering will generate approximately $7,715,000 after the deduction of all offering related expenses and commissions. There is no assurance that the initial public offering will be successful. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amount of liabilities that might be necessary should the Company be unable to continue in existence.

NOTE 3 -- PROPERTY AND EQUIPMENT

     Property and equipment are summarized as follows:

                                                                            JUNE 30,
                                                           DECEMBER           1997
                                                              31,         ------------
                                                             1996
                                                          -----------     (UNAUDITED)
            Computers and equipment.....................    $12,745         $ 16,711
            Less accumulated depreciation...............     (1,405)          (2,805)
                                                            -------         --------
            Totals......................................    $11,340         $ 13,906
                                                            =======         ========

NOTE 4 -- NOTES PAYABLE

     In October and November 1996, the Company borrowed an aggregate of $200,000, in the form of three promissory notes, from three individual investors. The notes were repaid with a portion of the proceeds from the sale of the Bridge Units (as defined in Note 9). In connection with the issuance of these notes, the Company also issued to the investors five-year warrants to purchase a total of 200,000 shares of the Company's Class B Common Stock at $3.00 per share. The Company allocated $20,000 of the total proceeds of the notes to an original issue discount, which represents the estimated fair market value of these warrants at the date of issue. The unamortized original issue discount was $8,333 at December 31, 1996. Upon consummation of the sale of the Bridge Units, each of these warrants automatically converted into Bridge Warrants (as defined in Note 9).

     In January 1997, the Company received approximately $1,680,000 from the issuance of $2,000,000 principal amount of Bridge Notes and 1,000,000 Bridge Warrants, net of issuance costs. See Note 9. The Company allocated $370,000 of the total proceeds of the notes to an original issue discount. The unamortized original issue discount was $209,700 at June 30, 1997.

     In May and June 1997, the Company borrowed an aggregate of $432,000 from an investment banker. The terms of these notes are similar to the terms of the Bridge Notes.

NOTE 5 -- NOTES PAYABLE -- RELATED PARTIES

     Notes payable consist of a total of $48,000 at December 31, 1995 of advances made by the four executive officers of the Company. These notes are unsecured, bear interest at 10% per annum, with principal and interest due January 1, 1999. In December 1996, the noteholders contributed $85,800 to capital which was comprised of these notes payable together with additional advances made during 1996 and accrued interest.

                        ON'VILLAGE COMMUNICATIONS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
             (INFORMATION FOR JUNE 30, 1996 AND 1997 IS UNAUDITED)

NOTE 6 -- COMMITMENTS

     The Company leased its facility on a month-to-month basis until May 31, 1997. As of June 1, 1997, the Company leases its office space under a non-cancellable lease agreement which expires in May 2002. The Company also leases certain office equipment under operating lease agreements which terminate on various dates in 2000. Minimum commitments under these leases are as follows:

             YEAR ENDING
             DECEMBER 31,
           ----------------
                 1997.................................................  $100,373
                 1998.................................................   188,085
                 1999.................................................   199,140
                 2000.................................................   160,661
                 2001.................................................   132,636
                 2002.................................................    55,265
                                                                        --------
                                                                        $836,160
                                                                        ========

     Total rent expense from November 13, 1995 (Inception) to December 31, 1995 and for the year ended December 31, 1996 was $-0- and $10,738, respectively and for the six months ended June 30, 1996 (unaudited) and June 30, 1997 (unaudited) was $4,114 and $19,760, respectively.

     In October 1995, the Company entered into an agreement with a company (the "provider") pursuant to which the Company has agreed to edit, market, sell and promote Internet yellow pages products. The provider has agreed to build and maintain the software programs which support the Company's search engine and other technological components. The Company is committed to pay the provider a percentage of revenue generated by the Company in exchange for the foregoing services. Based upon meeting its minimum Web page development requirements, even if the agreement is cancelled, the Company is committed to pay the provider 1% of future revenues for these development services. If the agreement is not cancelled, the Company will be required to pay the provider a stated percentage of annual revenues as follows:

          PERCENT                                                  REVENUE
          -----------------------------------------------  ------------------------
             5%..........................................  $0 - $7,499,999
             6%..........................................  $7,500,000 - $9,499,999
             7%..........................................  $9,500,000 - 12,499,999
            7.5%.........................................   2/3 $12,500,000

     In March 1997, the Company modified the above agreement whereby the Company will now be required to pay the provider (i) $2,000 per month for hosting, maintenance and internet usage and (ii) 1% of future advertising revenues.

     In June 1997, in connection with its facility lease agreement, the Company issued a letter of credit to the lessor in the amount of $78,000. The letter of credit is collateralized by a certificate of deposit in the amount of $78,000. According to the terms of the lease, the letter of credit may be cancelled upon the consummation of an initial public offering by the Company.

                        ON'VILLAGE COMMUNICATIONS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
             (INFORMATION FOR JUNE 30, 1996 AND 1997 IS UNAUDITED)

NOTE 7 -- LICENSE AGREEMENTS

     In December 1995, the Company entered into a five-year license agreement with a company that generates a nationwide database of business listings from print yellow pages (the "licensor"). Pursuant to this agreement, the Company has agreed to market, sell and promote Internet services in the United States. The Company is committed to pay an annual royalty based on net advertising revenues (as defined in the agreement), subject to a minimum annual royalty, and provide 50 electronic bill boards to the licensor free of charge.

     In December 1996, the Company entered into an agreement, retroactive to September 4, 1996, with a company (the "Web Page Provider") that provides that the Company's services will be listed on the Web Page Provider's Web Page, accessible via a search button, through March 1997. The Company is committed to make total payments to the Web Page Provider of $171,666 through March 31, 1997. In April 1997, the Company entered into a new agreement with the Web Page Provider, which agreement expires in April 1998. The new agreement provides for the Web Page Provider to continue providing its services substantially as provided for under the previous agreement in exchange for $30,000 per month. The new agreement allows either party to terminate the agreement within 90 days written notice to the other party.

     The assets arising from these agreements are as follows:

                                                        DECEMBER 31,     DECEMBER 31,   JUNE 30,
                                               LIFE         1995             1996         1997
                                             ---------  ------------     ------------   --------
    Minimum royalty -- database............  1 Year       $100,000         $100,000     $100,000
    Web page provider......................  7 Months     $     --          171,666           --
                                             --------     --------         --------     --------
                                                           100,000          271,666     $100,000
    Less accumulated amortization..........                  6,250          190,061       42,000
                                                          --------         --------     --------
                                                          $ 93,750         $ 81,605     $ 58,000
                                                          ========         ========     ========

NOTE 8 -- RELATED PARTY TRANSACTIONS

     Included in accounts payable at December 31, 1996, is $5,480 due to an officer of the Company, for a loan to fund the purchase by the Company of two computers.

     Included in general and administrative expenses for the year ended December 31, 1996, is $10,412 for bookkeeping services and $10,738 for office rent paid to an entity owned by an officer of the Company. Payments for bookkeeping services were $0 and $1,213 for the six months ended June 30, 1996 (unaudited) and June 30, 1997 (unaudited), respectively. Office rent payments totalled $0 and $7,388 for the six months ended June 30, 1996 (unaudited) and June 30, 1997 (unaudited), respectively.

NOTE 9 -- AGREEMENT WITH INVESTMENT BANKER

     On October 18, 1996, the Company entered into a letter of intent with an investment banker relating to a private placement of units, consisting of notes and warrants, and a proposed initial public offering of units, consisting of shares of common stock and warrants, of the Company. In conjunction with this letter of intent, the Company also signed a mergers and acquisitions agreement with the investment banker that provides for the payment of finder's fees to the investment banker upon the consummation of certain corporate finance, mergers, acquisitions and other transactions as specified in the agreement.

                        ON'VILLAGE COMMUNICATIONS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
             (INFORMATION FOR JUNE 30, 1996 AND 1997 IS UNAUDITED)

     The private placement, which was completed in January 1997, consisted of the sale of 40 units ("Bridge Units") at a purchase price of $50,000 per Bridge Unit. Each Bridge Unit consisted of one $50,000 promissory note, bearing interest at 10% per annum and due the earlier of one year after the date of issuance or the completion of the proposed initial public offering, and warrants (the "Bridge Warrants") to purchase 25,000 shares of the Company's Class A Common Stock at $3.00 per share. Each outstanding Bridge Warrant which is not exercised prior to the proposed initial public offering will automatically be converted into 25,000 warrants (see description of warrants below). In conjunction with this private placement, the investment banker received a placement fee of 10% of the gross proceeds of the private placement, a non-accountable expense allowance of 3% of the gross proceeds of the private placement and warrants equal to 10% of the shares of Class A Common Stock underlying the warrants sold in the private placement (which warrants will be cancelled upon the issuance to the investment banker of the units referred to below).

     The initial public offering is expected to consist of the sale of 1,900,000 units ("Units"), plus an option for the underwriters to sell an additional 285,000 units to cover overallotments, at an initial public offering price of $5.00 per Unit. Each Unit is expected to consist of one share of the Company's Class A Common Stock, and one warrant. Each warrant, upon its exercise at $6.50 per warrant, entitles the holder to purchase one share of the Company's Class A Common Stock. In conjunction with this proposed initial public offering, the underwriters are expected to receive an underwriting fee of 10% of the gross proceeds of the initial public offering, and the investment banker is expected to receive a non-accountable expense allowance of 3% of the gross proceeds of the initial public offering and an option to purchase units equal to 10% of the units sold in the initial public offering (excluding any units sold pursuant to exercise of the overallotment option).

     If the Company consummates the proposed initial public offering, 800,000 shares of the Company's Class B Common Stock shall be subject to an escrow and subsequent transfer to the Company, without consideration, if the Company does not attain certain earnings or share price levels for its Class A Common Stock. In the event any of these escrow shares owned by securityholders of the Company who are officers, directors, employees or consultants of the Company are released from escrow, compensation expense will be recorded for financial reporting purposes.

NOTE 10 -- CAPITAL STOCK TRANSACTIONS

     In exchange for consulting services rendered during 1996, the Company issued 17,993 shares of Class B Common Stock to an individual in October 1996.

     In October 1996, the Company amended its Articles of Incorporation to authorize the issuance of 20,200,000 shares of common stock and 5,000,000 shares of preferred stock. The Board of Directors is authorized to determine and alter the rights, preferences, privileges, restrictions and the number of shares of any series of unissued preferred stock. In addition, the Company effected a stock split of the Company's common stock on a 6.94975 shares for 1 share basis.

     All shares and per share data included herein has been retroactively adjusted to reflect the foregoing amendments.

NOTE 11 -- AMENDMENTS TO ARTICLES OF INCORPORATION

     In January 1997, the Company amended its Articles of Incorporation to create two classes of Common Stock, Class A and Class B. All shares outstanding as of the date of this amendment were designated as Class B Shares. These Class B shares will be convertible into Class A shares under certain circumstances defined within the amended articles of incorporation, and will be identical in all respects to Class A shares except that on every matter for which one share of Class A Common Stock is entitled to one vote, each share

                        ON'VILLAGE COMMUNICATIONS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
             (INFORMATION FOR JUNE 30, 1996 AND 1997 IS UNAUDITED)

of Class B Common Stock will be entitled to five votes. Pursuant to this amendment, the Company changed its name from "e.ventures, inc." to "On'Village Communications, Inc."

     All shares and per share data included herein has been retroactively adjusted to reflect the foregoing amendments.

NOTE 12 -- EMPLOYMENT AGREEMENTS

     The Company entered into employment agreements (the "Employment Agreement") with four members of senior management in January 1997. The term of each Employment Agreement commences on the closing of the initial public offering and expires at the end of the 37th month after such date; provided, however, that the term may be extended by mutual agreement between the Company and the employee. Each Employment Agreement provides that in consideration for the respective employee's services, he is to be paid a salary of $92,500 during the first 13 month period of the Employment Agreement. In addition, each employee will receive increases in salary and bonuses as deemed appropriate by the Board of Directors after such 13 month period. Each Employment Agreement also provides that in the event the employee is terminated for "good cause," he shall not be entitled to any severance, and in the event the employee is terminated for any reason other than "good cause", he shall be entitled to severance pay equal to the lesser of (x) a lump sum amount equal to one year's salary based on his then-current annual salary (excluding any bonuses or fringe benefits) or (y) the remaining salary due under the term of the Employment Agreement plus a continuation of the disability and health insurance policies provided for in the Employment Agreement. Each Employment Agreement contains standard non-compete, non-solicitation and confidentiality provisions. The four members of senior management began accruing salaries at a rate based on the above discussed annual salary as of October 1996.

     Pursuant to a letter agreement entered into in February 1997, the Company agreed to provide Mr. William A. Rossi a base annual salary of $78,000 for serving as the Company Vice President and Chief Financial Officer and agreed to grant to Mr. Rossi options to purchase an aggregate of 20,000 shares of Class A Common Stock at an exercise price equal to their fair market value on the date of grant, under the Company's Option Plan. Options to purchase 7,000 shares of Class A Common Stock at an exercise price of $4.00 per share were granted to Mr. Rossi in August 1997 and the letter agreement provides for the grant of options to purchase 6,000 and 7,000 shares of Class A Common Stock in February 1998 and 1999, respectively. In addition, in August 1997, Mr. Rossi received options to purchase 500 shares of Class A Common Stock at an exercise price of $4.00 per share.

     The Company entered into an employment agreement with the Company's Director of Technology in April 1997. The agreement provides for an annual salary of $70,000, plus bonuses and annual salary increases as deemed appropriate by the Board of Directors. In addition, the employee is entitled to additional compensation equal to 1% of the Company's net revenue (the "Incentive Compensation"). The agreement may be terminated at any time by the Company for "good cause", and upon 30 days' notice, at any time without cause. Mr. Hinkson may terminate the agreement at any time upon 120 days' notice. The agreement provides that in the event Mr. Hinkson is terminated for "good cause" he shall not be entitled to any severance, and in the event he is terminated for any reason other than "good cause," he shall be entitled to severance pay equal to the Incentive Compensation for a period of three years from the date of termination. In the event Mr. Hinkson terminates the agreement, he shall be entitled to the Incentive Compensation for a period of (x) one year following the date of termination, if the termination occurs during the first year of the agreement, (y) two years following the date of termination, if the termination occurs during the second year of the agreement, and (z) three years following the date of termination, if the termination occurs after the second year of the agreement. Mr. Hinkson's agreement contains standard non-compete, non-solicitation and confidentiality agreements.

                        ON'VILLAGE COMMUNICATIONS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
             (INFORMATION FOR JUNE 30, 1996 AND 1997 IS UNAUDITED)

NOTE 13 -- STOCK OPTION PLAN

     In January 1997, the Board of Directors and the Company's shareholders approved the Company's 1997 Stock Option Plan (the "Option Plan"). The Option Plan provides for the grant of options to officers, directors and other key employees of the Company to purchase up to an aggregate of 200,000 shares of Class A Common Stock. The exercise price of incentive stock options may not be less than 100% of the fair market value of the Company's Class A Common Stock as of the date of grant (110% of the fair market value if the grant is to an employee who owns more than 10% of the total combined voting power of all classes of capital stock of the Company). Nonqualified options may be granted under the Option Plan at an exercise price less than the fair market value of the Class A Common Stock on the date of grant. Nonqualified options also may be granted without regard to any restriction on the amount of Class A Common Stock that may be acquired pursuant to such options in any one year. Options may not be exercised more than ten years after the grant (five years after the grant if the grant is an incentive stock option to an employee who owns more than 10% of the total combined voting power of all classes of capital stock of the Company). As of February 26, 1997, options to purchase 200,000 shares were available for grant under the Option Plan. In September 1997, the Board of Directors and the Company's shareholders approved an amendment to the Option Plan, increasing the number of shares issuable to 300,000 shares. The Company issued 30,000 options, exercisable at $4.00 per share, under the Option Plan in August 1997.

NOTE 14 -- SUBSEQUENT EVENTS

     In July 1997, the Company issued a $190,000 principal amount promissory note to a corporation controlled by a family member of the sole stockholder of the Company's investment banker. The Note is payable, together with interest, at a rate of 10% per annum, on the earlier of six months from its issuance, the closing of an initial public offering and the closing of any private financing providing gross proceeds to the Company of at least $1,000,000.

     In September 1997, the Company issued a $250,000 principal amount promissory note and 62,500 Bridge Warrants to one institutional investor. The promissory note is payable, together with interest at the rate of 10% per annum, on the earlier of March 15, 1998 or the closing of the Company's initial public offering. In the event the promissory note is not repaid in full by October 27, 1997, the holder shall be entitled to receive Bridge Warrants to purchase an additional 10,000 shares of Class A Common Stock for each seven-day period that the promissory note remains unpaid (up to a maximum of 62,500 additional Bridge Warrants).

======================================================

  NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY SECURITIES IN ANY JURISDICTION IN WHICH SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.
                            ------------------------

                               TABLE OF CONTENTS


                                        PAGE
                                        ----
Prospectus Summary....................    3
Risk Factors..........................    8
Use of Proceeds.......................   21
Dividend Policy.......................   23
Dilution..............................   24
Capitalization........................   25
Selected Financial Data...............   27
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   28
Business..............................   33
Management............................   45
Certain Transactions..................   50
Principal Shareholders................   51
Description of Securities.............   53
Shares Eligible for Future Sale.......   56
Underwriting..........................   57
Legal Matters.........................   60
Experts...............................   60
Additional Information................   60
Index to Financial Statements.........  F-1


  UNTIL             , 1997 (25 DAYS FROM THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

======================================================
======================================================

                                     [LOGO]
                                     [LOGO]

                                1,900,000 UNITS

                                 CONSISTING OF
                  1,900,000 SHARES OF CLASS A COMMON STOCK AND
                     1,900,000 REDEEMABLE CLASS A WARRANTS
                            ------------------------
                                   PROSPECTUS
                            ------------------------

                                   D.H. BLAIR
                            INVESTMENT BANKING CORP.

                                           , 1997

======================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     As allowed by the California Corporations Code, the Company's Restated Articles of Incorporation provide that the liability of the directors of the Company for monetary damages shall be eliminated to the fullest extent permissible under California law. This is intended to eliminate the personal liability of a director for monetary damages in an action brought by or in the right of the Company for breach of a director's duties to the Company or its shareholders except for liabilities: (i) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law; (ii) for acts or omissions that a director believes to be contrary to the best interest of the Company or its shareholders or that involve the absence of good faith on the part of the director; (iii) for any transaction from which a director derived an improper personal benefit; (iv) for acts or omissions that show a reckless disregard for the director's duty to the Company or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to the Company or its shareholders; (v) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the Company or its shareholders; (vi) with respect to certain transactions or the approval of transactions in which a director has a material financial interest; and (vii) expressly imposed by statute for approval of certain improper distributions to shareholders or certain loans or guarantees. This provision does not limit or eliminate the rights of the Company or any shareholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director's duty of care. The Company's Amended and Restated Bylaws require the Company to indemnify its officers and directors to the full extent permitted by law, including circumstances in which indemnification would otherwise be discretionary. Among other things, the Amended and Restated Bylaws require the Company to indemnify directors and officers against certain liabilities that may arise by reason of their status or service as directors and officers and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

     Section 317 of the California Corporations Code ("Section 317") provides that the Company may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee, or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the Company, and, with respect to any criminal action or proceeding, had no cause to believe his conduct was unlawful.

     Section 317 also provides that the Company may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted under similar standards, except that no indemnification may be made in respect to any claim, issue or matter as to which such persons shall have been adjudged to be liable to the Company unless and only to the extent that the court in which such action or suit was brought shall determine that despite the adjudication of liability, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

     Section 317 also provides that to the extent a director or officer of the Company has been successful in the defense of any action, suit or proceeding referred to in the previous paragraphs or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses actually and reasonably incurred by him in connection therewith; that indemnification authorized by
Section 317 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the Company may purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the Company would have the power to indemnify him against such liabilities under Section 317.

     The Company has entered into agreements with its directors and executive officers that require the Company to indemnify such persons against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or officer of the Company or any of its affiliated enterprises, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

     The Underwriting Agreement filed as Exhibit 1.1 to this Registration Statement provides for indemnification by the Underwriters of the Company and its officers and directors for certain liabilities arising under the Securities Act or otherwise.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth an itemized statement of all expenses to be incurred in connection with the issuance and distribution of the securities that are the subject of this Registration Statement. All amounts shown, other than the Securities and Exchange Commission registration fee, the NASD filing fee and the Nasdaq fee, are estimates only.

        SEC registration fee..............................................  $ 19,890
        NASD fee..........................................................     7,062
        Nasdaq fee........................................................     9,000
        Printing and engraving expenses...................................   150,000
        Accounting fees and expenses......................................    65,000
        Legal fees and expenses...........................................   175,000
        Blue Sky filing fees and expenses.................................    50,000
        Transfer agent's fees and expenses................................     5,000
        Representative's nonaccountable expense allowance (3%)............   327,750*
        Miscellaneous expenses............................................    69,048
                                                                            --------
                  Total...................................................  $877,750
                                                                            ========

---------------

* Assumes the exercise of the over-allotment option (i.e., $10,925,000 of Units sold in total).

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

     The following table sets forth all of the unregistered sales of securities by the Company since the Company's inception in November 1995.

     DATE             PURCHASER                 SECURITIES PURCHASED (1)            CONSIDERATION
---------------  -------------------  --------------------------------------------  -------------
November 1995    Jack B. Tracht       264,091 shares of Class B Common Stock         $     8,000
November 1995    Robert D. Tracht     264,091 shares of Class B Common Stock         $     8,000
November 1995    James E. Austin      264,091 shares of Class B Common Stock         $     8,000
November 1995    Jeff W. Walden       264,091 shares of Class B Common Stock         $     8,000
November 1995    Howard M. Fites      55,598 shares of Class B Common Stock                   (2)
January 1996     James C. Neil        27,799 shares of Class B Common Stock                   (3)
February 1996    James C. Neil        13,900 shares of Class B Common Stock                   (3)
June 1996        Ki T. Lee            28,342 shares of Class B Common Stock          $   100,000
October 1996     James Goldberg       17,993 shares of Class B Common Stock                   (4)

     DATE             PURCHASER                 SECURITIES PURCHASED (1)            CONSIDERATION
---------------  -------------------  --------------------------------------------  -------------
October 1996     Steve Gorlin         $100,000 principal amount of 10% Notes and     $   100,000
                                      warrants to purchase 100,000 shares of Class
                                      B Common Stock (which warrants were
                                      subsequently exchanged for Bridge Warrants)
November 1996    Brynde Berkowitz     $50,000 principal amount of 10% Notes and      $    50,000
                                      warrants to purchase 50,000 shares of Class
                                      B Common Stock (which warrants were
                                      subsequently exchanged for Bridge Warrants)
November 1996    Marc Roberts         $50,000 principal amount of 10% Notes and      $    50,000
                                      warrants to purchase 50,000 shares of Class
                                      B Common Stock (which warrants were
                                      subsequently exchanged for Bridge Warrants)
January 1997     Bridge Financing     $2,000,000 principal amount of 10% Notes and   $ 2,000,000
                                      warrants to purchase 1,000,000 shares of
                                      Class A Common Stock(5)
September 1997   Beech Glen, Inc.     $250,000 principal amount 10% Note and         $   250,000
                                      warrants to purchase up to an aggregate of
                                      125,000 shares of Class A Common Stock(6)

---------------

(1) Reflects the Recapitalization, including an approximately 6.94975-for-1 stock split effected in October 1996.

(2) Shares issued to an employee for services.

(3) Shares issued to the Company's law firm for legal services.

(4) Shares issued for consulting services.

(5) Issued solely to a total of 42 individual and institutional accredited investors in connection with a private placement pursuant to Rule 506 of Regulation D of the Securities Act in which D.H. Blair Investment Banking Corp. acted as placement agent and received $260,000 in fees and expenses.

(6) Issued to one institutional accredited investor in connection with a private placement pursuant to Rule 506 of Regulation D of the Securities Act.

     The Company believes that the issuances of securities pursuant to the foregoing transactions were exempt from registration under the Securities Act of 1933, as amended, by virtue of Section 4(2) thereof as transactions not involving public offerings. Except as indicated above, all securities referenced in the preceding table were sold for cash.

ITEM 27. EXHIBITS

     (a) The following exhibits, which are furnished with this Registration Statement or incorporated herein by reference, are filed as part of this Registration Statement:


    EXHIBIT
    NUMBER                                  EXHIBIT DESCRIPTION
    ------     ------------------------------------------------------------------------------
      1.1      Form of Underwriting Agreement.*
      3.1      Restated Articles of Incorporation of the Company.*
      3.2      Amended and Restated Bylaws of the Company.*
      4.1      Specimen Class A Common Stock Certificate.*
      4.2      Form of Warrant Agreement by and among the Company, American Stock Transfer &
               Trust Company and the Representative (including the form of Warrant certificate).*
      4.3      Form of Representative's Unit Purchase Option.*
      4.4      Warrant Agreement dated January 9, 1997 by and among the Company, American
               Stock Transfer & Trust Company and the Representative.*

    EXHIBIT
    NUMBER                                  EXHIBIT DESCRIPTION
    ------     ------------------------------------------------------------------------------
      4.5      Escrow Agreement, dated as of January 21, 1997, among the Company, American
               Stock Transfer & Trust Company and the shareholders of the Company listed on the signature page thereto (the "Escrow Agreement).*
      4.6      Amended and Restated Escrow Agreement dated as of August 19, 1997.*
      4.7      Specimen Form of Unit Certificate.
      5.1      Opinion of Troy & Gould Professional Corporation.*
     10.1      1997 Stock Option Plan.*
     10.2      Employment Agreement, dated as of January 24, 1997, between the Company and
               Jack B. Tracht (the "J. Tracht Employment Agreement").*
     10.3      Employment Agreement, dated as of January 24, 1997, between the Company and
               Robert D. Tracht (the "R. Tracht Employment Agreement").*
     10.4      Employment Agreement, dated as of January 24, 1997, between the Company and
               James E. Austin (the "Austin Employment Agreement").*
     10.5      Employment Agreement, dated as of January 24, 1997, between the Company and
               Jeff W. Walden (the "Walden Employment Agreement").*
     10.6      Form of Indemnification Agreement.*
     10.7      Agreement, executed as of May 1997, between the Company and Netscape
               Communications Corporation.**
     10.8      Agreement, dated as of October 24, 1996, between the Company and Network
               Publishing, Inc.*
     10.9      License Agreement, dated December 1, 1995, between the Company and Pro CD,
               Inc.**
     10.10     Form of Independent Publisher Agreement*
     10.11     Amendment to the 1997 Stock Option Plan.*
     10.12     Amended Agreement, dated as of March 21, 1997, between the Company and Network
               Publishing, Inc.*
     10.13     Service Agreement, dated March 21, 1997, between the Company and Network
               Publishing, Inc.*
     10.14     Employment Agreement, dated April 9, 1997, between the Company and Kent
               Hinkson.*
     10.15     Standard Office Lease for Calabasas Commerce Center -- Building No. 3, by and
               between Arden Realty Limited Partnership and the Company.*
     10.16     Equipment Lease, dated April 21, 1997, between the Company and Riviera Finance
               East Bay.*
     10.17     Letter Agreement, effective as of February 10, 1997, between the Company and
               William A. Rossi.*
     10.18     Amendment to J. Tracht Employment Agreement, dated September 22, 1997.*
     10.19     Amendment to R. Tracht Employment Agreement, dated September 22, 1997.*
     10.20     Amendment to Austin Employment Agreement, dated September 22, 1997.*
     10.21     Amendment to Walden Employment Agreement, dated September 22, 1997.*
     11.1      Statement regarding computation of net loss per share.*
     23.1      Consent of BDO Seidman LLP.*
     23.2      Consent of Troy & Gould Professional Corporation (contained in Exhibit 5.1).*
     24.1      Power of Attorney.*

    EXHIBIT
    NUMBER                                  EXHIBIT DESCRIPTION
    ------     ------------------------------------------------------------------------------
     27.1      Financial Data Schedule*
     99.1      Consent of Nicholas M. Mitsakos*
     99.2      Consent of David A. Searls*

---------------

 * Previously filed.


** Incomplete version previously filed; portions for which confidential treatment have been granted previously filed supplementally.


ITEM 28. UNDERTAKINGS

     (a) The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act") may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (c) The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the Registrant shall treat the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or Rule 497(h) under the Securities Act as part of this Registration Statement as of the time the Commission declares it effective.

          (2) For the purpose of determining any liability under the Securities Act, the Registrant shall treat each post-effective amendment that contains a form of prospectus as a new registration statement relating for the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (d) The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this Registration Statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

             (ii) To reflect in the prospectus any facts or events which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

             (iii) To include any additional or changed material information with respect to the plan of distribution.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES


     In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on October 23, 1997.


                                          ON'VILLAGE COMMUNICATIONS, INC.

                                          By:      /s/ JACK B. TRACHT
                                            ------------------------------------
                                            Jack B. Tracht
                                            Chief Executive Officer and Director

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


                    NAME                                 TITLE                      DATE
---------------------------------------------  --------------------------    -------------------

             /s/ JACK B. TRACHT                 Chief Executive Officer         October 23, 1997
---------------------------------------------   and Director (Principal
               Jack B. Tracht                      Executive Officer)

                      *                        President, Chief Operating       October 23, 1997
---------------------------------------------     Officer and Director
              Robert D. Tracht

                      *                         Senior Vice President of        October 23, 1997
---------------------------------------------      Sales and Director
               James E. Austin

                      *                         Senior Vice President of        October 23, 1997
---------------------------------------------    Marketing and Director
               Jeff W. Walden

              /s/ WILLIAM ROSSI                 Vice President and Chief        October 23, 1997
---------------------------------------------      Financial Officer
                William Rossi                   (Principal Financial and
                                                  Accounting Officer)

*By: /s/ JACK B. TRACHT
    -----------------------------------------
        Jack B. Tracht, Attorney-in-Fact

                                 EXHIBIT INDEX


                                                                                      SEQUENTIALLY
EXHIBIT                                                                                 NUMBERED
 NUMBER                                    DESCRIPTION                                    PAGE
--------     -----------------------------------------------------------------------  -------------
   1.1       Form of Underwriting Agreement*........................................
   3.1       Restated Articles of Incorporation of the Company*.....................
   3.2       Amended and Restated Bylaws of the Company*............................
   4.1       Specimen Class A Common Stock Certificate*.............................
   4.2       Form of Warrant Agreement by and among the Company, American Stock
             Transfer & Trust Company and the Representative (including form of
             Warrant certificate)*..................................................
   4.3       Form of Representative's Unit Purchase Option*.........................
   4.4       Warrant Agreement dated January 9, 1997 by and among the Company,
             American Stock Transfer & Trust Company and the Representative*........
   4.5       Escrow Agreement, dated as of January 21, 1997, among the Company,
             American Stock Transfer & Trust Company and the shareholders of the
             Company listed on the signature page thereto*..........................
   4.6       Amended and Restated Escrow Agreement, dated as of August 19, 1997*....
   4.7       Specimen Form of Unit Certificate......................................
   5.1       Opinion of Troy & Gould Professional Corporation*......................
  10.1       1997 Stock Option Plan*................................................
  10.2       Employment Agreement, dated as of January 24, 1997, between the Company and Jack B. Tracht (the "J. Tracht Employment Agreement")*.............
  10.3       Employment Agreement, dated as of January 24, 1997, between the Company and Robert D. Tracht (the "R. Tracht Employment Agreement")*...........
  10.4       Employment Agreement, dated as of January 24, 1997, between the Company and James E. Austin (the "Austin Employment Agreement")*...............
  10.5       Employment Agreement, dated as of January 24, 1997, between the Company and Jeff W. Walden (the "Walden Employment Agreement")*................
  10.6       Form of Indemnification Agreement*.....................................
  10.7       Agreement, executed as of May 1997, between the Company and Netscape
             Communications Corporation**...........................................
  10.8       Agreement, dated as of October 24, 1996, between the Company and
             Network Publishing, Inc.*..............................................
  10.9       License Agreement, dated December 1, 1995, between the Company and Pro
             CD, Inc.**.............................................................
  10.10      Form of Independent Publisher Agreement*...............................
  10.11      Amendment to the 1997 Stock Option Plan*...............................
  10.12      Amended Agreement, dated as of March 21, 1997, between the Company and
             Network Publishing, Inc.* .............................................
  10.13      Service Agreement, dated March 21, 1997, between the Company and
             Network Publishing, Inc.* .............................................
  10.14      Employment Agreement, dated April 9, 1997, between the Company and Kent
             Hinkson*...............................................................
  10.15      Standard Office Lease for Calabasas Commerce Center -- Building No. 3,
             by and between Arden Realty Limited Partnership and the Company*.......

                                                                                      SEQUENTIALLY
EXHIBIT                                                                                 NUMBERED
 NUMBER                                    DESCRIPTION                                    PAGE
--------     -----------------------------------------------------------------------  -------------
  10.16      Equipment Lease, dated April 21, 1997, between the Company and Riviera
             Finance East Bay*......................................................
  10.17      Letter Agreement, effective as of February 10, 1997, between the
             Company and William A. Rossi*..........................................
  10.18      Amendment to J. Tracht Employment Agreement, dated September 22,
             1997*..................................................................
  10.19      Amendment to R. Tracht Employment Agreement, dated September 22,
             1997*..................................................................
  10.20      Amendment to Austin Employment Agreement, dated September 22, 1997*....
  10.21      Amendment to Walden Employment Agreement, dated September 22, 1997*....
  11.1       Statement regarding computation of net loss per share*.................
  23.1       Consent of BDO Seidman LLP*............................................
  23.2       Consent of Troy & Gould Professional Corporation (contained in Exhibit
             5.1)*..................................................................
  24.1       Power of Attorney*.....................................................
  27.1       Financial Data Schedule*...............................................
  99.1       Consent of Nicholas M. Mitsakos*.......................................
  99.2       Consent of David A. Searls*............................................


---------------

 * Previously filed.


** Incomplete version previously filed; portions for which confidential treatment have been granted previously filed supplementally.